Registration No. 333-135283
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        POST EFFECTIVE AMENDMENT NO. 5 TO

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         ALL AMERICAN PET COMPANY, INC.
                 (Name of small business issuer in its charter)

          MARYLAND                           2040                            91-2186665
  (State or Jurisdiction of       (Primary Standard Industrial    (I.R.S. Employer Identification
Incorporation or organization)    Classification Code Number)                 Number)

                             16501 VENTURA BOULEVARD
                                    SUITE 514
                            ENCINO, CALIFORNIA 91436
                                 (818) 981-2275
          (Address and telephone number of principal executive offices)

                                 BARRY SCHWARTZ
                             CHIEF EXECUTIVE OFFICER
                             16501 VENTURA BOULEVARD
                                    SUITE 514
                            ENCINO, CALIFORNIA 91436
                                 (818) 981-2275
            (Name, address and telephone number of agent for service)

                         Copy of all communications to:
                              ALAN TALESNICK, ESQ.
                              JAMES MUCHMORE, ESQ.
                                PATTON BOGGS LLP
                        1801 CALIFORNIA STREET, STE. 4800
                             DENVER, COLORADO 80202
                                 (303) 830-1776

         Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
================================================================================

                         CALCULATION OF REGISTRATION FEE
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======================================================================================================================
                                                                    PROPOSED           PROPOSED
                                                                    MAXIMUM            MAXIMUM           AMOUNT OF
          TITLE OF EACH CLASS OF                 AMOUNT TO       OFFERING PRICE       AGGREGATE         REGISTRATION
      SECURITIES TO BE REGISTERED (1)         BE REGISTERED (2)    PER SHARE        OFFERING PRICE          FEE
----------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 -                  4,160,667          $  .50(3)        $ 2,080,333.50       $   222.60
PRIVATE PLACEMENT SHARES
----------------------------------------------------------------------------------------------------------------------
Common Stock underlying Warrants to                248,880(4)       $  .50           $   124,440          $    13.32
purchase Common Stock -- PLACEMENT
AGENT WARRANTS
----------------------------------------------------------------------------------------------------------------------
Common Stock underlying Warrants to                 79,167(4)       $  .50           $    39,583.50       $     4.24
purchase Common Stock - CONVERTIBLE
PROMISSORY NOTE WARRANTS
----------------------------------------------------------------------------------------------------------------------
Common Stock underlying Warrants -                 500,000(4)       $  .50           $   250,000          $    26.75
WARRANT SHARES
----------------------------------------------------------------------------------------------------------------------
TOTAL                                            4,988,714                                                $   266.91
======================================================================================================================
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------------
(1)  Consists of shares, shares underlying warrants and shares underlying convertible promissory notes held by certain selling stockholders.

(2) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such additional shares of common stock as may be issued as a result of stock splits, dividends and combinations.

(3) The proposed maximum offering price per share was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

(4) Consists of shares underlying warrants.


The information in this Prospectus is not complete and may be changed. The stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither the selling security holders nor we are soliciting offers to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED JULY 30, 2007

                                   PROSPECTUS

                         ALL AMERICAN PET COMPANY, INC.

                        4,988,714 SHARES OF COMMON STOCK


         This prospectus relates to the sale by certain stockholders of All American Pet Company, Inc. of up to 4,988,714 shares of our common stock which they own, $.001 par value per share. These shares were issued to the selling stockholders in private transactions.

         We are not selling any of the securities offered herein, and neither we nor the selling stockholders have entered into any underwriting arrangements regarding the shares. Our common stock is quoted on the OTC Bulletin Board under the symbol "AAPT." On July 30, 2007 the closing bid and asked prices for one share of our common stock were $.50 and $.90, respectively, as reported by the OTC Bulletin Board website. These over-the-counter quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

                  ---------------------------------------------

         THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS BEFORE MAKING A DECISION TO PURCHASE OUR STOCK.

                  ---------------------------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  ---------------------------------------------

                 The date of this prospectus is __________, 2007

         Unless the context otherwise requires, references in this Prospectus to the "Company", "we", "us" or "our" refer to All American Pet Company, Inc., a Maryland corporation, and its predecessor, All American Pet Company Inc., a New York corporation.


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                                                                                                           PAGE
                                                                                                           ----
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PROSPECTUS SUMMARY                                                                                          1

RISK FACTORS                                                                                                5

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS                                                           12

USE OF PROCEEDS                                                                                             13

DETERMINATION OF OFFERING PRICE                                                                             13

DILUTION                                                                                                    13

DESCRIPTION OF BUSINESS                                                                                     13

SELLING SECURITY HOLDERS                                                                                    13

PLAN OF DISTRIBUTION                                                                                        16

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS                                                18

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT                                              19

DESCRIPTION OF SECURITIES                                                                                   20

INTEREST OF NAMED EXPERTS AND COUNSEL                                                                       22

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITY                           22

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS                       27

DEBT SERVICE                                                                                                30

HISTORICAL TRENDS                                                                                           32

CAPITAL EXPENDITURES                                                                                        32

DESCRIPTION OF PROPERTY                                                                                     43

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                                                              44

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS                                                    44

EXECUTIVE COMPENSATION                                                                                      45

FINANCIAL STATEMENTS                                                                                        46

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE                        46

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in, or incorporated by reference into, this Prospectus. Consequently, this summary does not contain all of the information that you should consider before investing in our Common Stock. You should carefully read the entire Prospectus, including the "Risk Factors" section, and the documents and information incorporated by reference into this Prospectus before making an investment decision.

         This Prospectus relates to 4,988,714 shares of our Common Stock which may be offered for sale from time to time by the Selling Stockholders identified in this Prospectus. We anticipate that the Selling Stockholders will offer the Shares for sale at prevailing market prices on the OTC Bulletin Board on the date of such sale or in privately negotiated transactions. We will not receive any proceeds from these sales. We are paying the expenses incurred in registering the Shares, but all selling and other expenses incurred by each of the Selling Stockholders will be borne by such Selling Stockholder.

SUMMARY OF THE COMPANY AND ITS CURRENT STATUS

         We produce, market and sell super-premium dog food primarily through supermarkets and grocery stores under the brand name BowWow Breakfast Cereal(TM), which we refer to in this Prospectus as BowWow Breakfast. Our dog food is specifically targeted for the morning meal, and our product is formed and packaged as a breakfast cereal. We currently offer three breakfast cereal products under the BowWow Breakfast brand. The Company has never operated at a profit, and is currently under significant financial strain primarily because as of July 30, 2007, it had limited operating funds of less than $5,000. The Company's total sales for the first six months of 2007 were approximately $55,000. The lack of significant sales results from the fact that the Company does not have the funds necessary to manufacture any of its products, and it does not have any funds to market its products or to pay any other costs necessary to place its products in stores where they can be sold.

         Our business model is based on the following process. We have developed a proprietary formula for dog food breakfasts which are healthy for and appealing to dogs. We then make arrangements with a non-affiliated dog food manufacturer to produce our breakfast dog food according to our particular instructions. Then, we approach different supermarket chains and try to convince these supermarket chains to shelve and sell our dog food in their supermarket stores. Throughout this process, we work with our internal sales team and outside merchandising experts to market our breakfast dog food to consumers, and to increase public awareness of our products. If we are successful in convincing supermarket chains to shelve our products, we go back to our non-affiliated dog food manufacturer and execute purchase orders for the delivery of specified amounts of dog food, which we in turn distribute to supermarket chains who have agreed to shelve our products.

         Educating the public regarding our product and the benefits dogs will receive from our product is a very important aspect of our business. We plan to incorporate the latest media and promotional techniques to educate the public regarding the health benefits dogs can receive from a breakfast meal, and to support sales of our product in particular. The current media driven tools we use include, but are not limited to, high profile shopping center publicity events, direct marketing and data gathering programs, internet marketing, strategic media, supermarket and charity promotional alliances, traditional and non-traditional advertising campaigns, loyalty mass mailers, supermarket displays, "end cap" and related sales promotions, and national, local and print news interviews.

         In addition to educating the public, we plan to expand our distribution channels through an aggressive supermarket chain marketing program. Though still in the planning stages, we intend that this program will be supported by an internal sales force, the modernization of the equipment utilized for packaging our products, and the hiring of quality personnel. In addition, we have executed an agreement with an international marketing firm to assist in the promotion and sales of our products, and we have engaged the services of a food broker specializing in the mass merchandising and supermarket club business.

         Currently, we are a start-up stage company with limited operations. We began developing our line of super-premium dog food in March 2003, and we have been conducting extensive research regarding the dog food industry since that point. We first distributed our brand of breakfast cereal in supermarkets in February 2004.

GOING CONCERN

         In their audit report in connection with our 2006 financial statements, our independent registered public accountants included an explanatory paragraph stating that because we have incurred a net loss of $2,513,266 and a negative cash flow from operations of $1,521,895 for the year ended December 31, 2006, and because we had a working capital deficiency of $2,456,364 and a stockholders' deficiency of $1,969,888 at December 31, 2006, there is substantial doubt about our ability to continue as a going concern.

         The Company is dependent upon outside financing to continue operations. Without an immediate capital infusion in the near future, and without a significantly substantial infusion of capital within a short time thereafter, the Company may be forced to limit its operations severely, and it may not be able to survive. To raise additional funding, the Company engaged in a private placement of common stock beginning in February 2007, in which it raised approximately $309,000. The Company recently completed an offering of $300,000 through the placement of 3,000,000 shares of the Company's common stock together with warrants to purchase 3,000,000 shares of common stock (the "$300,000 Offering"). The Company intends to use all the proceeds of this placement to pay operational expenses, including rent, payroll, audit and legal costs. In addition, the Company is currently engaged in an offering of up to $3,000,000 through an offering of 12,000,000 shares of common stock (the "$3MM Offering"). Pursuant to this offering, the Company may attempt to raise up to an additional $500,000 through the sale of up to an additional 2,000,000 shares (in excess of 12,000,000 shares) pursuant to the over-allotment option covering these additional shares. The Company will seek additional financing arrangements, and the Company will require substantial additional capital in excess of the maximum amount of the $300,000 Offering and the $3MM Offering in order to continue to pursue its operations.

         As of July 30, 2007, we had less than $5,000 in operating funds, and this cash position is not sufficient to sustain our operations for the immediate future. The financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. Our continuation as a going concern is dependent on our ability to raise additional funds through private placements of our common stock sufficient to meet our obligations on a timely basis and ultimately to attain profitable operations. There is no assurance that we will be able to raise necessary funds, or that if we are successful in raising the necessary funds, that we will successfully operate our business plan.

SALES AND MARKETING

         The wholesale price for the Company's products is $1.00 per pound, and the Company has never operated at a profit. Our total sales for the first six months of 2007 were approximately $55,000. The lack of significant sales results from the fact that we do not have the funds necessary to manufacture any of our products, and we do not have any funds to market our products or to pay any other costs necessary to place our products in stores where they can be sold.

         During the twelve-month period ended December 31, 2006, two supermarket chain customers accounted for approximately 80% of the Company's gross sales. Based on the $1.00 per pound price, in 2006 the Company had total sales net of discounts of $361,466, broken down across quarters as follows: First Quarter, $40,135; Second Quarter, $39,168; Third Quarter, $8,415; and Fourth Quarter, $273,748. Our total sales net of discounts decreased significantly between the second and third quarters of 2006 due to the fact that Albertsons, the third largest supermarket in the country and one of the Company's major customers in 2005, was sold to Supervalu and Cerberus. This sale and the resulting restructuring of the Albertsons distribution centers caused the Company to lose a significant number of stores in which our products were shelved. Our sales increased in the fourth quarter of 2006 because we added three supermarket chains to our customer base, and we shipped our products to these stores in the last two months of 2006.

         Our ability to market our products is essential to the sale of our products and the success of our business. Without adequate funding to promote our products, it is unlikely that sales of our products will increase. For example, during 2006 and most of 2007, we have not had sufficient financial resources to support an effective marketing program, and our sales have not been significant because consumers are largely unaware of our products. In addition, because we do not have adequate financial resources to distribute marketing materials to consumers who possess supermarket "loyalty cards," we have been unable to disseminate information about our products on a broad scale, and we have been unable to "target-market" possible consumers.

         Our products have been accepted in approximately 7,000 supermarket stores, and to achieve our sales goals, we will need to shelve our products in approximately 4,000 additional supermarket stores. In order to shelve our products in these supermarket stores, we will need additional capital to be able to pay shelving fees and to manufacture and deliver our products, which we currently do not have.

         In the event we successfully obtain another round of funding after this Prospectus is declared effective, we hope to achieve profitable operations during the first quarter of 2008. To reach this goal, we will need to achieve approximately $825,000 in gross sales on a monthly basis by November 2007. We may be able to attain these sales figures if we are successful in our efforts to shelve our products in an additional 4,000 supermarket stores by the end of the fourth quarter, and if we can sell an average of twenty boxes of dog food per month at each store. If we sell twenty boxes of dog food per month at each store, because each box contains 3.75 pounds of dog food, we will sell approximately seventy-five pounds of dog food per month per store. On a monthly basis across 11,000 stores, these sales of twenty boxes per month per store will result in gross sales of $825,000 per month. In anticipation of these sales, we have advised our non-affiliated dog food manufacturer, C.J. Foods Inc., and our non-affiliated packaging company, St. Joseph Packaging, Inc., that we expect to place significantly larger purchase orders with them by the end of 2007. However, there is no assurance that this will occur.

         To market our product successfully, in August 2006 we engaged Crossmark, Inc., a consumer packaged goods marketing company. Crossmark has an international reputation in the consumer goods industry for its strong relationships with supermarkets, and it assists consumer goods companies in placing their products on the shelves of supermarkets nationwide. In addition, we have engaged the services of TBG LLC ("TBG"), a food broker specializing in the mass-merchandising and supermarket club business. Like Crossmark, TBG has established contacts in the mass merchant space, and is well-known in the retail industry. TBG currently works with retailers such as Wal-Mart, Sam's Club, Target, Costco and B.J.'s Wholesale Club.

         We have recently engaged in promotional activities to advertise our products. For example, in April 2007, we were the exclusive dog food sponsor of the "Macy's Petacular," the kick-off event for the Flower Show at Macy's Herald Square in New York City, the country's premier flower show. Our sponsorship of this event led to increased exposure for our products, and our products were advertised on the Macy's Jumbotron on 34th Street and 7th Avenue for two weeks. We have a contract with Macy's to be the exclusive dog food sponsor for this event in 2008. However, we still owe Macy's $60,000 for the 2007 event, and we are obligated to pay Macy's an additional $60,000 on November 1, 2007. In the event we do not satisfy these obligations, it is possible we will lose this sponsorship opportunity in 2008.

         At the Macy's Petacular, we announced a "$1 Million Dollar Pooches & Parents Look-a-Like" promotional contest, which we intend to begin in the first quarter of 2008. This event is planned to be a nationwide contest in which contestants will upload pictures of themselves and their dogs on the Company's website, and visitors to the website will vote for the contestant they think looks most like their dog. Prizes will be distributed weekly for regional winners, and the top regional winners will qualify for a trip to the final event. Regional winners from all over the country will then compete for the title of the National BowWow $1 million winner.

         We intend to participate in these events to enhance our position to attempt to secure corporate promotional alliances and sponsorships, and to create a virtual community on the Company's website through interactive consumer participation. As a result of our involvement with these promotional events, we have experienced a 16% increase in the activity on our website since December 31, 2006. However, these and other promotional events require capital for our participation. Unless and until we obtain sufficient funding, we will not be able to participate in these events.

         It is important to recognize that although we have expended significant resources to market our products as described above, we will not be able to implement or utilize these opportunities and arrangements unless we obtain the capital necessary for such implementation and/or utilization in the near future.

         For the period ended March 31, 2007 our average monthly sales per store were only $2.61 per store. Nevertheless we believe that the supermarket stores which currently carry our products will continue to carry our products because we have paid the slotting fees to place our products in these supermarket stores, and it is industry practice for a supermarket store to carry a product on its shelves for at least six months after slotting fees have been paid. In the event sales of our products are less than expected after six months, industry practice dictates that only at that point will a supermarket approach us to discuss possible steps to increase sales. These steps traditionally include temporary price reductions, participation in supermarket "inserts" which are placed into local newspapers, "buy one - get one" promotions, internet promotions, data based e-mail blasts, and media marketing and advertising efforts. In addition, we believe our agreements with Crossmark and TBG LLC will encourage supermarket stores not to remove our products from their shelves, and will result in a significant increase in the sales of our products. Crossmark and TBG LLC have excellent reputations in the retail merchandising industry, and our agreements with these parties signifies to supermarket stores that we are spending significant resources to increase consumer awareness of and demand for our products.

         We will also need to raise approximately $3 million in additional funding to achieve profitable operations during the first quarter of 2008. We have had difficulty raising funds due to the fact that we have only been a publicly reporting entity since January 2007, and there has been no public market for our common stock. Although we have not received any commitments from any sources for additional funding, investors have suggested to us in informal discussions that after this Prospectus is declared effective by the SEC, we will be able to raise additional funding to support our business objectives.

MANAGEMENT

         We currently only have two officers, both of whom also serve as the only directors of the Company. Although neither officer has prior experience in the pet food business, both have significant retail experience. For example, Lisa Bershan, Executive Vice President of the Company, has experience developing, manufacturing and marketing snack foods and food products to the supermarket industry. In this role, Ms. Bershan gained experience securing manufacturing facilities for product production, developing unique packaging designs and creating and managing national advertising and marketing campaigns. Similarly, Barry Schwartz, President of the Company, has significant start-up and retail experience, including the management and direction of a start-up upscale fast food restaurant chain, direction of advertising and sales promotion programs and merchandise planning and distribution. Mr. Schwartz's and Ms. Bershan's respective additional experience is further described in the "Directors, Executive Officers, Promoters and Control Persons" section of this Prospectus.

THE OFFERING

         All American Pet is not offering any securities through this Prospectus. The selling stockholders named below are offering 4,988,714 shares of our common stock currently held by such selling stockholders. The selling stockholders will sell their shares at the prevailing market prices on the Over-The-Counter Market, or in privately negotiated prices. We will not receive any proceeds from the sale of common stock under this Prospectus.

CORPORATE INFORMATION

         The Company was formed on February 13, 2003 under the laws of the State of New York. On January 27, 2006, All-American Pet Company, Inc., a New York corporation, reincorporated as All American Pet Company, Inc., a Maryland corporation, which had been formed on January 4, 2006 under the laws of the State of Maryland. Our principal place of business is 16501 Ventura Boulevard, Suite 514, Encino, California 91436, telephone (818) 981-2275, fax (818) 981-2274. Our website is www.bowwowbreakfast.com.

                                  RISK FACTORS

         You should carefully consider each of the following risk factors and all of the other information provided in this Prospectus. The risks described below are those we currently believe may materially affect us. The future development of the Company and our products is and will continue to be dependent upon a number of factors. You should carefully consider the following information as well as the more detailed information concerning All American Pet contained elsewhere in this Prospectus. An investment in our common stock involves a high degree of risk, and should be considered only by persons who can afford to lose the entire amount of their investment.

RISK FACTORS RELATING TO THE COMPANY'S AGE, ITS LACK OF OPERATIONS AND ITS FINANCIAL CONDITION

THE COMPANY'S BUSINESS IS DIFFICULT TO EVALUATE BECAUSE THE COMPANY HAS A LIMITED OPERATING HISTORY.

         The Company was formed in February 2003, and has incurred losses in each period since commencing operations. From the time of our formation until the end of 2004, we formulated and tested our products. We did not begin to sell our products until the beginning of 2005. As of July 30, 2007, we have generated limited revenues, and the development of our business plan will require substantial capital expenditures. Our business could be subject to any or all of the problems, expenses, delays and risks inherent in the establishment of a new business enterprise, including, but not limited to limited capital resources, possible delays in product development, possible cost overruns due to price and cost increases in raw product and manufacturing processes, uncertain market acceptance, and the inability to respond effectively to competitive developments and to attract, retain and motivate qualified employees. Therefore, there can be no assurance that our business or products will be successful, that we will be able to achieve or maintain profitable operations, or that we will not encounter unforeseen difficulties that may deplete our capital resources more rapidly than anticipated. There can be no assurance that we will achieve or sustain profitability or positive cash flows from our operating activities.

WE HAVE BEEN THE SUBJECT OF A GOING CONCERN OPINION FROM OUR INDEPENDENT PUBLIC ACCOUNTANTS, RAISING A SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

         Our independent registered public accountants included an explanatory paragraph in their audit report in connection with our 2006 financial statements stating that because we have incurred a net loss of $2,513,266 and a negative cash flow from operations of $1,521,895 for the year ended December 31, 2006, and had a working capital deficiency of $2,456,364 and a stockholders' deficiency of $1,969,888 at December 31, 2006, there is substantial doubt about our ability to continue as a going concern. These factors, along with others, may indicate that we will be unable to continue as a going concern for a period of twelve months or less.

         Our continuation as a going concern is dependent on our ability to raise additional funds through private placements of our common stock sufficient to pursue our business plan, to meet our current obligations and to cover operating expenses through the fourth quarter of 2007. Without an immediate capital infusion in the near future, and without a significantly substantial infusion of capital within a short time thereafter, the Company may be forced to limit its operations severely, and it may not be able to survive. There is no assurance that we will be able to secure additional funding in the future, and in the event we are unable to raise additional capital in the near future, it is probable that any investment in the Company will be lost.

WE HAVE HAD NEGATIVE CASH FLOWS FROM OPERATIONS AND OUR BUSINESS OPERATIONS MAY FAIL IF OUR ACTUAL CASH REQUIREMENTS EXCEED OUR ESTIMATES, AND WE ARE NOT ABLE TO OBTAIN FURTHER FINANCING.

         We have had negative cash flows from operations, and as of July 30, 2007, the Company currently had less than $5,000 in operating funds. To date, we have incurred significant expenses in product development and administration in order to ready our products for market. Our business plan calls for additional significant expenses necessary to bring our products to market. We do not believe we have sufficient funds to satisfy our short-term cash requirements.

WE HAVE A WORKING CAPITAL DEFICIT, WHICH MEANS THAT OUR CURRENT ASSETS ON MARCH 31, 2007 WERE NOT SUFFICIENT TO SATISFY OUR CURRENT LIABILITIES ON THAT DATE.

         We had a working capital deficit of $2,801,347 at March 31, 2007, which means that our current liabilities exceeded our current assets on March 31, 2007 by that amount. Current assets are assets that are expected to be converted into cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on March 31, 2007 were not sufficient to satisfy all of our current liabilities as of that date.

ATTEMPTS TO GROW OUR BUSINESS COULD HAVE AN ADVERSE EFFECT ON THE COMPANY.

         Because of our small size, we desire to grow rapidly in order to achieve certain economies of scale. To the extent that rapid growth does occur, it will place a significant strain on our financial, technical, operational and administrative resources. Our planned growth will result in increased responsibility for both existing and new management personnel. Effective growth management will depend upon our ability to integrate new personnel, to improve our operational, management and financial systems and controls, to train, motivate and manage our employees, and to increase our sources of raw materials, product manufacturing and packaging. If we are unable to manage growth effectively, our business, results of operations and financial condition may be materially and adversely affected. In addition, it is possible that no growth will occur or that growth will not produce profits for the Company.

OUR SMALL SIZE AND LIMITED HISTORY NEGATIVELY AFFECT OUR ABILITY TO RAISE
CAPITAL.

         It is difficult for us to find any capital sources because of our relatively small capitalization, our losses to date, our current working capital position, our lack of sales and other factors. It is possible that we may not be able to raise sufficient funds in the future in order to survive and pursue our business plan.

RISKS RELATED TO OUR INDUSTRY, THE PRODUCTION OF OUR PRODUCTS AND OUR BUSINESS MODEL

IF WE CANNOT SUCCESSFULLY COMPETE WITH EXISTING PET FOOD COMPANIES THAT HAVE GREATER RESOURCES THAN WE HAVE, OUR BUSINESS WILL NOT SURVIVE.

         The pet food business is highly competitive. Virtually all of the manufacturers, distributors and marketers of pet food have substantially greater management, financial, research and development, marketing and manufacturing resources than we do. Competitors in the super-premium pet food market include, among others: Colgate-Palmolive Co. (Hills' Science Diet), Iams Co. and Ralston Purina Co. Brand loyalty to existing products may prevent us from achieving our sales objectives. Additionally, the long-standing relationships maintained by existing premium pet food manufacturers with veterinarians and pet breeders may prevent us from obtaining professional recommendations for our products. In addition, we compete with current supermarket high-priced dog foods, as well as premium dog foods offered in the specialty pet stores. Although the dominant existing premium pet food brands are not currently available in supermarkets, there can be no assurance that this situation will continue. In addition, there are no barriers to prevent the entry of such brands into the supermarket distribution channel, and in the event sales of our products do not increase, supermarkets could cease shelving our products in their stores, and/or replace our product with the dog food of our competitors. The entrance into the supermarket distribution channel of an existing or new premium pet food by any of our competitors could have a material adverse effect on the Company. If we are not successful in competing in these markets, we may not be able to attain our business objectives.

IF WE ARE UNABLE TO MARKET OUR PRODUCTS TO COMPETE WITH NEW OR EXISTING PRODUCTS DEVELOPED BY WELL-ESTABLISHED COMPETITORS, OUR BUSINESS WILL BE NEGATIVELY AFFECTED.

         Our success with the BowWow Breakfast brands is significantly dependent upon our ability to market, promote and deliver the brand. As is typical with new products, demand for and market acceptance of new products is subject to uncertainty. Achieving market acceptance for new products may require substantial marketing and other efforts, and the expenditure of significant funds to create customer demand. There can be no assurance that our efforts will be successful. In addition, the failure of new products to gain sufficient market acceptance could adversely affect the image of our brand name and the demand for our products in the future.

         Although we have expended significant resources to market our products, unless we obtain additional capital in the near future to pursue these promotional and marketing arrangements, we will be unable to take advantage of our previous marketing efforts.

INCREASES IN RAW MATERIALS, PACKAGING, OIL AND NATURAL GAS COSTS AND VOLATILITY IN THE COMMODITY MARKETS MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

         Our financial results depend to a large extent on the costs of raw materials, packaging, oil and natural gas, and our ability to pass the costs of these materials onto our customers. Historically, market prices for commodity grains and food stocks have fluctuated in response to a number of factors, including changes in U.S. government farm support programs, changes in international agricultural trading policies, impacts of disease outbreaks on protein sources and the potential effect on supply and demand as well as weather conditions during the growing and harvesting seasons. Fluctuations in paper, steel and oil prices, which affect our costs for packaging materials, have resulted from changes in supply and demand, general economic conditions and other factors. In addition, we have exposure to changes in the pricing of oil and natural gas, which affects our manufacturing, transportation and packaging costs.

         If there is any increase in the cost of raw materials, packaging, or oil and natural gas expenses, we may be required to charge higher selling prices for our products to avoid margin deterioration. We cannot provide any assurances regarding the timing or the extent of our ability to successfully charge higher prices for our products, or the extent to which any price increase will affect future sales volumes.

         Our results of operations may be adversely affected by this volatility.

RESTRICTIONS IMPOSED IN REACTION TO OUTBREAKS OF "MAD COW DISEASE," "FOOT-AND-MOUTH," "BIRD FLU" OR OTHER ANIMAL DISEASES COULD ADVERSELY IMPACT THE COST AND AVAILABILITY OF OUR PROTEIN-BASED RAW MATERIALS.

         The cost of the protein-based raw materials used in our products has been adversely impacted in the past by the publicity surrounding bovine spongiform encephalopathy, which is also known as "mad cow disease," and which is a terminal brain disease for cattle. Cases of bovine spongiform encephalopathy were found in Europe, among other areas, in late 2000, and in Canada and the United States in 2003. As a result of extensive global publicity and trade restrictions imposed to provide safeguards against this disease, the cost of alternative sources of the protein-based raw materials used in our products, such as soybeans, pork meat and bone meal, has from time to time increased significantly and may increase again in the future if additional cases of bovine spongiform encephalopathy are found.

         In 2001, an outbreak of foot-and-mouth disease was discovered in Europe. Foot-and-mouth disease affects animals with cloven hooves, such as cattle, swine, sheep, goats and deer. While foot-and-mouth disease is not considered a threat to humans, people who come in contact with the virus can spread it to animals. Any break out of foot-and-mouth disease could adversely affect the availability of our protein-based raw materials.

         In 2004, a case of highly pathogenic avian influenza, and commonly known as the "bird flu," was detected in the United States. The U.S. highly pathogenic avian influenza virus was identified as the H5N2 strain and, while classified as highly virulent to birds, has not been shown to affect humans, and is not related to the highly publicized H5N1 strain of the Asian highly pathogenic avian influenza virus. The H5N1 strain of the Asian highly pathogenic avian influenza virus first emerged in Hong Kong in 1997, re-emerged in 2003 in South Korea, and is known to have spread to China, Vietnam, Thailand, Cambodia, Laos, Indonesia, Turkey, Romania, Russia and Greece. 71 of the approximately 138 people who are known to have contracted the virus associated with the H5N1 strain, purportedly from exposure to infected birds, have died. In an effort to limit the spread of the H5N1 strain, governmental authorities have been ordering the destruction of infected flocks of birds and imposing bans against imports of poultry from countries where the virus is known to exist. These measures may adversely impact the price and availability of our sources of chicken meal and other protein-based raw materials used in our products.

         If bovine spongiform encephalopathy, foot-and-mouth disease, highly pathogenic avian influenza or any other animal disease impacts the availability of the protein-based raw materials used in our products, we may be required to locate alternative sources for protein-based raw materials. We can give no assurance that those sources would be available to sustain our sales volumes, that these alternative sources would not be more costly or that these alternative sources would not affect the quality and nutritional value of the BowWow Breakfast brand. If outbreaks of bovine spongiform encephalopathy, foot-and-mouth disease, highly pathogenic avian influenza or any other animal disease or the regulation or publicity resulting therefrom impacts the cost of the protein-based raw materials used in our products, or the cost of the alternative protein-based raw materials necessary for our products as compared to our current costs, we may be required to increase the selling price of our products to avoid margin deterioration. We can give no assurance regarding the timing or the extent of our ability to successfully charge higher prices for our products, or the extent to which any price increase will affect future sales volumes.

WE ARE DEPENDENT ON NON-AFFILIATED THIRD PARTIES WHO MAY NOT PROVIDE US WITH THE QUALITY COMPETITIVE PRODUCTS AT REASONABLE PRICES WHEN WE NEED THEM IN THE FUTURE.

         We have been and will continue to be materially dependent on a limited number of non-affiliated third parties for the manufacture and production of our dog food. Currently, we rely on one non-affiliated dog food manufacturer, C.J. Foods, Inc., which produces our dog food, and one non-affiliated packaging company, St. Joseph Packaging, Inc., who produces the boxes for our product. We purchase approximately 86% of the materials necessary for the production of our dog food from these two parties. We purchase the other 14% of the materials necessary for the production of our dog food, which includes the wax paper lining for the interior of our dog food boxes, as well as the pallets on which our cases of dog food are shipped, from various packaging and shipping companies. We do not maintain supply agreements with these parties, but instead purchase products through the use of purchase orders in the ordinary course of business. We will be substantially dependent on the ability of these parties to, among other things, meet our performance and quality specifications. Failure by these parties to comply with these and other requirements could have a material adverse effect on the Company. Furthermore, these parties may not dedicate sufficient production capacity to meet our scheduled delivery requirements, and they may not have sufficient production capacity to satisfy our requirements during any period of sustained demand. Their failure to supply, or their delay in supplying us with products, could have a material adverse effect on the Company. In addition, the success of our products is significantly dependent on supermarket demand for our products, and any decrease in supermarket orders for our products could have a material adverse effect on us.

IF WE OR OUR CUSTOMERS ARE THE SUBJECT OF PRODUCT LIABILITY CLAIMS, WE MAY INCUR SIGNIFICANT AND UNEXPECTED COSTS AND OUR BUSINESS REPUTATION COULD BE ADVERSELY AFFECTED.

         We may be exposed to product liability claims and adverse public relations if consumption or use of our products is alleged to cause injury or illness. Our insurance may not be adequate to cover all liabilities we incur in connection with product liability claims. We may not be able to continue to maintain our existing insurance or obtain comparable insurance at a reasonable cost, if at all. A product liability judgment against us or our agreement to settle a product liability claim could also result in substantial and unexpected expenditures, which would reduce operating income and cash flow. In addition, even if product liability claims against us are not successful or are not fully pursued, defending these claims would likely be costly and time-consuming, and may require management to spend time defending the claims rather than operating our business. Product liability claims, or any other events that cause consumers to no longer associate our brand with high quality and safety may decrease the value of our brand and lead to lower demand for our products. Product liability claims may also lead to increased scrutiny of our operations by federal and state regulatory agencies, and could have a material adverse effect on our brands, business, results of operations and financial condition.

WE ARE SUBJECT TO EXTENSIVE GOVERNMENTAL REGULATION, AND OUR COMPLIANCE WITH EXISTING OR FUTURE LAWS AND REGULATIONS, AS WELL AS THE POSSIBILITY OF ANY MANDATORY PRODUCT RECALLS IMPOSED BY FUTURE REGULATIONS, COULD CAUSE US TO INCUR SUBSTANTIAL EXPENDITURES.

         We are subject to a broad range of federal, state and local laws and regulations intended to protect public health, natural resources and the environment. Our operations are subject to regulation by the Occupational Safety and Health Administration, the Food and Drug Administration, the Department of Agriculture and by various state and local authorities regarding the processing, packaging, storage, distribution, advertising and labeling of our products, including food safety standards. Violations of or liability under any of these laws and regulations may result in administrative, civil or criminal penalties against us, revocation or modification of applicable permits, environmental investigations or remedial activities, voluntary or involuntary product recalls, or cease and desist orders against operations that are not in compliance. These laws and regulations may change in the future, and we may incur material costs in our efforts to comply with current or future laws and regulations or in any required product recalls. These matters may have a material adverse effect on our business.

NEGATIVE PUBLICITY RESULTING FROM RECALLS ON PET FOODS IN THE UNITED STATES COULD NEGATIVELY AFFECT THE SALES AND MARKETABILITY OF OUR PRODUCTS.

         In March 2007 the FDA discovered certain contaminants in vegetable proteins imported into the United States from China. Subsequently, the FDA began investigating an imported rice protein concentrate that contained melamine, which may have been used as an ingredient in some pet foods. As a result of this investigation, a number of dog food manufacturers recalled dog foods that contained melamine, as well as dog food that contained wheat gluten, a separate possible contaminant. Even though our products use neither wheat gluten nor melamine, any recall of dog food products and resulting publicity or regulations may adversely the Company and the sales of our products.

IF WE EXPERIENCE PRODUCT RECALLS, WE MAY INCUR SIGNIFICANT AND UNEXPECTED COSTS AND OUR BUSINESS REPUTATION COULD BE ADVERSELY AFFECTED.

         We may be exposed to product recalls and adverse public relations if our products are alleged to cause injury or illness or if we are alleged to have violated governmental regulations. A product recall could result in substantial and unexpected expenditures, which would reduce our operating income and cash flows. In addition, a product recall may require significant management attention. Product recalls may damage the value of our brand and lead to decreased demand for our products. Product recalls may also lead to increased scrutiny by federal, state and local regulatory agencies, and could have a material adverse effect on our brand, business, results of operations and financial condition.

OUR LACK OF PRODUCT AND BUSINESS DIVERSITY COULD INHIBIT OUR ABILITY TO ADAPT OUR BUSINESS TO INDUSTRY CHANGES AND DEVELOPMENTS.

         We are currently only pursuing the dog food business. Our initial efforts will be concentrated in the super-premium dry dog food segment, primarily focusing on the morning meal. This lack of diverse business operations exposes us to significant risks. Our future success may be dependent upon our success in developing and expanding our areas of concentration and upon the general economic success of the dog food industry. In addition, decline in the market demand for our products could have a material adverse effect on our brand, business, results of operations and financial condition.

WE ARE DEPENDENT UPON OUR MARKETING EFFORTS.

         The success of our business is significantly dependent on our ability to market our products to supermarkets, grocery stores and specialty pet stores. We must increase the level of awareness of unique breakfast food for dogs in general, and our products in particular. We will be required to devote substantial management and financial resources to these marketing and advertising efforts, and it is possible we will not be successful in these efforts.

THE SUCCESS OF OUR BUSINESS DEPENDS ON OUR ABILITY TO RAISE ADDITIONAL CAPITAL THROUGH THE SALE OF DEBT OR EQUITY OR THROUGH BORROWING, AND WE MAY NOT BE ABLE TO RAISE CAPITAL OR BORROW FUNDS IN AMOUNTS NECESSARY TO CONTINUE OUR BUSINESS, OR AT ALL.

         Our ability to implement our business plan and meet long-term business objectives is dependent upon our ability to raise additional financing through public or private equity financings, establish increasing cash flow from operations, enter into collaborative or other arrangements with corporate sources, or secure other sources of financing to fund long-term operations. The Company currently has extremely limited operating or other funds, and is in need of substantial immediate funding in order to continue operating. Without a significantly substantial infusion of capital within the near future, the Company will be forced to limit its operations severely, and it may not be able to survive. We have not received any commitments from any sources for this capital, and there is no assurance that we will be able to find any sources for such capital. It will be difficult for us to find any capital sources because of our relatively small capitalization, our losses to date, our current working capital position, our lack of sales and other factors. We may not be able to obtain sufficient external funds on terms acceptable to us in a sufficient amount or at all. If adequate additional funding is not available by the beginning of the fourth quarter of 2007, the Company will at least have to limit its operations severely, and it may not be able to survive. In addition, any issuance of securities to obtain such funds will dilute percentage ownership of our shareholders, and may reduce the price of our common stock.

WE RELY ON TRADE SECRET LAWS AND AGREEMENTS WITH OUR KEY EMPLOYEES AND OTHER THIRD PARTIES TO PROTECT OUR PROPRIETARY RIGHTS, AND THESE LAWS OR AGREEMENTS MAY NOT ADEQUATELY PROTECT OUR RIGHTS.

         Our success depends upon our ability to protect our proprietary formulations and trademarks. We rely on a combination of trademark and trade secret laws, nondisclosure and other contractual agreements with employees and third parties to protect our proprietary formulations and trademarks. The steps we take to protect our proprietary rights may not be adequate to protect misappropriation of such rights, and third parties may independently develop equivalent or superior formulations in spite of our efforts. We have no patents, and existing trade secret and copyright laws provide only limited protection. We may be subject to or may initiate interference proceedings in the United States Patent and Trademark Office, which can demand significant financial and management resources. Although we believe that our products and formulations do not infringe upon the proprietary rights of others, it is possible that third parties will assert infringement claims against us in the future. Litigation, which could result in substantial costs and could divert our efforts, may be necessary to enforce our intellectual property rights or to defend the Company against claimed infringement of the rights of others. The failure to obtain necessary licenses or other rights or litigation arising out of infringement claims could have a material adverse effect on the Company.

OUR CONTINUED GROWTH DEPENDS ON RETAINING OUR CURRENT KEY EMPLOYEES AND ATTRACTING ADDITIONAL QUALIFIED PERSONNEL, AND WE MAY NOT BE ABLE TO CONTINUE TO DO SO.

         Our success is largely dependent upon the efforts of Barry Schwartz, the Chief Executive Officer, President and a director of the Company, and Lisa Bershan, the Executive Vice President and a director of the Company. The loss of the services of either Mr. Schwartz or Ms. Bershan would be detrimental to the Company and it is possible the Company will not be able to replace them adequately. There is no employment agreement with either Mr. Schwartz or Ms. Bershan, and either Mr. Schwartz or Ms. Bershan may resign at any time or we may terminate their employment at any time.

         Our anticipated growth will require us to recruit and hire additional new managerial personnel. The inability to recruit and hire necessary personnel or the emergence of unexpected expansion difficulties could have a material adverse effect on our business, financial condition or results of operations. Competition for such personnel is intense, and it is possible we will not be able to retain existing personnel or identify or hire additional personnel.

RISK FACTORS RELATING TO OUR COMMON STOCK

WE ARE CONTROLLED BY A SMALL NUMBER OF PRINCIPAL STOCKHOLDERS WHO MAY EXERCISE A PROPORTIONATELY LARGER INFLUENCE ON THE COMPANY THAN STOCKHOLDERS WITH SMALLER HOLDINGS.

         We are controlled by a small number of principal stockholders who may engage in acts that may not be in the interests of our stockholders with smaller holdings. Barry Schwartz and Lisa Bershan, who are officers and directors of the Company, together own 48.45% of our outstanding common stock. In addition, the following stockholders, none of whom are affiliates of the Company, own the following percentages of our outstanding common stock: Nortia Capital Partners owns 7.83%, Lee James Wagner owns 5.18%, Eckard Kirsch owns 18.87%, Summit Partners Ltd. owns 4.62% and Bayshore Asset Management owns 4.62 %. It is likely that these officers, directors and principal stockholders will have a significant influence on the election of our directors and on our management, operations and affairs, with the ability to prevent or cause a change in control of the Company.

THERE CURRENTLY IS AN EXTREMELY LIMITED MARKET FOR OUR SHARES, AND A TRADING MARKET FOR OUR SHARES MAY NOT DEVELOP.

         The NASD recently approved our common stock for quotation on the OTC Bulletin Board (the "OTCBB"), and our trading symbol is "AAPT." However, there is currently a very limited trading market for our common stock, and investors should not assume that a trading market will develop as a result of this offering. This current and possible future lack of a market also may prevent investors from selling their shares when they wish to do so, and investors may not be able to use our shares as collateral for a loan or other matter. Further, any trading market that may develop in the future will have very limited liquidity.

EVEN IF A TRADING MARKET FOR OUR SHARES DEVELOPS, STOCK PRICES MAY BE VOLATILE.

         It is currently anticipated that, even if a trading market for our shares does develop, the price of our common stock will be low and also may be volatile. Many brokerage firms may not be willing to effect transactions and may not deal with low priced securities, as it may not be economical for them to do so. This could have an adverse effect on developing and sustaining a market for our securities. If a market does develop, trading in the common stock, if any, will occur in the over-the-counter market.

EVEN IF A MARKET FOR OUR SHARES DEVELOPS, OUR COMMON STOCK MAY BE SUBJECT TO PENNY STOCK REGULATION.

         The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Generally, penny stocks are equity securities with a price of less than $5 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system). Even if a market for the common stock develops, if our shares are traded for less than $5 per share, the shares will be subject to the SEC's penny stock rules unless (1) our net tangible assets exceed $5,000,000 during the first three years of continuous operations or $2,000,000 after our first three years of continuous operations; or (2) we have had average revenue of at least $6,000,000 for the last three years. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prescribed by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Even if a market for our shares develops, our shares may be subject to the penny stock rules and holders of the shares may find it difficult to sell them.

WE HAVE NOT AND DO NOT ANTICIPATE PAYING DIVIDENDS IN THE FORESEEABLE FUTURE.

         We have not paid any cash dividends to date with respect to our common stock. We do not anticipate paying dividends on our common stock in the foreseeable future since we will use all of our earnings, if any, to finance expansion of our operations. However, we are authorized to issue preferred stock and may in the future pay dividends on the preferred stock that may be issued.

COMPLIANCE WITH CORPORATE GOVERNANCE AND PUBLIC DISCLOSURE REGULATIONS MAY RESULT IN ADDITIONAL EXPENSES.

         Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, and new regulations issued by the SEC, are creating uncertainty for companies. In order to comply with these laws, we may need to invest substantial resources to comply with evolving standards, and this investment would result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT MAY BE AFFECTED BY MATTERS OUTSIDE OUR CONTROL THAT COULD CAUSE MATERIALLY DIFFERENT RESULTS.

         Certain statements in this document constitute "forward-looking statements." These forward-looking statements involve known or unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of All American Pet to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Specifically, (a) the actions of competitors and customers; (b) our ability to execute our business plans; (c) our ability to increase revenues and operating income; and (d) general economic conditions and other factors will significantly affect our ability to continue to expand our current businesses, and to enter new business areas. You can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continues" or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                                 USE OF PROCEEDS

         We are not selling any securities under this Prospectus and therefore will not receive any sales proceeds. Shares offered under this Prospectus are being offered by the selling stockholders.

                         DETERMINATION OF OFFERING PRICE

         The Shares offered herein may be sold by the selling shareholders at the prevailing market price for our common stock as listed on the OTC Bulletin Board or at privately negotiated prices.

                                    DILUTION

         We are not selling any common stock in this offering. The shares being sold by this Prospectus are either already outstanding shares of All American Pet common stock, or are issuable upon the exercise of warrants. As such, there is no dilution resulting from the common stock to be sold in this offering.

                            SELLING SECURITY HOLDERS

         The securities are being offered by the named selling stockholders below. The selling stockholders may from time to time offer and sell under the terms of this Prospectus up to an aggregate of 4,988,714 shares of our common stock. The selling stockholders acquired the shares of common stock under the private placements discussed in this Prospectus. The selling stockholders may, from time to time, offer and sell any or all of the shares that are registered under this Prospectus, although they are not obligated to do so.

         We do not know when or in what amounts the selling stockholders may offer for sale the shares described in this Prospectus. The selling stockholders may decide not to sell any of the shares that this Prospectus covers. Because the selling stockholders may offer all or some of the shares under this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that the selling stockholders will hold after completion of the offering, we cannot estimate the number of the shares that the selling stockholders will hold after completion of the offering. However, for purposes of the following tables, we have assumed that, after completion of the offering, the selling stockholders will hold none of the securities that this Prospectus covers.

         The following table sets forth, to the best of our knowledge and belief, with respect to the selling stockholders:


          o the number of shares of common stock beneficially owned as of July 30, 2007;

          o the number of shares of common stock eligible for resale and to be offered by each selling stockholder under this Prospectus;

          o the number of shares owned by each selling stockholder after the offering contemplated by this Prospectus, assuming that all shares eligible for resale under this Prospectus actually are sold;

          o the percentage of shares of common stock beneficially owned by each selling stockholder after the offering contemplated by this Prospectus; and

          o in notes to the table, additional information concerning the selling stockholders, including any NASD affiliations and any relationships, excluding non-executive employee and other non-material relationships, that a selling stockholder had during the past three years with the registrant or any of its predecessors or affiliates.

     Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and except for community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

                                                                                                       PERCENTAGE
                                                                                            NUMBER    OF SHARES OF
                                                                                           OF SHARES     COMMON
                                                          NUMBER OF SHARES    NUMBER OF      OWNED        STOCK
                                                          OF COMMON STOCK     SHARES TO      AFTER        OWNED
                                                            OWNED BEFORE         BE        OFFERING       AFTER
                SELLING SECURITY HOLDERS(A)                  OFFERING(B)      OFFERED(B)       (B)     OFFERING (B)
--------------------------------------------------------------------------------------------------------------------
Nortia Capital Partners (1)                                   1,250,000        1,250,000           0          0%
Lee James Wagner (2)                                            800,000          800,000           0          0%
Advice Portfolio Management GMBH (3)                            248,880          248,880
Harmut Thome                                                    200,000          200,000           0          0%
Eckard Kirsch(11)                                               200,000          200,000   3,000,000       17.2%
Jennifer Foulger (4)                                            158,331          158,331           0          0%
Clifford Stern                                                  100,000          100,000           0          0%
Othmar Van Diemar                                               100,000          100,000           0          0%
Gerhard Back                                                    100,000          100,000           0          0%
Ayhan Sentuerk                                                  100,000          100,000           0          0%
Robin Smith (12)                                                100,000          100,000       5,000          0%
Bernie Mermelstine                                              100,000          100,000           0          0%
Brad Stewart                                                    100,000          100,000           0          0%
Metro Refinishing Corp. (5)                                      95,000           95,000           0          0%
Alan Talesnick (6)                                               79,169           79,169           0          0%
David & Marian Fass                                              75,000           75,000           0          0%
1422708 Ontario Ltd. (7)                                         63,334           63,334           0          0%
Denise Weiss                                                     50,000           50,000           0          0%
Advice Capital Management                                        50,000           50,000           0          0%
Andreas Jagenburg                                                50,000           50,000           0          0%
Helmut Holl                                                      50,000           50,000           0          0%
Jeffrey Schnapper                                                50,000           50,000           0          0%
Gilbert and Nancy Raker                                          50,000           50,000           0          0%
Jay & Bernice Salomon                                            50,000           50,000           0          0%
Mark Neilsen                                                     50,000           50,000           0          0%
Anthony Pintsopoulos                                             50,000           50,000           0          0%
Richard Rappaport (8)                                            50,000           50,000           0          0%
Lenore Grant                                                     50,000           50,000           0          0%
Catherine Wagner                                                 50,000           50,000           0          0%
Lee James Wagner, Jr.                                            50,000           50,000           0          0%
William Wagner                                                   50,000           50,000           0          0%
Annie Rosenberg                                                  40,000           40,000           0          0%
George Glenn Izmirian                                            30,000           30,000           0          0%
Thorsten Kirsch                                                  30,000           30,000           0          0%
Dieter Kirsch                                                    30,000           30,000           0          0%
Volker Kirsch                                                    30,000           30,000           0          0%
Karl Langlitz                                                    25,000           25,000           0          0%
Petra Goettel                                                    25,000           25,000           0          0%
Gerhard Heck                                                     25,000           25,000           0          0%
Andreas Jacobs                                                   25,000           25,000           0          0%
Hanka Lew (9)                                                    25,000           25,000           0          0%
Felicia Grossman (10)                                            25,000           25,000           0          0%
Martin Euler                                                     25,000           25,000           0          0%
Dieter Koch                                                      24,000           24,000           0          0%
Glen Greenbaum                                                   20,000           20,000           0          0%
Al Gomez                                                         20,000           20,000           0          0%
Alex Rosenberg                                                   10,000           10,000           0          0%
Hubert Henneberger                                               10,000           10,000           0          0%
                                                             -----------      ----------- -----------     ------
TOTAL                                                         4,988,714        4,988,714   3,500,000       17.2%
                                                             -----------      ----------- -----------     ------

------------
(A) It is our understanding that Mr. Rappaport, Ms. Lew and Ms. Grossman, the only selling stockholders that are affiliates of a broker-dealer, purchased the securities offered in this Prospectus in the ordinary course of business, and at the time of the purchase, had no agreements or understanding to distribute the securities.

(B) These numbers assume that the selling stockholder elects to sell all the shares of common stock held by the selling stockholder that are covered by this Prospectus.

(1) Includes 500,000 shares of common stock underlying warrants. Nortia Capital Partners, Inc. acts as an advisor to All American Pet Company. Nortia has advised the Company regarding its capital raising activities, its capital structure, the procurement of investment banking, legal and accounting firms, general business issues, aspects of the registration process, and the issues the Company has faced as a public company. Nortia is not an affiliate of the Company, and there are no natural persons for whom Nortia is selling shares.

(2) Includes 400,000 shares of common stock held by Wagner Resources, an entity controlled by Mr. Wagner. The amount of shares does not include 50,000 shares owned by each of Mr. Wagner's four children for an aggregate of 200,000 shares to which Mr. Wagner disclaims beneficial ownership.

(3)  Consists of 248,880 shares of common stock underlying warrants.

(4)  Includes 31,666 shares of common stock underlying options.

(5) Includes 19,000 shares of common stock underlying options. There are no natural persons for whom Metro Refinishing is selling shares.

(6)  Includes 15,834 shares of common stock underlying options.

(7)  Includes 12,667 shares of common stock underlying options.

(8) Mr. Rappaport is chief executive officer of WestPark Capital, Inc., a registered NASD member. For purposes of this offering, Mr. Rappaport may be considered an underwriter, though the Company has no formal or informal agreement with Mr. Rappaport, and is not in privity of contract with Mr. Rappaport.

(9) Ms. Lew is related to a registered representative of WestPark Capital, Inc., a registered NASD member. For purposes of this offering, Ms. Lew may be considered an underwriter, though the Company has no formal or informal agreement with Ms. Lew, and is not in privity of contract with Ms. Lew.

(10) Ms. Grossman is related to a registered representative of WestPark Capital, Inc., a registered NASD member. For purposes of this offering, Ms. Grossman may be considered an underwriter, though the Company has no formal or informal agreement with Ms. Grossman, and is not in privity of contract with Ms. Grossman.

(11) In May and June 2007, Mr. Kirsch acquired 1.5 million shares of the Company's common stock, and a warrant to purchase 1.5 million shares of common stock, none of which are covered by this Prospectus.

(12) In consideration for a short term loan to the Company in February 2007, Ms. Smith received a warrant to purchase 5,000 shares of the Company's common stock. The common stock underlying this warrant is not covered by this Prospectus.

                              PLAN OF DISTRIBUTION

         The common stock is not being offered through an underwriter. Instead, the selling stockholders named in this Prospectus are offering 4,988,714 shares of the Company's common stock currently held by such stockholders. The selling shareholders will sell their shares at prevailing market prices quoted on the Over-The-Counter Market, or at privately negotiated prices.

         Each selling stockholder will act independently in making decisions with respect to the timing, manner and size of each sale. Each selling stockholder may make these sales at prices and under terms then prevailing or at prices related to the then current market price. The selling stockholders may also make sales in negotiated transactions, including one or more of the following methods:

          o purchases by a broker-dealer as principal and resale by such broker-dealer for its own account under this Prospectus;

          o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

          o block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

          o an over-the-counter distribution in accordance with the rules of the OTC Bulletin Board; and

          o    in privately negotiated transactions.

         In connection with distributions of the shares or otherwise, each of the selling stockholders may:

          o enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

          o sell the shares short and redeliver the shares to close out such short positions;

          o enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares that this Prospectus offers, which they may in turn resell; and

          o pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

         In addition, the selling stockholders may sell any shares that qualify for sale under Rule 144, rather than under this Prospectus.

         In effecting sales, broker-dealers or agents that the selling stockholders engage may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts that the parties may negotiate immediately prior to the sale. However, under the NASD rules and regulations, such broker-dealers may not receive a commission or discount in excess of 8% for the sale of any securities registered by this Prospectus.

         In offering shares that this Prospectus covers, the selling stockholders, and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholders, may qualify as "underwriters" within the meaning of the Securities Act in connection with these sales. Any profits that the selling stockholders realize, and the compensation that they pay to any broker-dealer, may qualify as underwriting discounts and commissions.

         In order to comply with the securities laws of some states, the selling stockholders must sell the shares in those states only through registered or licensed brokers or dealers. In addition, in some states the selling stockholders may sell the shares only if we have registered or qualified those shares for sale in the applicable state or an exemption from the registration or qualification requirement is available and the selling stockholder complies with the exemption.

         The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this Prospectus available to the selling stockholders for the purpose of satisfying the Prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against liabilities, including liabilities arising under the Securities Act.

         At the time a selling stockholder makes a particular offer of shares, we will, if required, file a post-effective amendment to the registration statement covering those shares and/or distribute a Prospectus supplement that will set forth:

          o    the number of shares that the selling stockholder is offering;

          o the terms of the offering, including the name of any underwriter, dealer or agent;

          o    the purchase price paid by any underwriter;

          o    any discount, commission and other underwriter compensation;

          o any discount, commission or concession allowed or reallowed or paid to any dealer; and

          o    the proposed selling price to the public.

     We have agreed to indemnify the selling stockholders against claims and losses due to material misstatements or omissions made by us (and not by the selling stockholders) in this Prospectus. Each of the selling stockholders has agreed to indemnify us against claims and losses due to material misstatements or omissions made by them.

                                LEGAL PROCEEDINGS

         We are not a party to any pending legal proceeding.


          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS


DIRECTORS AND EXECUTIVE OFFICERS


         The following table identifies the directors and executive officers of All American Pet Company, Inc.

Name                   Age    Positions Held With The Company                                 Director Since
--------------------------------------------------------------------------------------------------------------------
Barry Schwartz          61    President; Chief Executive Officer; Director                    February 2003

Lisa Bershan            50    Executive Vice President; Secretary; Director                   February 2003

         The principal occupations of each of our executive officers and directors for at least the past five years are as follows:

         BARRY SCHWARTZ, age 61, has served as President, Chief Executive Officer and a director of the Company since its inception in 2003. Mr. Schwartz is a senior retail and operations executive with more than 30 years of experience in consumer durables and food. From 1995 to 1997, Mr. Schwartz served as the President of Chorus Line Corp., where he helped launch a concept apparel chain for an apparel manufacturer. From 1997 to 1999, Mr. Schwartz served as the Vice President of Cache, Inc., where he was responsible for the Company's profit and loss performance for the Northeast, Atlantic and Midwest territories. From 2000 to the Company's inception in 2003, Mr. Schwartz served as the President and Chief Executive Officer of Whizgrill, Inc., a quick service, casual dining restaurant chain. Mr. Schwartz created an upscale fast food concept that was competitive with other fast food chain stores.

         LISA BERSHAN, age 50, has been Executive Vice President, Secretary and a director of the Company since its inception in 2003. In 1978, Ms. Bershan founded Incredible Edibles, a chain of gourmet stores which she sold in 1986 to Piedmont Specialty Foods. Ms. Bershan was the President and Chief Executive Officer of Incredible Edibles during this time and also served on its Board of Directors. From 1986 to 1994, Ms. Bershan served as Vice President and Director of Sales with Piedmont Specialty Foods where she helped launch numerous snack food products into major supermarket chains. In 1994, Ms. Bershan founded Lisa's Gourmet Snacks, where she served as President and Chief Executive Officer and marketed unique foods including the first baked chips under the Lisa's Incredible Edibles brand. In 1999, she founded Java Joint Candies, a unique caffeine enhanced product and served as its President and Chief Executive Officer until 2001. Ms. Bershan was not employed between 2001 and the time she founded the Company in 2003.

FAMILY RELATIONSHIPS

         Mr. Schwartz and Ms. Bershan are married.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of July 30, 2007 with respect to each person who owned of record as of that date, or is known to the Company to own beneficially, more than 5% of the outstanding shares of common stock, with respect to each executive officer and director of the Company and by all executive officers and directors as a group.

         Beneficial ownership is determined in accordance with Rule 13d-3(a) of the Securities Exchange Act of 1934, as amended, and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and except for community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

------------------------------------- --- ---------------------------- --- ------------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER         AMOUNT AND NATURE OF                   PERCENT OF CLASS
                                               BENEFICIAL OWNER
------------------------------------- --- ---------------------------- --- ------------------------------------
Barry Schwartz                                     3,740,000                             24.19%
16501 Ventura Blvd. Suite 514
Encino, California 91436
------------------------------------- --- ---------------------------- --- ------------------------------------
Lisa Bershan                                       3,750,000                             24.26%
16501 Ventura Blvd. Suite 514
Encino, California 91436
------------------------------------- --- ---------------------------- --- ------------------------------------
ALL NAMED EXECUTIVE OFFICERS AND                   7,490,000                             48.45%
DIRECTORS AS A GROUP (TWO PEOPLE)
------------------------------------- --- ---------------------------- --- ------------------------------------
Nortia Capital Partners, Inc. (1)                  1,250,000                              7.83%
400 Hampton Ct.
Alpharetta, GA 30004
------------------------------------- --- ---------------------------- --- ------------------------------------
Eckard Kirsch (2)                                  3,200,000                             18.87%
Verlaengerte Triebstr. 1
68542 Heddesheim, Germany
------------------------------------- --- ---------------------------- --- ------------------------------------
Lee James Wagner (3)
430 Edgewood Rd.
San Mateo, CA 94402                                  800,000                              5.18%
------------------------------------- --- ---------------------------- --- ------------------------------------

------------
(1) Includes 500,000 shares of common stock underlying warrants. Nortia Capital Partners, Inc. acts as an advisor to the Company. Nortia has advised the Company with regard to its activities in raising capital, capital structure, the procurement of investment banking, legal and accounting firms, general business issues, all aspects of guiding the Company through the registration process, and the issues the Company has faced as a public company.
(2)  Includes 1,500,000 shares of common stock underlying warrants.
(3) Includes 400,000 shares of common stock held by Wagner Resources, an entity controled by Mr. Wagner. The number of shares does not include 50,000 shares owned by each of Mr. Wagners four children for an aggregate of 200,000 shares to which Mr. Wagner to which Mr. Wagner disclaims beneficial ownership.

                            DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 50,000,000 shares of common stock with a $.001 par value. We also have 10,000,000 shares of preferred stock with a $.001 par value.

DESCRIPTION OF COMMON STOCK

         Each share of the common stock is entitled to share equally with each other share of common stock in dividends from sources legally available therefore, when, and if, declared by our Board of Directors and, upon liquidation or dissolution of All American Pet, whether voluntary or involuntary, to share equally in the assets of the Company that are available for distribution to the holders of the common stock. Each holder of common stock is entitled to one vote per share for all purposes, except that in the election of directors, each holder shall have the right to vote such number of shares for as many persons as there are directors to be elected. Cumulative voting shall not be allowed in the election of directors or for any other purpose, and the holders of common stock have no preemptive rights, redemption rights or rights of conversion with respect to the common stock.

         All shares of common stock have equal voting rights, and voting rights are not cumulative. The holders of more than fifty percent of the shares of common stock could, therefore, if they chose to do so and unless subject to a voting agreement to the contrary, elect all of our directors.

         We have not paid any cash dividends since our inception.

DESCRIPTION OF PREFERRED STOCK

         Our preferred stock will carry such relative rights, preferences and designations as may be determined by the Board of Directors in its sole discretion upon the issuance of any shares of preferred stock. The shares of preferred stock could be issued from time to time by the Board of Directors in its sole discretion without further approval or authorization by our stockholders, in one or more series, each of which series could have any particular distinctive designations as well as relative rights and preferences as determined by the Board of Directors. The relative rights and preferences that may be determined by the Board of Directors in its discretion from time to time, include but are not limited to the following:


          o the rate of dividend and whether the dividends are to be cumulative and the priority, if any, of dividend payments relative to other series in the class;

          o whether the shares of any such series may be redeemed, and if so, the redemption price and the terms and conditions of redemption;

          o the amount payable with respect to such series in the event of voluntary or involuntary liquidation and the priority, if any, of each series relative to other series in the class with respect to amounts payable upon liquidation and sinking fund provision, if any, for the redemption or purchase of the shares of that series; and

          o the terms and conditions, if any, on which the shares of a series may be converted into or exchanged for shares of any class, whether common or preferred, or into shares of any series of the same class, and if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms.

     The existence of authorized but unissued shares of preferred stock could have anti-takeover effects because we could issue preferred stock with special dividend or voting rights that could discourage potential bidders.

     The Board of Directors has the ability, without stockholder approval, to issue preferred stock with rights and preferences determined by the Board of Directors in the future. As a result, we may issue shares of preferred stock that have dividend, voting and other rights superior to those of the common stock, or that convert into shares of our common stock, without the approval of the holders of our common stock. This could result in the dilution of the voting rights, ownership and liquidation value of current stockholders.

     The Board of Directors has designated 56,500 shares of our preferred stock as Series A Preferred Stock. We issued all 56,500 shares of our Series A Preferred Stock in a private transaction. Each share of Series A Preferred Stock has a face value (for redemption and other purposes) of $10 per share, for a total face value of $565,000. The Series A Preferred Stock is entitled to cumulative dividends of 8% per annum which is payable on March 1st of each year beginning in 2006. The Series A Preferred Stock has a liquidation preference of $10 per share (for a total of $565,000), plus accrued and unpaid dividends, upon a liquidation of the Company. At any time, we have the right to redeem the shares of the Series A Preferred Stock for $10 per share, plus accrued and unpaid dividends. For each share of Series A Preferred Stock that is redeemed, the holder will also receive one share of our common stock, for a total of 56,500 shares of common stock.

OUTSTANDING RIGHTS TO ACQUIRE COMMON STOCK

Under an agreement reached in November 2005, we raised $100,000 through the issuance of 750,000 shares of our common stock, and warrants to purchase 500,000 shares of our common stock at an exercise price of $.50 per share, to Nortia Capital Partners, Inc. ("Nortia"). The options expire on November 30, 2007. In July 2007, the Company reduced the exercise price of these and all other outstanding warrants and options with an original purchase price of $0.50 per share to $0.25 per share.

         We also issued four year warrants to Advice Portfolio Management, GMBH, a placement agent that placed 1,074,000 shares in a private placement for the purchase of 248,880 shares of our common stock. These warrants are exercisable at $.25 per share of common stock and they expire on June 1, 2010.

         In a private placement occurring between December 2005 and January 2006, the Company issued to four subscribers convertible promissory notes of an aggregate of $125,000 principal, with an option to convert the principal amount of the convertible promissory note, including the amount of accrued interest, into shares of our common stock. Subsequently, all the holders of these convertible promissory notes exercised their options to convert, and they received two-year warrants. These warrants, which expire on January 27, 2008, are exercisable at $.25 per share of common stock, for the purchase of 79,167 shares.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

         Patton Boggs LLP, Denver, Colorado, has acted as our counsel in connection with this offering, including the validity of the issuance of the securities offered under this Prospectus. Attorneys of Patton Boggs own 63,335 shares of our common stock, and warrants to purchase an additional 15,834 shares of our common stock.

                      DISCLOSURE OF COMMISSION POSITION OF
                  INDEMNIFICATION FOR SECURITIES ACT LIABILITY

         Our Articles of Incorporation contain a provision that limits the liability of our directors to the fullest extent permitted by the Maryland Business Corporation Law. The provision eliminates the personal liability of our directors for monetary damages for breaches of their fiduciary duty of care. As a result, stockholders may be unable to recover monetary damages against directors for negligent or grossly negligent acts or omissions in violation of their duty of care. The provision does not change the liability of a director for breach of his or her duty of loyalty to the Company or to stockholders or for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. Our Articles of Incorporation provide that if the Maryland Business Corporation Law is amended to further limit such liability, then the liability of directors will be limited or eliminated to the maximum extent permitted by law as so amended. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling All American Pet under the foregoing provisions, or otherwise, All American Pet has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                     ORGANIZATION WITHIN THE LAST FIVE YEARS

         Please refer to the section titled "Certain Relationships and Related Transactions" on page 44 for information regarding transactions with related persons, promoters and certain control persons.

DIRECTOR INDEPENDENCE

         Our Board of Directors is made up of Barry Schwartz and Lisa Bershan, who also serve as the Company's Chief Executive Officer and Executive Vice President, respectively. Because our common stock is traded on the Over-the Counter Bulletin Board (the "OTCBB"), we are not currently subject to corporate governance standards of listed companies, which require, among other things, that the majority of the board of directors be independent. Since we are not currently subject to corporate governance standards relating to the independence of our directors, we choose to define an "independent" director in accordance with the NASDAQ Global Market's requirements for independent directors (NASDAQ Marketplace Rule 4200). At this time, the Board has determined that none of its employee directors are independent under the above definition. We do not list that definition on our Internet website.

                             DESCRIPTION OF BUSINESS


SUMMARY OF THE COMPANY AND ITS CURRENT STATUS

         We produce, market and sell super-premium dog food primarily through supermarkets and grocery stores under the brand name BowWow Breakfast Cereal(TM), which we refer to in this Prospectus as BowWow Breakfast. Our dog food is specifically targeted for the morning meal, and our product is formed and packaged as a breakfast cereal. We currently offer three breakfast cereal products under the BowWow Breakfast brand. The Company has never operated at a profit, and is currently under significant financial strain primarily because as of July 30, 2007, it had limited operating funds of less than $5,000. The Company's total sales for the first six months of 2007 were approximately $55,000. The lack of significant sales results from the fact that the Company does not have the funds necessary to manufacture any of its products, and it does not have any funds to market its products or to pay any other costs necessary to place its products in stores where they can be sold.

THE COMPANY'S BUSINESS MODEL

         We produce, market and sell super-premium dog food primarily through supermarkets and grocery stores under the brand name BowWow Breakfast Cereal(TM), which we refer to in this Prospectus as BowWow Breakfast. Based on our review of the products in the current dog food market, we believe we have developed the first line of commercial dog food specifically targeted for the morning meal, and our product is formed and packaged as a breakfast cereal. We are currently the only dog food company which indicates on its packaging that dogs should be fed two meals a day. In addition, we are the only dog food company in the United States which specifically identifies our product as a morning meal, and which classifies a dog's morning feeding as breakfast. We currently offer three breakfast cereal products under the BowWow Breakfast brand.

         Our business model is based on the following process. We have developed a proprietary formula for dog food breakfasts which are healthy for and appealing to dogs. We then make arrangements with a non-affiliated dog food manufacturer to produce our breakfast dog food according to our particular instructions. Then, we approach different supermarket chains and try to convince these supermarket chains to shelve and sell our dog food in their supermarket stores. Throughout this process, we work with our internal sales team and outside merchandising experts to market our breakfast dog food to consumers, and to increase public awareness of our products. If we are successful in convincing supermarket chains to shelve our products, we go back to our non-affiliated dog food manufacturer and execute purchase orders for the delivery of specified amounts of dog food, which we in turn distribute to supermarket chains who have agreed to shelve our products.

         Educating the public regarding our product and the benefits dogs will receive from our product is a very important aspect of our business. We currently use the latest media and promotional techniques to educate the public regarding the health benefits dogs can receive from a breakfast meal, and to support sales of our product in particular. The current media driven tools we use include, but are not limited to, high profile shopping center publicity events, direct marketing and data gathering programs, internet marketing, strategic media, supermarket and charity promotional alliances, traditional and non-traditional advertising campaigns, loyalty mass mailers, supermarket displays, "end cap" and related sales promotions, and national, local and print news interviews.

         In addition to educating the public, we plan to expand our distribution channels through an aggressive supermarket chain marketing program. Though still in the planning stages, we intend that this program will be supported by an internal sales force, the modernization of the equipment utilized for packaging our products, and the hiring of quality personnel. In addition, we have executed an agreement with an international marketing firm to assist in the promotion and sales of our products, and we have engaged a food broker specializing in the mass-merchandizing and supermarket club business to help promote and market our products.

         We have a limited history and limited operations. We began developing our line of super-premium dog food in March 2003, and we began conducting extensive research regarding the dog food industry at that time. We first distributed our brand of breakfast cereal in supermarkets in February 2004.

GOING CONCERN OPINION AND THE COMPANY'S CURRENT FINANCIAL POSITION

         In their audit report in connection with our 2006 financial statements, our independent registered public accountants included an explanatory paragraph stating that because we have incurred a net loss of $2,513,266 and a negative cash flow from operations of $1,521,895 for the year ended December 31, 2006, and because we had a working capital deficiency of $2,456,364 and a stockholders' deficiency of $1,969,888 at December 31, 2006, there is substantial doubt about our ability to continue as a going concern.

         The Company is dependent upon outside financing to continue operations. Without an immediate capital infusion in the near future, and without a significantly substantial infusion of capital within a short time thereafter, the Company may be forced to limit its operations severely, and it may not be able to survive. To raise additional funding, the Company engaged in a private placement of common stock beginning in February 2007, in which it raised approximately $309,000. The Company recently completed an offering of $300,000 through the placement of 3,000,000 shares of the Company's common stock together with warrants to purchase 3,000,000 shares of common stock (the "$300,000 Offering"). The Company intends to use all the proceeds of this placement to pay operational expenses, including rent, payroll, audit and legal costs. In addition, the Company is currently engaged in an offering of up to $3,000,000 through an offering of 12,000,000 shares of common stock (the "$3MM Offering"). Pursuant to this offering, the Company may attempt to raise up to an additional $500,000 through the sale of up to an additional 2,000,000 shares (in excess of 12,000,000 shares) pursuant to the over-allotment option covering these additional shares. The Company will seek additional financing arrangements, and the Company will require substantial additional capital in excess of the maximum amount of the $300,000 Offering and the $3MM Offering in order to continue to pursue its operations.

         As of July 30, 2007, we had less than $5,000 in operating funds, and this cash position is not sufficient to sustain our operations for the immediate future. The financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. Our continuation as a going concern is dependent on our ability to raise additional funds through private placements of our common stock sufficient to meet our obligations on a timely basis and ultimately to attain profitable operations. There is no assurance that we will be able to raise necessary funds, or that if we are successful in raising the necessary funds, that we will successfully operate our business plan.

SALES OF THE COMPANY'S PRODUCTS

         The wholesale price for the Company's products is $1.00 per pound, and the Company has never operated at a profit. Our total sales for the first six months of 2007 were approximately $55,000. The lack of significant sales results from the fact that we do not have the funds necessary to manufacture any of our products, and we do not have any funds to market our products or to pay any other costs necessary to place our products in stores where they can be sold.

         During the twelve-month period ended December 31, 2006, two supermarket chain customers accounted for approximately 80% of the Company's gross sales. Based on the $1.00 per pound price, in 2006 the Company had total sales net of discounts of $361,466, broken down across quarters as follows: First Quarter, $40,135; Second Quarter, $39,168; Third Quarter, $8,415; and Fourth Quarter, $273,748. Our total sales net of discounts decreased significantly between the second and third quarters of 2006 due to the fact that Albertsons, the third largest supermarket in the country and one of the Company's major customers in 2005, was sold to Supervalu and Cerberus. This sale and the resulting restructuring of the Albertsons distribution centers caused the Company to lose a significant number of stores in which our products were shelved. Our sales increased in the fourth quarter of 2006 because we added three supermarket chains to our customer base, and we shipped our products to these stores in the last two months of 2006.

         Our ability to market our products is essential to the sale of our products and the success of our business. Without adequate funding to promote our products, it is unlikely that sales of our products will increase. For example, during 2006 and most of 2007, we have not had sufficient financial resources to support an effective marketing program, and our sales have not been significant because consumers are largely unaware of our products. In addition, because we do not have adequate financial resources to distribute marketing materials to consumers who possess supermarket "loyalty cards," we have been unable to disseminate information about our product on a broad scale, and we have been unable to "target-market" possible consumers.

         Our products have been accepted in approximately 7,000 supermarket stores, and to achieve our sales goals, we will need to shelve our products in approximately 4,000 additional supermarket stores. In order to shelve our products in these supermarket stores, we will need additional capital to be able to pay shelving fees and to manufacture and deliver our products, which we currently do not have.

EFFORTS TO MARKET AND PROMOTE OUR PRODUCTS

         To market our product successfully, in August 2006 we engaged Crossmark, Inc., a consumer packaged goods marketing company. Crossmark has an international reputation in the consumer goods industry for its strong relationships with supermarkets, and it assists consumer goods companies in placing their products on the shelves of supermarkets nationwide. In addition, we have engaged the services of TBG LLC ("TBG"), a food broker specializing in the mass-merchandising and supermarket club business. Like Crossmark, TBG has established contacts in the mass merchant space, and is well-known in the retail industry. TBG currently works with retailers such as Wal-Mart, Sam's Club, Target, Costco and B.J.'s Wholesale Club.

         We have recently engaged in promotional activities to advertise our products. For example, in April 2007, we were the exclusive dog food sponsor of the "Macy's Petacular," the kick-off event for the Flower Show at Macy's Herald Square in New York City, the country's premier flower show. Our sponsorship of this event led to increased exposure for our products, and our products were advertised on the Macy's Jumbotron on 34th Street and 7th Avenue for two weeks. We have a contract with Macy's to be the exclusive dog food sponsor for this event in 2008. However, we still owe Macy's $60,000 for the 2007 event, and we are obligated to pay Macy's an additional $60,000 on November 1, 2007. In the event we do not satisfy these obligations, it is possible we will lose this sponsorship opportunity in 2008.

         At the Macy's Petacular, we announced a "$1 Million Dollar Pooches & Parents Look-a-Like" promotional contest, which we intend to begin in the first quarter of 2008. This event is planned to be a nationwide contest in which contestants will upload pictures of themselves and their dogs on the Company's website, and visitors to the website will vote for the contestant they think looks most like their dog. Prizes will be distributed weekly for regional winners, and the top regional winners will qualify for a trip to the final event. Regional winners from all over the country will then compete for the title of the National BowWow $1 million winner.

         We intend to participate in these events to enhance our position to attempt to secure corporate promotional alliances and sponsorships, and to create a virtual community on the Company's website through interactive consumer participation. As a result of our involvement with these promotional events, we have experienced a 16% increase in the activity on our website since December 31, 2006. However, these and other promotional events require capital for our participation. Unless and until we obtain sufficient funding, we will not be able to participate in these events.

         It is important to recognize that although we have expended significant resources to market our products as described above, we will not be able to implement or utilize these opportunities and arrangements unless we obtain the capital necessary for such implementation and/or utilization in the near future.

EMPLOYEES

         As of December 31, 2006, we have twelve full-time employees including our two officers. We also have three consultants that work with us on a part-time basis to assist in local marketing and public relations activities.

AVAILABLE INFORMATION

         We have filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock offered by this Prospectus. This Prospectus, which is a part of that registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning the Company and the securities offered by this Prospectus, please refer to the registration statement and to the exhibits filed with it.

         The registration statement, including all exhibits, may be inspected without charge at the SEC's Public Reference Room at the public reference facility of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference facility by calling the SEC at 1-800-SEC-0330. The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system, and is publicly available through the SEC's Website located at http://www.sec.gov.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The statements contained in this report that are not purely historical are forward-looking statements. "Forward-looking statements" include statements regarding our expectations, hopes, intentions, or strategies regarding the future. Forward-looking statements include: statements regarding future products or product development; statements regarding future selling, general and administrative costs and research and development spending, and our product development strategy; statements regarding future capital expenditures and financing requirements; and similar forward-looking statements. It is important to note that our actual results could differ materially from those in such forward-looking statements.

SUMMARY OF THE COMPANY AND ITS CURRENT STATUS

         As described herein, we produce, market and sell super-premium dog food primarily through supermarkets and grocery stores under the brand name BowWow Breakfast Cereal(TM), which we refer to in this Prospectus as BowWow Breakfast. The Company has never operated at a profit, and is currently under significant financial strain primarily because as of July 30, 2007 it had limited operating funds of less than $5,000. The Company's total sales for the first six months of 2007 were approximately $55,000. The lack of significant sales results from the fact that the Company does not have the funds necessary to manufacture any of its products, and it does not have any funds to market its products or to pay any other costs necessary to place its products in stores where they can be sold.

THE COMPANY'S BUSINESS MODEL

         We produce, market and sell super-premium dog food primarily through supermarkets and grocery stores under the brand name BowWow Breakfast Cereal(TM), which we developed and targeted specifically for the morning meal. The product forms and packaging are designed as a breakfast cereal. We currently offer three breakfast cereal products under the BowWow Breakfast brand.

         We plan to formulate a variety of other product concepts in addition to the BowWow Breakfast brands. We intend to expand by offering additional packaging alternatives with our existing flavors (e.g. variety pack of the four ounce dog food boxes, a 128 ounce jumbo box of dog food, and eight and twenty pound bags of dog food for mass merchants). Although we have initially focused on commercializing existing product concepts, we also intend to explore opportunities to expand within existing product categories and to create new product lines. Each of these new initiatives will require substantial capital to undertake and implement, and we have not identified or received commitments from any sources of capital.

         We contract with one non-affiliated dog food manufacturer and one non-affiliated box packager to prepare our products in accordance with strict quality assurance and quality control standards. We currently maintain arrangements with parties that have experience producing and warehousing dry pet food products, and we require that these parties use strict ingredient and processing standards for the production of our brands. For example, when we produce the BowWow Breakfast brands, one of our employees is present at the manufacturing facility to supervise production, and to test the quality and ingredients of the dog food.

         We intend to generate revenue from the sales of super-premium dog food products to our supermarket and grocery store customers, which we refer to in this section as retail customers. Our revenue arrangements with our retail customers often include sales incentives and other promotional costs such as coupons, volume-based discounts and off-invoice discounts. In addition, we may pay "slotting fees," which are fees paid based on an oral arrangement with a retail customer to have our products placed on its shelves. Slotting fees are a one-time fee paid to a retail customer. Additional slotting fees may be incurred with a retail customer in the future if additional products are sold through that retail customer. As we continue to build out our distribution network, we anticipate incurring additional slotting fees. We record slotting fees as a reduction of gross sales. We do not currently have sufficient funds to pay the slotting fees necessary to shelve our products with retail customers at a level necessary to sustain our operations or generate revenue.

RESULTS OF OPERATIONS FOR YEAR ENDED DECEMBER 31, 2006 COMPARED WITH YEAR ENDED DECEMBER 31, 2005

         The following discussion of the results of operations should be read in conjunction with our financial statements and notes thereto for the year ended December 31, 2006 included in this Prospectus.

         For the twelve-month period ended December 31, 2006, there was an increase (as a percentage of sales) in both cost of products shipped and in spoilage. Both increases were mainly due to the decrease in volume during the twelve-month period in comparison to the year ended December 31, 2005. The Company was unable to keep its costs for products shipped as low as in prior periods due to lower quantities ordered. In addition, due to these decreased shipments, more product than usual became stale (over 1 year) and was disposed of, and a significant amount of exterior packaging was recycled due to a change in product ingredients.

         Our other operating expenses consist of:

          o Sales and marketing expenses, which includes shipping costs related to manufactured products and advertising costs;

          o    spoils expenses related to manufactured products;

          o    general and administrative expenses;

          o    interest expense; and

          o    depreciation and amortization expense.

         Since our founding, we have incurred high costs while generating low revenues. As a result, we have historically experienced large operating losses and negative cash flow. At December 31, 2006 and December 31, 2005, we had a working capital deficit of $2,456,364 and $1,228,153, respectively, and a shareholder deficit of $1,969,888 and $1,071,059, respectively. We have funded our operations primarily through the issuance of equity securities and debt. Ongoing working capital requirements will primarily consist of marketing, promotional and advertising expense. We believe that our revenue growth and future profitability will depend on the success of our marketing strategies. Our limited operating history makes it difficult to evaluate our prospects for success and our revenue and profitability potential is unproven.

         Net sales for the year ended December 31, 2006 were $182,986 compared to $38,611 in the comparable period in 2005. Net sales consist of sales, net of discounts, offset by slotting and sales incentive fees. Sales, net of discounts, decreased in the year ended December 31, 2006 to $361,466 from $467,281 in the comparable period in 2005. This decrease occurred due to a longer than expected delay in delivering our products onto the shelves of supermarkets, and changes in our sales volume due to corporate restructuring that occurred at one of our customers. Slotting fees decreased net sales by $178,480 for the year ended December 31, 2006 compared to $428,670 in the comparable period in 2005. The positive effect of slotting fees during the year ended December 31, 2006 resulted from our settlement with a major customer as a result of the customer's inability to deliver shelf space and outlets due to its being restructured as a result of its acquisition in December 2005. Consequently, the customer forgave $219,535 of previously accrued slotting fees. This adjustment was recorded as a reduction to slotting fees.

         Cost of goods sold was $288,719 for the year ended December 31, 2006 compared to $250,869 in the comparable period in 2005. The increase in cost of goods sold was due to decreased sales volume, resulting in the Company's inability to keep costs for products shipped as low as in prior periods.

         The components of cost of goods sold for each period are as follows:

                                       DECEMBER 31,     DECEMBER 31,
                                          2006              2005
                                        ---------        ---------
Freight In                              $  4,465        $   2,518

Fulfillment                               22,316           35,770

Cost of products shipped                 252,200          203,235

Spoilage                                   9,738            9,346

Total cost of goods sold                $288,719        $ 250,869

         Operating expenses were $2,406,733 for the year ended December 31, 2006 compared to $1,233,760 in the comparable period in 2005. Of this increase, general and administrative expenses were $1,851,766 for the year ended December 31, 2006 versus $870,456 in the comparable period in 2005. The increase in these expenses is primarily the result of an increase of general and administrative expense resulting from an increase in sales and office personnel. In addition, interest expense for the year ended December 31, 2006 totaled $117,632 as compared to $107,796 in the comparable period in 2005. The increase in interest expense for the year ended December 31, 2006 was due to accrued interest relating to $465,000 in related party and $325,000 in third party loans and convertible notes in an aggregate amount of $145,000.

         Also included in our increased operating expenses between fiscal 2005 and fiscal 2006 was an increase in our sales and marketing costs, from $255,508 in 2005 to $406,794 in fiscal 2006. This increase is primarily the result of our increased marketing and sales efforts in 2006, post delivery spoilage costs of approximately $31,870 and the hiring of marketing consultants in 2006. During 2006, we exerted significant efforts to advertise, market and sell our product, including efforts to encourage retail customers to carry the BowWow Breakfast brand.

LIQUIDITY, CAPITAL RESOURCES AND GOING CONCERN

         The Company incurred a net loss of $2,513,266 and a negative cash flow from operations of $1,521,895 for the year ended December 31, 2006, and had a working capital deficiency of $2,456,364 and a stockholders' deficiency of $1,969,888 at December 31, 2006. These matters raise substantial doubt about our ability to continue as a going concern.

         In their report in connection with our 2006 financial statements, our independent registered public accountants included an explanatory paragraph stating that, because we incurred a net loss of $2,513,266 and a negative cash flow from operations of $1,521,895 for the year ended December 31, 2006, and a working capital deficiency of $2,456,364 and a stockholders' deficiency of $1,969,888 at December 31, 2006, there was substantial doubt about our ability to continue as a going concern.

         Our principal sources of liquidity have been sales of equity securities and borrowings. To meet our current requirements to operate, the Company is currently attempting to undertake the sale of some of its common shares to raise these funds. There are currently no commitments or other known sources for this funding. If these funds are obtained, our principal uses for these funds will be to fund our operations, to pay for expanded marketing, advertising and promotional activities, for additional grocery store placement fees (slotting allowances) and for working capital purposes, including accounting, audit and legal expenses for SEC filings and other matters. As of December 31, 2006 we had cash and cash equivalents of zero. Until cash generated from operations is sufficient to satisfy our future liquidity requirements, we are investigating purchase order and slotting funding from different sources. In addition, we will be looking to seek additional funds through the issuance of additional equity with another round of funding. There are currently no commitments or other known sources for this funding. If these funds are obtained, it would result in additional dilution to our stockholders. Financing may not be available in the future in amounts or on terms acceptable to us, if at all.

         In December 2005, we sold convertible promissory notes for approximately $25,000, and an additional $100,000 in January 2006 which resulted in $120,335 being raised net of related offering costs. In November 2005, we entered into an agreement with Nortia Capital Partners, Inc., under which we received an additional $50,000 in December 2005 and $50,000 in January 2006. Between January and April 2006, we sold 3,094,000 shares of common stock at $.50 per share, for $1,547,000, and raised approximately $1,327,132 net of related offering costs.

         As of July 30, 2007, the Company had less than $5,000 in operating funds, and it is in need of substantial, immediate funding in order to continue operating. If the Company does not receive immediate capital infusions by the beginning of the fourth quarter of 2007, the Company will at least have to limit its operations severely, and it may not be able to survive.

DEBT SERVICE

         On April 27, 2004, we entered into a one-year note payable agreement to borrow $150,000 at 10% interest from an individual. As a condition of entering into the note we were also required to pay additional fees totaling $50,000 upon maturity of the note. We considered this amount to be additional interest and, accordingly, recorded it as expense using the effective interest method over the term. We paid $1,000 of interest during the note term, and on April 27, 2005, the note was amended to require a five-month repayment of all accrued principal and interest and an additional $30,000 of fees. The additional fees were also accrued as interest expense using the effective interest method. We made payments aggregating $18,000 during the new term and on September 30, 2005 became in default of this obligation. There were no penalties assessed on the Company as a result of this default, and the Company received a waiver from the noteholder. In addition, there were no cross-default provisions triggered by this default. On December 31, 2005 all accrued interest was recorded to reflect the total unpaid obligation of $232,000. Accrued interest in the amount of $28,258 and $5,824 is included in interest payable at December 31, 2006 and 2005, respectively. We made three payments totaling $12,500 during the year ended December 31, 2006.

         On September 15, 2005, the Company commenced a private placement offering of convertible notes payable to raise up to $500,000. The Company raised $20,000 in 2005 from notes that accrued interest at 6% and are due on March 15 and March 28, 2007. Prior to the repayment in full of all principal and interest due under the notes, the note holder has the option to convert all of the principal amount of the note, including the amount of accrued interest, into the same securities and/or other consideration being acquired by investors in a subsequent financing, as defined, at a conversion rate at $0.65 per share. The note holders received warrants to purchase an additional 15,384 shares of common stock at an exercise price of $1.00 per share. Accrued interest in the amount of $1,552 is included in interest payable at December 31, 2006

         The notes were incorrectly accounted for in 2005, and as a result, were improperly accounted for as equity in the financial statements for the year ended December 31, 2005. A Black Scholes calculation determined the value of the warrants was $57 at December 31, 2005. This amount was deemed immaterial, thus negating the need to restate the financial statements for the year ended December 31, 2005.

         On October 25, 2005, the Company entered into a related party loan with a relative of a shareholder in the amount of $50,000. The loan accrues interest at 20% per annum and was due in a lump sum of principal and accrued interest on April 26, 2006. On April 21, 2006, this note was extended for an additional 60 days. Accrued interest in the amount of $11,863 and $1,863 is included in interest payable at December 31, 2006 and 2005, respectively. On June 26, 2006, this note was extended until December 26, 2007.

         On November 29, 2005, the Company commenced a private placement offering of convertible notes payable. As of December 31, 2005, we had issued one note to an investor totaling $25,000 under the convertible notes payable offering. In January 2006, an additional $100,000 was subscribed and cash received. The notes carried interest at 8% and were due one-year from the closing. These notes also provided the note holder with the option to convert any or all of the principal amount of note, including the amount of accrued interest, into the same securities and/or other consideration being acquired by investors in a subsequent financing, as defined, at a conversion rate equal to 80% of the price paid by the investors in the subsequent financing. This below market conversion rate resulted in a beneficial conversion feature of $31,250 for these notes, which was reflected as a debt discount. At the time of issuance of the shares based on the conversion option, note holders were to receive a warrant to purchase a number of shares of our common stock equal to 25% of the number of conversion shares. In March 2006, the note holders elected to convert the debt and all accrued interest to 316,667 shares of common stock. In addition, each converting holder received two-year warrants exercisable at $.50 per share of common stock. In July 2007, the Company reduced the exercise price of these and all other outstanding warrants and options with an original purchase price of $0.50 per share to $0.25 per share. The total number of shares of our common stock underlying these warrants is 79,167. The Company recorded additional expense of $9,089 related to these warrants calculated using the options pricing model.

         On August 29, 2006, the Company entered into a related party loan with an officer in the amount of $25,000. The loan accrues interest at 15% per annum and is due on demand. Accrued interest in the amount of $1,259 is included in interest payable at December 31, 2006. On June 26, 2006, this note was extended for an additional 18 months. The Company made payments of $10,000 during the twelve-month period ended December 31, 2006.

         During the fourth quarter of 2006, the Company entered into loans with a shareholder in the aggregate amount of $400,000. The loans accrue interest at 15% per annum and are due on demand. Accrued interest in the amount of $8,630 is included in interest payable at December 31, 2006.

         During 2006, the Company borrowed additional funds of $87,500 from four unrelated individuals to fund current operations. All of these notes accrue interest at 15% per annum, and the four notes are due as follows: (i) a $50,000 note is due on October 13, 2007; (ii) a note for $12,500 is due on October 31, 2007; and (iii) two notes for $12,500 each are due on December 26, 2007. Accrued interest in the amount of $3,702 is included in interest payable at December 31, 2006. The Company made payments of $2,000 during the twelve-month period ended December 31, 2006.

HISTORICAL TRENDS

         Cash Flows from Operating Activities. We used $1,521,895 of cash flows from operating activities during the year ended December 31, 2006 compared to $508,670 in the comparable period in 2005.

         Cash Flows from Investing Activities. Cash used from investing activities totaled $35,501 during the year ended December 31, 2006 compared to $5,016 in the comparable period in 2005. The primary use of this cash was for capital expenditures.

         Cash Flows from Financing Activities. Cash provided by financing activities totaled $1,557,396 and $423,044 for the year ended December 31, 2006 and 2005, respectively. The primary sources of cash for the year ended December 31, 2006 were proceeds from sale of common stock of $1,313,132 net of costs, and proceeds from short-term debt of $493,000.

CAPITAL EXPENDITURES

         Capital expenditures were $35,501 for the year ended December 31, 2006 compared to $5,016 in the comparable period in 2005. Capital expenditures were primarily used to purchase office equipment for the Company's headquarters and the construction of a website. At the end of fiscal 2005, contractual commitments for capital purchases were not material. While fiscal 2007 capital expenditures are expected to increase slightly, this increase is not expected to be material.

         As of July 30, 2007, the Company had less than $5,000 in operating funds, and it is in need of substantial, immediate funding in order to continue operating. If the Company does not receive immediate capital infusions by the beginning of the fourth quarter of 2007, the Company will at least have to limit its operations severely, and it may not be able to survive. The Company intends to use all of the capital it receives in the future to complete and fund its operations, to pay for expanded marketing, advertising and promotional activities, for additional grocery store placement fees (slotting allowances) and for working capital purposes, including accounting, audit and legal expenses for SEC filings and other matters. These items indicate our present estimate of our use of any capital we raise; however, we may reallocate the proceeds or utilize the proceeds for other business purposes. The actual expenditures may vary from these estimates because of a number of factors, including whether we obtain additional funding, what other obligations we have incurred, the amount of sales of our products and other matters. The amount of capital that we will need in the future will depend on many factors, including:

          o    our relationship with manufacturers and customers;

          o    the market acceptance of our products;

          o the levels of promotion and advertising that will be required to launch our new products and achieve and maintain a competitive position in the marketplace;

          o    expansion of our business;

          o    price discounts on our products to our customers;

          o our pursuit of strategic transactions, including acquisitions, joint ventures and capital investments;

          o    the levels of inventory and accounts receivable that we maintain;
               and

          o    our entrance into new markets.

         The Company leases certain equipment under agreements classified as capital leases. The leases were recorded to reflect the present value of the net minimum lease payment, at acquisition date, using an interest rate of 16.62%. In March 2006, one of the leases was restated with slightly modified terms resulting in a reduction of the liability by approximately $9,000. This adjustment was reflected as of December 31, 2006.


Years Ending December 31,

2007                                                               $ 66,600

2008                                                               $ 66,600

2009                                                               $ 13,650

2010                                                               $     --

Total                                                              $146,850

         Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in equal to or in excess of one year) as of December 31, 2006 are as follows:

Years Ending December 31,

2007                                                               $  95,178

2008                                                               $  94,332

2009                                                               $  97,161

2010                                                               $  41,557

Total                                                              $ 328,228

         Inflation has not had a significant impact on our revenue and operations.

NEW ACCOUNTING PRONOUNCEMENTS

         References to the "FASB", "SFAS" and "SAB" in this Prospectus refer to the "Financial Accounting Standards Board", "Statement of Financial Accounting Standards", and the "SEC Staff Accounting Bulletin", respectively.

         In December 2004 the FASB issued SFAS No. 123(R) which revised SFAS No. 123 to require a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award--the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Employee share purchase plans will not result in recognition of compensation cost if certain conditions are met; those conditions are much the same as the related conditions in Statement 123. A public entity will initially measure the cost of employee services received in exchange for an award of liability instruments based on its current fair value; the fair value of that award will be re-measured subsequently at each reporting date through the settlement date. Changes in fair value during the requisite service period will be recognized as compensation cost over that period. A nonpublic entity may elect to measure its liability awards at their intrinsic value through the date of settlement. The statement was effective for small business issuers on January 1, 2006. The Company has adopted the requirements of SFAS No. 123(R) beginning in fiscal 2006. The Company has no options outstanding through December 31, 2006.

         In November 2004, the FASB issued Statement of Financial Accounting Standards No. 151, "Inventory Costs." This statement amends the guidance in ARB No. 43 Chapter 4 Inventory Pricing, to require items such as idle facility costs, excessive spoilage, double freight and re-handling costs to be expensed in the current period, regardless if they are abnormal amounts or not. This Statement became effective for the Company in the first quarter of 2006 and the adoption did not have a material effect on results of operations, financial position or cash flows.

         In December 2004, the FASB issued Statement No. 153 (SFAS 153), Exchanges of Non-monetary Assets," an amendment of APB Opinion No. 29. SFAS 153 is effective for non-monetary transactions occurring in fiscal periods beginning after June 15, 2005. SFAS 153 generally will no longer allow non-monetary exchanges to be recorded at book value with no gain being recognized. Non-monetary exchanges will be accounted for at fair value recognizing any gain or loss, if the transactions meet a commercial substance criterion and fair value is determinable. To prevent gain recognition on exchanges of real estate when the risks and rewards of ownership are not fully transferred, SFAS 153 precludes a gain from being recognized if the entity has significant continuing involvement with the real estate given up in the exchange. The Company adopted SFAS 153. The adoption did not have a material effect on results of operations, financial position, or cash flows.

         In May 2005, the FASB issued SFAS No. 154, which establishes new standards on accounting for changes in accounting principles. Pursuant to the new rules, all such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so. SFAS No. 154 completely replaces Accounting Principles Bulletin (APB) Opinion 20 and SFAS 3, though it carries forward the guidance in those pronouncements with respect to accounting for changes in estimates, changes in the reporting entity, and the correction of errors. This statement was effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company adopted SFAS 154. The adoption did not have a material effect on results of operations, financial position, or cash flows.

         In June 2006, the FASB issued FIN 48, "Accounting for Uncertainty in Income Taxes--an interpretation of FASB Statement No. 109," which seeks to reduce the diversity in practice associated with the accounting and reporting for uncertainty in income tax positions. This Interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in an income tax return. FIN 48 presents a two-step process for evaluating a tax position. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, based on the technical merits of the position. The second step is to measure the benefit to be recorded from tax positions that meet the more-likely-than-not recognition threshold, by determining the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement, and recognizing that amount in the financial statements. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted FIN 48 January 1, 2007. The adoption did not have a material effect on results of operations, financial position or cash flows.

         In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements". SAB No. 108 was issued in order to eliminate the diversity in practice surrounding how public companies quantify financial statement misstatements. SAB No. 108 requires that registrants quantify errors using both a balance sheet (iron curtain) approach and an income statement (rollover) approach then evaluate whether either approach results in a misstated amount that, when all relevant quantitative and qualitative factors are considered, is material. SAB No. 108 is effective for fiscal years ending after November 15, 2006. The Company has adopted the bulletin during 2006. The adoption did not have a material effect on the Company's results of operations, financial position or cash flows.

         FASB Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements, issued in September 2006, establishes a formal framework for measuring fair value under GAAP. It defines and codifies the many definitions of fair value included among various other authoritative literature, clarifies and, in some instances, expands on the guidance for implementing fair value measurements, and increases the level of disclosure required for fair value measurements. Although SFAS No. 157 applies to and amends the provisions of existing FASB and AICPA pronouncements, it does not, of itself, require any new fair value measurements, nor does it establish valuation standards. SFAS No. 157 applies to all other accounting pronouncements requiring or permitting fair value measurements, except for: SFAS No. 123 (R), share-based payment and related pronouncements, the practicability exceptions to fair value determination allowed by various other authoritative pronouncements, and AICPA Statements of Position 97-2 and 98-9 that deal with software revenue recognition. SFAS No. 157 is effective for financial statements issued in fiscal years beginning after November 15, 2007 and to interim periods within those fiscal years. The Company is currently in the process of evaluating the effect, if any, the adoption of SFAS No. 157 will have on its results of operations, financial position, or cash flows.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

         In preparing our financial statements in accordance with U.S. GAAP, there are certain accounting policies that are particularly important. These include revenue recognition, income taxes, stock option and stock warrant valuations. We believe these accounting policies, and others set forth in Note 1 to the Consolidated Financial Statements, should be reviewed as they are integral to understanding the results of operations and financial condition of the Company. In some cases, these policies simply represent required accounting. In others, they may represent a choice between acceptable accounting methods or may require substantial judgment or estimation in their application. Due to the nature of our business, these estimates generally are not considered highly uncertain at the time of estimation, meaning they are not expected to result in changes that would materially affect our results of operations or financial condition in any given year.

ACCOUNTS RECEIVABLE AND ALLOWANCES FOR UNCOLLECTIBLE ACCOUNTS

         Our credit transactions with our customers are based on their stability and financial history. Management has determined that a specific reserve for bad debt is unnecessary at this time, since we regularly evaluates the collectibility of our trade receivable balances and have encountered no problems with past due balances. If circumstances related to specific customers deteriorate, our estimates of the recoverability of receivables associated with those customers could materially change.

INVENTORIES

         Our inventory is valued at the lower of cost or market value and maintained on the first-in, first-out method. It consists of finished goods, raw materials and packaging supplies. We constantly monitor inventory spoilage. Product received by our customers that is damaged is expensed in sales and marketing. Spoilage for raw materials being stored pending orders is included in cost of goods sold.

REVENUE RECOGNITION

         Our revenue transactions represent sales of inventory, recognized when title, ownership and risk of loss transfer to the customer, which generally is on the date of shipment. A provision for payment discounts and product return allowances is recorded as a reduction of sales within the same period that the revenue is recognized. A provision for slotting fees, which is an oral arrangement pursuant to which the retail grocer allows our products to be placed on the store's shelves in exchange for a fee, is also recorded as a reduction of sales within the same period that the revenue is recognized. We offer sales incentives to customers and consumers through various programs, consisting primarily of customer pricing allowances, merchandising funds and consumer coupons. The cost of these programs is recognized as incurred and recorded as a sales and marketing expense. Given the nature of our business, revenue recognition practices do not contain estimates that materially affect results of operations.

INCOME TAXES

         Our annual tax rate is determined based on our income (loss), statutory tax rates and the tax impacts of items treated differently for tax purposes than for financial reporting purposes. The Company has a deferred tax asset which related to its net operating loss carry-forward. Deferred tax assets generally represent items that can be used as a tax deduction or credit in future years for which we have already recorded the tax benefit in our income statement. Inherent in determining our annual tax rate are judgments regarding business plans, planning opportunities and expectations about future outcomes. Realization of certain deferred tax assets is dependent upon generating sufficient taxable income prior to the expiration of the carry-forward periods. Management has established an aggregate valuation allowance against its deferred federal and state tax assets, since it is believed that such assets do not meet the more likely than not criteria to be recoverable through projected future profitable operations. Our accounting represents management's best estimate of future events that can be appropriately reflected in the accounting estimates.

SPOILS COSTS

         Expenses for spoils that are incurred after our products are received by our customers are recorded as a reduction in gross sales. Expenses for spoils that occurred while raw materials were stored pending orders are included in cost of goods sold. The Company incurred $31,870 for spoils at the customers' premises during the twelve-month period ended December 31, 2006, and no expenses for the year ended December 31, 2005. In addition, the Company incurred $9,738 and $9,346 for spoils that occurred while our raw materials were stored pending orders during the twelve-month period ended December 31, 2006 and for the twelve-month period ended December 31, 2005, respectively. The Company regularly evaluates the costs of spoils in relationship to sales to determine if its allowance is adequate. There has been no reserve recorded.

OFF-BALANCE SHEET ARRANGEMENTS

         We do not have any off balance sheet arrangements.

GOING CONCERN

         Our independent registered public accountant's audit report on the financial statements at December 31 2006 includes an explanatory paragraph stating that because we have incurred a net loss of $2,513,266 and a negative cash flow from operations of $1,521,895 for the year ended December 31, 2006, and a working capital deficiency of $2,456,364 and a stockholders' deficiency of $1,969,888 at December 31, 2006, there is substantial doubt about our ability to continue as a going concern. The Company is dependent upon outside financing to continue operations. Without an immediate capital infusion in the near future, and without a significantly substantial infusion of capital within a short time thereafter, the Company may be forced to limit its operations severely, and it may not be able to survive. Ultimately, our ability to continue to finance our operations and research and development efforts, as well as profitability, will depend on our ability to generate sufficient revenue from the sales of our products.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2007 COMPARED WITH THE THREE MONTHS ENDED MARCH 31, 2006

         The following discussion of the results of operations should be read in conjunction with our condensed financial statements and notes thereto for the three months ended March 31, 2007 included in this Prospectus.

         There was an increase in the cost of products shipped for the three month period ended March 31, 2007 as compared to the period ended March 31, 2006. The increase was mainly due to a $19,000 addition in product purchases during the three-month period ended March 31, 2007 compared to the period ended March 31, 2006. In addition, a significant amount of exterior packaging was recycled due to a change in product ingredients.

         Our other operating expenses consisted of:

          o Sales and marketing expenses, which includes shipping costs related to manufactured products and advertising costs;

          o    spoils expenses related to manufactured products;

          o    general and administrative expenses;

          o    interest expense; and

          o    depreciation and amortization expense.

         Net sales for the three months ended March 31, 2007 were $10,118, compared to net sales of $184,670 in the comparable period in 2006. Net sales consist of sales, net of discounts, offset by slotting and sales incentive fees. Sales, net of discounts, decreased in the three months ended March 31, 2007 to $25,118 from $40,135 in the comparable period in 2006. This decrease occurred due to a longer than expected delay in delivering our products onto the shelves of supermarkets and post delivery spoilage costs of approximately $9,142. Slotting fees decreased net sales by $15,000 for the three months ended March 31, 2007 compared to an increase of $144,535 in the comparable period in 2006.

         Cost of goods sold was $32,102 for the three months ended March 31, 2007, compared to $30,429 in the comparable period in 2006. The increase in cost of goods sold was due to decreased sales volume, resulting in the Company's inability to keep costs for products shipped as low as in prior periods.

         The components of cost of goods sold for each period are as follows:

                                                 3/31/2007        3/31/2006
                                                 ---------        ---------
                 Fulfillment                        1,656          11,672
                 Cost of products shipped          30,118          15,852
                 Spoilage                             327           2,905
                                                   ------          ------
                 Total cost of goods sold          32,101          30,429
                                                   ======          ======

         Operating expenses were $865,092 for the three months ended March 31, 2007 compared to $313,864 in the comparable period in 2006. Of this increase, general and administrative expenses were $724,553 for the three months ended March 31, 2007 versus $285,196 in the comparable period in 2006. The increase in these expenses is primarily the result of additional costs associated with the hiring of new sales and office personnel during the three-month period ended March 31, 2007.

Also included in our increased operating expenses between the quarter ended March 31, 2007 and the quarter ended March 31, 2006 was an increase in our sales and marketing costs, from $28,396 for the period ended March 31, 2006 to $130,707 for the period ended March 31, 2007. This increase is primarily the result of our increased marketing and sales efforts in 2007, post delivery spoilage costs of approximately $9,142 and the hiring of marketing consultants in 2007. During the three-month period ended March 31, 2007, we exerted significant efforts to advertise, market and sell our product, including efforts to encourage retail customers to carry the BowWow Breakfast brand.

LIQUIDITY, CAPITAL RESOURCES AND GOING CONCERN

         For the three months ended March 31, 2007, the Company incurred a net loss of $911,052 and a negative cash flow from operations of $304,713, as compared to a net loss of $219,636 and a negative cash flow from operations of $304,713 for the corresponding period in 2006. In addition, the Company had a working capital deficiency of $2,801,347 and a stockholders' deficiency of $2,617,140 as of March 31, 2007, compared to a working capital deficiency of $2,456,364 and a stockholders' deficiency of $1,969,888 as of December 31, 2006. These matters raise substantial doubt about our ability to continue as a going concern.

         Our principal sources of liquidity have been sales of equity securities and borrowings. To meet our current requirements to operate, the Company is currently attempting to undertake the sale of some of its common shares to raise additional funds. There are currently no commitments or other known sources for this funding. If these funds are obtained, our principal uses would be to complete and fund our operations, to pay for expanded marketing, advertising and promotional activities, for additional grocery store placement fees (slotting allowances) and for working capital purposes, including accounting, audit and legal expenses for SEC filings and other matters. As of March 31, 2007, we had cash and cash equivalents of zero. Until cash generated from operations is sufficient to satisfy our future liquidity requirements, we are investigating purchase order and slotting funding from different sources. In addition, we will be looking to seek additional funds through the issuance of additional equity with another round of funding. There are currently no commitments or other known sources for this funding. If these funds are obtained, it would result in additional dilution to our stockholders. Financing may not be available in the future in amounts or on terms acceptable to us, if at all.

         In February 2007, the Company engaged in a private placement of common stock, in which it raised approximately $309,000 during the three months ended March 31, 2007. The Company issued 618,000 shares of common stock in this placement. Subsequent to March 31, 2007, the Company raised an additional $347,890 (net of costs) in a private placement, and issued an additional 3,096,000 shares of common stock and options to purchase 3,000,000 shares of our common stock at $0.10 per share.

         At March 31, 2007, the Company had a bank overdraft, and it was in need of substantial, immediate funding in order to continue operating. If the Company does not receive immediate capital infusions by the beginning of the fourth quarter of 2007, the Company will at least have to limit its operations severely, and it may not be able to survive.

DEBT SERVICE

         On April 27, 2004, the Company entered into a note payable agreement with an individual to borrow $150,000 at 10% interest per annum. The note was payable on April 27, 2005. As a condition of entering into the note, the Company was also required to pay additional fees totaling $50,000 upon maturity of the note. The Company considered this amount to be additional interest and, accordingly, recorded it as an expense using the effective interest method over the term. The Company paid $1,000 of interest during the note term and on April 27, 2005 the note was amended to require a five-month repayment of all accrued principal and interest and an additional $30,000 of fees. The additional fees were also accrued as interest expense using the effective interest method. The Company made payments aggregating $18,000 during the new term and on September 30, 2005 became in default of this obligation. All accrued interest as of September 30, 2005 was recorded to reflect the total unpaid principal obligation of $232,000 at December 31, 2005. Accrued interest in the amount of $33,672 is included in interest payable at March 31, 2007. The Company made principal payments of $5,000 for the three months ended March 31, 2007.

         On September 15, 2005, the Company commenced a private placement offering of convertible notes to raise up to $500,000. Pursuant to this offering, on each of September 15 and September 29, 2005, the Company issued a convertible debenture for $10,000. The September 15 debenture was due on March 15, 2007, and accrued interest at an annual rate of six percent, with the interest to be due and payable annually in arrears on December 31, 2005, December 31, 2006 and March 15, 2007. The September 29 debenture was due on March 28, 2007, and accrued interest at an annual rate of six percent, with the interest to be due and payable annually in arrears on December 31, 2005, December 31, 2006 and March 28, 2007. Each note holder has the option at any time to convert the principal amount of each note into shares of common stock at a conversion price at $0.65 per share. In addition, the conversion price is subject to adjustment in the event the Company issues additional shares of common stock for less than $0.65 per share. In connection with the issuance of each note, each note holder received a warrant to purchase 7,692 shares of common stock at an exercise price of $1.00 per share. The Company is now in default on these obligations. Accrued interest in the amount of $1,851 is included in interest payable at March 31, 2007.

         On October 25, 2005, the Company entered into a related party loan with a relative of a shareholder in the amount of $50,000. The loan accrues interest at 20% per annum and is due in a lump sum of principal and accrued interest on maturity. The original due date of this note was April 26, 2006, which was subsequently extended for 60 days until June 26, 2006. On June 26, 2006, this note was extended again for an additional 18 months until December 26, 2007. Accrued interest in the amount of $14,356 is included in interest payable at March 31, 2007.

         On August 29, 2006, the Company entered into a related party loan with an officer in the amount of $25,000. The loan accrues interest at 15% per annum and is due on demand. The Company made payments of $10,000 during the year ended December 31, 2006. Accrued interest in the amount of $1,820 is included in interest payable at March 31, 2007.

         During the fourth quarter of 2006, the Company entered into loans with a shareholder in the aggregate amount of $400,000. The loans accrue interest at 15% per annum and are due on demand. Accrued interest in the amount of $23,589 is included in interest payable at March 31, 2007.

         On December 26, 2006, the Company borrowed additional funds of $25,000 from two individuals who became investors in 2007. The loans accrue interest at 15% per annum and are due December 26, 2007. Accrued interest in the amount of $986 is included in interest payable at March 31, 2007.

         On January 24, 2007, the Company entered into a related party loan with a shareholder in the amount of $10,000. The loan accrues interest at 15% per annum and is due on January 23, 2008. Accrued interest in the amount of $275 is included in the interest payable at March 31, 2007.

         During 2006, the Company borrowed additional funds of $62,500 from two unrelated individuals to fund current operations. These two notes accrue interest at 15% per annum, and one note for $50,000 is due on October 13, 2007, and the other note for $12,500 is due on October 31, 2007. The Company made payments of $2,000 during the year ended December 31, 2006. Accrued interest in the amount of $5,913 is included in interest payable at March 31, 2007.

         On February 21, 2007, the Company borrowed additional funds of $22,500 from an unrelated individual to fund current operations. The note, which was due March 1, 2007, was paid in full February 27, 2007. The Company issued 5,000 warrants for this short term loan.

         During the three-month period ended March 31, 2007, two note holders also became investors. As a result, $25,000 in short-term notes payable at December 31, 2006 was reclassed to short-term notes payable related party.

HISTORICAL TRENDS

         Cash Flows from Operating Activities. We used $304,713 of cash flows from operating activities during the three months ended March 31, 2007 compared to $711,207 in the comparable period in 2006. Cash flows were primarily used for $15,000 in additional product purchase; recycling exterior packaging due to a change in product ingredients; $14,906 in prepaid assets and deposits; sales and marketing expenses of $130,707, which includes shipping costs related to manufactured products and advertising costs; $9,142 in spoils expenses related to manufactured products; $724,533 in general administrative expenses; and $4,977 in interest expense.

         Cash Flows from Investing Activities. There was no cash flows used or from investing activities during the three months ended March 31, 2007 and the comparable period in 2006.

         Cash Flows from Financing Activities. Cash provided by financing activities totaled $594,434 and $980,601 for the three months ended March 31, 2007 and March 31, 2006, respectively. The primary sources of cash for the three months ended March 31, 2007 were proceeds from sale of common stock of $308,382 net of costs, and proceeds from short term debt of $10,000.

CAPITAL EXPENDITURES

         As of July 30, 2007, the Company had less than $4,400 in operating funds, and it is in need of substantial, immediate funding in order to continue operating. If the Company does not receive immediate capital infusions by the beginning of the fourth quarter of 2007, the Company will at least have to limit its operations severely, and it may not be able to survive. The Company intends to use all of the capital it receives in the future to complete and fund its operations, to pay for expanded marketing, advertising and promotional activities, for additional grocery store placement fees (slotting allowances) and for working capital purposes, including accounting, audit and legal expenses for SEC filings and other matters. These items indicate our present estimate of our use of any capital we raise, however, we may reallocate the proceeds or utilize the proceeds for other business purposes. The actual expenditures may vary from these estimates because of a number of factors, including whether we obtain additional funding, what other obligations we have incurred, the amount of sales of our products and other matters. The amount of capital that we will need in the future will depend on many factors, including:

          o    our relationship with manufacturers and customers;

          o    the market acceptance of our products;

          o the levels of promotion and advertising that will be required to launch our new products and achieve and maintain a competitive position in the marketplace;

          o    expansion of our business;

          o    price discounts on our products to our customers;

          o our pursuit of strategic transactions, including acquisitions, joint ventures and capital investments;

          o    the levels of inventory and accounts receivable that we maintain;
               and

          o    our entrance into new markets.

         The Company leases its corporate offices under a non-cancelable operating lease expiring May 2010. The Company was unable to make regular lease payments for part of 2006 and much of 2005 and was in default of the lease. Approximately $51,982 of lease payments payable is included in accounts payable as of March 31, 2007.

         The Company leases certain equipment under agreements classified as capital leases. The leases were recorded to reflect the present value of the net minimum lease payment, at acquisition date, using an interest rate of 16.62%. In March 2006, one of the leases was restated with slightly modified terms resulting in a reduction of the liability by approximately $9,000. As of March 31, 2007, the Company has total lease obligations of $110,517.

NEW ACCOUNTING PRONOUNCEMENTS

         References to the "FASB," "SFAS" and "SAB" in this Prospectus refer to the "Financial Accounting Standards Board," "Statement of Financial Accounting Standards," and the "SEC Staff Accounting Bulletin," respectively.

         Effective January 1, 2007, the Company adopted FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes ("FIN 48"), an interpretation of FASB Statement No. 109, Accounting for Income Taxes." The Interpretation addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on derecognition, classification, interest and penalties on income taxes, account in interim periods and requires increased disclosures. At the date of adoption, and as of March 31, 2007, the Company does not have a liability for unrecognized tax benefits.

         The Company files income tax returns in the U.S. federal jurisdiction and various states. The Company is subject to U.S. federal or state income tax examinations by tax authorities for years after 2006. During the periods open to examination, the Company has net operating loss and tax credit carry forwards for U.S. federal and state tax purposes that have attributes from closed periods. Since these NOLs and tax credit carry forwards may be utilized in future periods, they remain subject to examination.

         The Company's policy is to record interest and penalties on uncertain tax provisions as income tax expense. As of March 31, 2007, the Company has no accrued interest or penalties related to the uncertain tax positions.

         In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," which provides enhanced guidance for using fair value to measure assets and liabilities. SFAS No. 157 provides a common definition of fair value and establishes a framework to make the measurement of fair value in generally accepted accounting principles more consistent and comparable. SFAS No. 157 also requires expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. SFAS No. 157 is effective for financial statements issued in fiscal years beginning after November 15, 2007 and to interim periods within those fiscal years. The Company is currently in the process of evaluating the effect, if any, the adoption of SFAS No. 157 will have on its results of operations, financial condition, cash flows or disclosures through March 31, 2007.

         In February 2007, the FASB issued FASB Statement No. 159, "The Fair Value Options for Financial Assets and Financial Liabilities, Including an amendment of FASB Statement No. 115." FAS 159, which becomes effective for the Company on January 1, 2008, permits companies to choose to measure many financial instruments and certain other items at fair value and report unrealized gains and losses in earnings. Such accounting is optional and is generally to be applied instrument by instrument. The Company does not anticipate that elections, if any, of this fair-value option will have a material effect on its financial condition, results of operations, cash flows or disclosures.

         In December 2006, the FASB issued a Staff Position ("FSP") on EITF 00-19-2, "Accounting for Registration Payment Arrangements." This FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS No. 5, "Accounting for Contingencies." If the transfer of consideration under a registration payment arrangement is probable and can be reasonably estimated at inception, the contingent liability under the registration payment arrangement is included in the allocation of proceeds from the related financing transaction (or recorded subsequent to the inception of a prior financing transaction) using the measurement guidance in SFAS No. 5. This FSP is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the issuance of the FSP. For prior arrangements, the FSP is effective for financial statements issued for fiscal years beginning after December 15, 2006 and interim periods within those years. The Company has adopted the FSP and determined that it has no material impact on its financial condition, results of operations, cash flows or disclosures through March 31, 2007.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

         Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses for each period. The following represents a summary of our critical accounting policies, defined as those policies that we believe are: (a) the most important to the portrayal of our financial condition and results of operations, and (b) that require management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

ACCOUNTS RECEIVABLE AND ALLOWANCES FOR UNCOLLECTIBLE ACCOUNTS

         Credit limits are established through a process of reviewing the financial history and stability of each customer. The Company regularly evaluates the collectibility of our trade receivable balances by monitoring past due balances. If it is determined that a customer will be unable to meet its financial obligation, the Company records a specific reserve for bad debts to reduce the related receivable to the amount that is expected to be recovered. At March 31, 2007, the Company determined that no allowance for uncollectible accounts is necessary. If circumstances related to specific customers deteriorate, our estimates of the recoverability of receivables associated with those customers could materially change.

INVENTORIES

         Our inventory is valued at the lower of cost or market value and maintained on the first-in, first-out method. It consists of finished goods, raw materials and packaging supplies. We constantly monitor inventory spoilage. Product received by our customers that is damaged is expensed in sales and marketing. Spoilage for raw materials being stored pending orders is included in cost of goods sold.

REVENUE RECOGNITION, SALES INCENTIVES AND SLOTTING FEES

         In accordance with Staff Accounting Bulletin No. 104, Revenue Recognition, revenues are recognized upon passage of title to the customer, typically upon product pick-up, shipment or delivery to customers. The Company's revenue arrangements with its customers often include sales incentives and other promotional costs such as coupons, volume-based discounts, slotting fees and off-invoice discounts. These costs are typically referred to collectively as "trade spending." Under EITF No. 00-14, EITF No. 00-25 and EITF No. 01-09, these costs are recorded when revenue is recognized and are generally classified as a reduction of revenue. Slotting fees refer to oral arrangements under which the retail grocer allows our products to be placed on the store's shelves in exchange for a slotting fee. Given that there are no written contractual commitments requiring retail grocers to allocate shelf space for twelve months, we expense the slotting fees at the time orders are first shipped to customers. During the twelve-month period ended December 31, 2006, the Company settled with a major customer for previously accrued slotting fees. The customer had been acquired in December 2005 and after the merger it was unable to deliver the shelf space and outlets originally contemplated by the original agreement. The previously agreed obligation of $219,535 was adjusted due to this change in circumstance. This adjustment was recorded as a reduction to slotting fees, resulting in slotting income of $144,535 for the period ended March 31, 2006 rather than an expense of $15,000 for the period ended March 31, 2007 (unaudited).

SPOILS COSTS

         Expenses for spoils that are incurred after our products are received by our customers are recorded as a reduction in gross sales. Expenses for spoils that are incurred while raw materials are stored pending orders are included in costs of good sold. The Company incurred $9,142 and $0 for spoils incurred after our products were received by our customers during the three-month periods ended March 31, 2007 and 2006, respectively. In addition, the Company incurred $327 and $0 for spoils that occurred while our raw materials were stored pending orders during the three-month periods ended March 31, 2007 and 2006, respectively. The Company regularly evaluates the cost of spoils in relationship to sales to determine if its allowance is adequate. As of the three months ended March 31, 2007 and 2006, the Company had not booked an allowance for these costs.


OFF-BALANCE SHEET ARRANGEMENTS

         We do not have any off balance sheet arrangements.

GOING CONCERN

         The Report of our Independent Registered Public Accountants on our audited financial statements for the year ended December 31, 2006 contains an explanatory paragraph regarding our ability to continue as a "going concern." At that time, we had only a limited amount of assets and no capital commitments. Although we raised a net amount of approximately $1,918,500 in private placements to accredited investors between December 31, 2006 and May 2007, we are still in need of substantial immediate funding in order to continue operating, and if we are unable to raise significant substantial infusions of capital within the near future, the Company will be forced to limit its operations severely, and it may not be able to survive. Ultimately, our ability to continue to finance our operations and research and development efforts, as well as profitability, will depend on our ability to generate sufficient revenue from the sales of our products.

                             DESCRIPTION OF PROPERTY

         Our offices are located at 16501 Ventura Blvd., Suite 514, Encino, California 91436. Our offices consist of approximately 3,434 square feet of office space that we leased for $61,297 for the first year of the lease, plus our share of certain building expenses. Rent increases each year, with rent of $87,870 for the current year and rent of $98,372 in the last year of the lease. The lease term began on February 15, 2005 and expires on June 14, 2010. We believe that our current office premises are sufficient to meet our foreseeable needs. We currently do not intend to purchase any real property.

         We also currently lease space in a warehouse located at 5002 S. 169 Hwy, St. Joseph, MO 64506. This lease term began on March 8, 2006 and expires on September 7, 2007. The space we occupy in the warehouse originally consisted of approximately 9,000 square feet of warehouse space that we leased for $2,850 per month for the first 3 months of the lease. An addendum to the lease was entered into in June 2006 to lease an additional 8,000 square feet for $2,533.33 per month, starting with the July 2006 payment, bringing the total lease payment to $5,383.33 per month for approximately 17,000 square feet of warehouse space, plus our share of certain building expenses. We believe that our current warehouse premises are sufficient to meet our foreseeable needs.

         We also currently lease equipment located in our leased space of the warehouse. The equipment lease term began on March 8, 2006 and expires on March 7, 2009 with an option to purchase the equipment for $202,350 at any time prior to February 9, 2009. The monthly rent for the first 36 months is $5,550, and the monthly rent for the 37th month, or the last month of the equipment lease is $2,550. The equipment lease is for equipment used to package our products. The terms of the warehouse lease provide that a default on the equipment lease will constitute a default on the warehouse lease.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Nortia Capital Partners, Inc. acts as an advisor to the Company. Though not an affiliate of the Company, Nortia has advised us regarding our capital raising activities, our capital structure, the procurement of investment banking, legal and accounting firms, general business issues, aspects of the registration process, and the issues the Company has faced as a public company. Nortia currently owns 750,000 shares of our common stock, and warrants to purchase 500,000 shares of our common stock, which is considered to be 7.83% beneficial ownership of our common stock.

         In May 2003, the Company borrowed $20,000 pursuant to a promissory note issued to an individual. The note provided for interest at 8% per annum, and for the delivery of warrants to purchase 10,000 shares of the Company's common stock at an exercise price of $.01 per share. In February 2004, Barry Schwartz and Lisa Bershan agreed to assume all obligations under this note, and were under the understanding that the creditor had agreed to release the Company from any obligations under the note. In September 2006, the creditor approached the Company for the repayment of the loan, and claimed that he had never released the Company. On November 3, 2006, a settlement was reached by which the creditor would receive $20,000 and 10,000 shares of the Company's common stock as full satisfaction of all the obligations under the note. Mr. Schwartz agreed (i) to transfer to the creditor 10,000 shares of the Company's common stock owned by Mr. Schwartz, and (ii) to reduce by $20,000 the amount he is owed by the Company for prior salary accrued, and the Company paid this $20,000 to the creditor.

         On October 25, 2005, the Company entered into a loan with Rita Bershan, the mother of Lisa Bershan, the Executive Vice President, Secretary and a Director of the Company, in the amount of $50,000. The loan carries interest at 20% and was due in a lump sum of principal and accrued interest on April 26, 2006. On April 21, 2006, this note was extended for an additional 60 days. On June 26, 2006, this loan was extended until December 31, 2007 at an interest rate of 20%.

         On August 29, 2006, the Company entered into a loan with Mr. Schwartz in the amount of $25,000. The loan accrues interest at 15% per annum and is due on demand. Accrued interest in the amount of $1,259 is included in interest payable at December 31, 2006. On June 26, 2006, this note was extended for an additional 18 months. The Company made payments of $10,000 during the twelve-month period ended December 31, 2006.

         During the fourth quarter of 2006, the Company entered into loans in the aggregate amount of $400,000 with Mr. Eckard Kirsch, a shareholder who owns 18.87% of the Company's common stock. The loans accrue interest at 15% per annum and are due on demand.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         The Company's common stock was quoted for the first time on the OTC Bulletin Board on July 26, 2007, and trading has been extremely limited. As a result, there is no established public trading market for our securities. For the period July 26, 2007 through July 30, 2007, the high and low bid prices per share of our common stock have been $0.90 and $0.50. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

         On July 30, 2007, the approximate number of our shareholders of record was seventy-four.

DIVIDEND POLICY

         We have not paid any cash dividends to date with respect to our common stock. We do not anticipate paying dividends on our common stock in the foreseeable future since we will use all of our earnings, if any, to finance expansion of our operations. However, we are authorized to issue preferred stock and may in the future pay dividends on the preferred stock that may be issued.

         The declaration and payment of dividends in the future will be determined by our Board of Directors in light of conditions then existing, including our earnings, if any, financial condition, capital requirements and other factors.


SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS


         There are currently no securities authorized for issuance under any compensation plan.


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table includes all compensation earned by each of the Company's named executive officers during the fiscal years ended December 31, 2006 and December 31, 2005.

                                                                                Long Term Compensation
                                                                  ---------------------------------------------------
                                  Annual Compensation                      Awards                   Payouts
                      -----------------------------------------------------------------------------------------------
                                                                                Securities
                                                                                Underlying
                                                       Other       Restricted    Options/     LTIP      All Other
 Name and Principal      Fiscal    Salary      Bonus      Annual        Stock         SARs     Payouts   Compensation
      Position            Year     ($) (1)    ($) (2)  Compensation   Awards ($)      (#)        ($)          ($)
---------------------------------------------------------------------------------------------------------------------
Barry Schwartz           2006   $121,153        -0-        -0-           -0-          -0-        -0-          -0-
President; Chief
Executive
Officer; Director        2005   $150,000(3)     -0-        -0-           -0-          -0-        -0-          -0-

Lisa Bershan             2006   $155,769        -0-        -0-           -0-          -0-        -0-          -0-
Executive Vice
President; Secretary;    2005   $150,000(4)     -0-        -0-           -0-          -0-        -0-          -0-
 Director

------------
(1) The dollar value of base salary (cash and non-cash) estimated to be received.

(2) The dollar value of bonus (cash and non-cash) to be received during the year indicated.

(3) Includes $98,077 of salary deferred by Mr. Schwartz at fiscal year ended December 31, 2005. This deferral was later forgiven in the first quarter of fiscal year ended December 31, 2006.

(4) Includes $92,308 of salary deferred by Ms. Bershan at fiscal year ended December 31, 2005. This deferral was later forgiven in the first quarter of fiscal year ended December 31, 2006.

STOCK OPTION PLANS, EMPLOYEE RETIREMENT PLANS, LONG-TERM INCENTIVE PLANS, AND PENSION PLANS

         We have no stock option plan, employee retirement plan, long-term incentive plan or pension plan. We have not granted any stock options to any of our executive officers, directors or employees.

COMPENSATION OF CURRENT DIRECTORS

         Our directors do not receive any compensation for serving on our board. However, they are reimbursed for expenses incurred in attending meetings and for other expenses incurred on behalf of the Company.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

         We do not have any written employment contracts with respect to any of our directors, officers or other employees. We have no compensatory plan or arrangement that results or will result from the resignation, retirement, or any other termination of an executive officer's employment or from a change-in-control of the Company or a change in an executive officer's responsibilities following a change-in-control.

                              FINANCIAL STATEMENTS

         See our Financial Statements beginning on page F-1, "Index to Consolidated Financial Statements."

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

         There are currently no disagreements with the accountants regarding accounting and financial disclosure.

                         ALL AMERICAN PET COMPANY, INC.
                          INDEX TO FINANCIAL STATEMENTS


                                                                           PAGE
                                                                           ----

Part I. FINANCIAL INFORMATION:

 Item 1. Financial Statements:

         Balance Sheets as of December 31, 2006 and 2005.                    F-3

         Statements of Operations
           for the years ended December 31, 2006 and 2005.                   F-4

         Statement of Shareholders' Deficit
           for the years ended December 31, 2006 and 2005.                   F-5

         Statements of Cash Flows for
           the years ended December 31, 2006 and 2005.                       F-6

         Notes to Financial Statements                               F-7 to F-20

         Condensed Balance Sheets as of March 31, 2007
           (unaudited) and December 31, 2006.                               F-21

         Condensed Statements of Operations (unaudited)
           for the Three Months ended March 31, 2007 and 2006.              F-22

         Condensed Statement of Shareholders' Deficit
           for the Three Months ended March 31, 2007
           (Unaudited) and the Year ended December 31, 2006.                F-23

         Condensed Statements of Cash Flows (unaudited) for
           the Three Months ended March 31, 2007 and 2006.          F-24 to F-25

         Notes to Condensed Financial Statements (unaudited)        F-26 to F-38

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Directors

All American Pet Company, Inc.


         We have audited the accompanying balance sheets of All American Pet Company, Inc. as of December 31, 2006 and 2005 and the related statements of operations, changes in shareholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of All American Pet Company, Inc. as of December 31, 2006 and 2005 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

         The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company had a net loss of $2,513,266 and a negative cash flow from operation of $1,521,895 for the year ended December 31, 2006, and had a working capital deficiency of $2,456,364 and a shareholders' deficit of $1,969,888 as of December 31, 2006. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans concerning this matter are also described in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ Weinberg & Company, PA
---------------------------------



July 13, 2007
Boca Raton, Florida

                         ALL AMERICAN PET COMPANY, INC.

                                 BALANCE SHEETS

                                                                             DECEMBER 31    DECEMBER 31
                                                                                 2006           2005
                                                                             -----------    -----------
ASSETS
Current Assets:
  Accounts receivable                                                        $   115,620    $    12,983
  Inventories                                                                    189,818        165,793
  Common stock subscription receivable                                                --         50,000
                                                                             -----------    -----------
    Total current assets                                                         305,438        228,776
                                                                             -----------    -----------
Machinery and equipment, net                                                     244,857        265,751
Deferred offering costs                                                          289,721         51,000
Other assets                                                                      24,166         21,479
                                                                             -----------    -----------
  Total assets                                                               $   864,182    $   567,006
                                                                             -----------    -----------

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current Liabilities:
  Bank overdraft                                                             $     5,244    $    24,032
  Accounts payable                                                             1,021,717        356,198
  Accrued officer salaries                                                       118,270        205,616
  Accrued payroll and employee benefits - other                                  339,245        113,536
  Short-term notes payable                                                       325,000        251,271
  Short-term notes payable - related party                                       450,000         50,000
  Short-term notes payable - officer                                              15,000             --
  Current portion of capital lease obligations                                    49,981         51,498
  Accrued slotting fees                                                          277,014        318,914
  Other current liabilities                                                      115,131         85,864
  Dividends payable                                                               45,200             --
                                                                             -----------    -----------
    Total current liabilities                                                  2,761,802      1,456,929
Capital lease obligations, net of current portion                                 72,268        181,136
                                                                             -----------    -----------
  Total liabilities                                                            2,834,070      1,638,065
                                                                             -----------    -----------
Commitments and contingencies
Shareholders' Deficit:
  Preferred stock, $0.001 par value, 10,000,000 shares authorized
  Series A Preferred stock, 56,500 shares issued and outstanding 8%
    cumulative dividend redeemable by the Company at $10 per share plus
    one share of common stock and any unpaid dividends                           565,000        565,000
Common stock, $0.001 par value, 50,000,000 shares authorized;
    11,660,667 issued and outstanding December 31, 2006
    7,500,000 issued and outstanding December 31, 2005                            11,661          7,500
Common stock subscribed                                                               --        100,000
Additional paid-in capital                                                     2,198,480        443,004
Accumulated deficit                                                           (4,745,029)    (2,186,563)
                                                                             -----------    -----------
Total shareholders' deficit                                                   (1,969,888)    (1,071,059)
                                                                             -----------    -----------
Total liabilities and shareholders' deficit                                  $   864,182    $   567,006
                                                                             ===========    ===========

                         ALL-AMERICAN PET COMPANY, INC.

                            STATEMENTS OF OPERATIONS

                                                                     FOR THE YEAR ENDED
                                                               ----------------------------
                                                                DECEMBER 31,   DECEMBER 31,
                                                                   2006            2005
                                                               ------------    ------------
Sales, net of discounts                                        $    361,466    $    467,281

Slotting and sales incentive fees                                  (178,480)       (428,670)
                                                               ------------    ------------

       Net sales                                                    182,986          38,611

Cost of goods sold                                                  288,719         250,869
                                                               ------------    ------------

Gross Profit (Loss)                                                (105,733)       (212,258)
                                                               ------------    ------------

Operating expenses:
       Sales and marketing                                          406,794         255,508
       General and administrative                                 1,851,766         870,456
       Interest expense                                             117,632         107,796

       Research and development                                      25,609              --

       Other                                                          4,932              --
                                                               ------------    ------------

       Total  Operating expenses                                  2,406,733       1,233,760
                                                               ------------    ------------

Net loss from operations before
       Provision for Income Taxes                              $ (2,512,466)   $ (1,446,018)


Provision for income taxes                                              800              --
                                                               ------------    ------------

Net loss                                                         (2,513,266)     (1,446,018)


Preferred Stock Dividend                                             45,200              --
                                                               ------------    ------------

Loss attributable to Common
       Stockholders                                              (2,558,466)     (1,446,018)
                                                               ============    ============

Net loss per share-common                                      $      (0.23)   $      (0.19)
                                                               ============    ============

Weighted average number of common shares outstanding
(basic and diluted)                                              11,028,587       7,500,000
                                                               ============    ============

                         ALL-AMERICAN PET COMPANY, INC.

                       STATEMENT OF SHAREHOLDERS' DEFICIT

                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

                                               COMMON STOCK                                                              TOTAL
                                         ---------------------    COMMON                       ADDITIONAL              SHAREHOLDERS'
                                                                  STOCK                         PAID-IN   ACCUMULATED    EQUITY
                                            SHARES     AMOUNT   SUBSCRIBED  SHARES     AMOUNT   CAPITAL     DEFICIT     (DEFICIT)
                                         -----------  --------  ---------- --------   -------- ---------- -----------  -----------
BALANCE AT DECEMBER 31, 2005               7,500,000     7,500          --    56,500   565,000    178,554    (740,545)      10,509
  Additional capital contributions
    by hareholders                                --        --          --       --         --    207,200          --      207,200

  Common stock subscribed                         --        --     100,000       --         --         --          --      100,000
  Beneficial conversion feature on
    convertible notes payable                     --        --          --       --         --      6,250          --        6,250
  Issuance of warrants                            --        --          --       --         --     51,000          --       51,000
  Net loss                                        --        --          --       --         --         --  (1,446,018)  (1,446,018)
                                         -----------  --------  ---------- --------   -------- ---------- -----------  -----------


BALANCE AT DECEMBER 31, 2005               7,500,000     7,500     100,000   56,500    565,000    443,004  (2,186,563)  (1,071,059)


  Stock issued through private
    placement                              3,094,000     3,094          --       --         --  1,324,038          --    1,327,132

  Common stock issued previously
    subscribed                               750,000       750    (100,000)                        99,250          --           --
  Beneficial conversion feature on
  convertible notes payable                       --        --          --       --         --     25,000          --       25,000
  Warrants issued with convertible
    notes payable                                 --        --          --       --         --      9,089          --        9,089

  Conversion of notes payable to common
    stock                                    316,667       317          --       --         --    124,683          --      125,000
  Additional contribution from
    shareholders from forgiveness
    of accrued salaries                           --        --          --       --         --    190,616          --      190,616

  Series A Preferred Stock Dividends              --        --          --       --         --         --     (45,200)     (45,200)
  Reclassification of prior year
    convertible note                              --        --          --       --         --    (17,200)         --      (17,200)

  Net loss                                        --        --          --       --         --         --  (2,513,266)  (2,513,266)
                                         -----------  --------  ---------- --------   -------- ---------- -----------   ----------


BALANCE AT DECEMBER 31, 2006              11,660,667  $ 11,661  $       --   56,500   $565,000 $2,198,480  (4,745,029) $(1,969,888)
                                         ===========  ========  ========== ========   ======== ========== ===========  ===========

                         ALL-AMERICAN PET COMPANY, INC.

                            STATEMENTS OF CASH FLOWS

                                                                  FOR THE YEAR ENDED
                                                             --------------------------
                                                              DECEMBER 31,  DECEMBER 31,
                                                                 2006          2005
                                                             -----------    -----------
Cash flows from operating activities:
      Net loss                                               $(2,513,266)   $(1,446,018)
      Adjustments to reconcile loss to net cash flows used
      in operating activities:
      Depreciation and amortization                               56,395         51,372
      Non-cash interest recorded due to warrants issued           89,818            521
      (Increase) decrease in:
            Accounts receivable                                 (102,637)       (12,983)
            Inventories                                          (24,025)       (40,355)
            Prepaid expenses                                          --        (10,643)
            Other assets                                          (2,687)            --
      Increase (decrease) in:
            Accounts payable                                     665,519        303,561
            Accrued officer salaries                             103,270        205,616
            Accrued payroll and employee benefits                225,709        113,536
            Accrued slotting fees                                (41,900)       318,914
            Other current liabilities                             21,909          7,809
                                                             -----------    -----------
            Net cash used in operating activities             (1,521,895)      (508,670)
                                                             -----------    -----------
Cash flows from investing activities
      Purchases of machinery and equipment                       (35,501)        (5,016)
                                                             -----------    -----------
            Net cash used in investing activities                (35,501)        (5,016)
                                                             -----------    -----------
Cash flows from financing activities:
      Bank overdraft                                             (18,788)        24,032
      Proceeds from short-term debt, net of repayment             93,000        107,000
      Convertible Notes                                          100,000             --
      Proceeds from short-term debt - related party              400,000         50,000
      Proceeds from short-term debt - officer                     15,000             --
      Principal payments on capital lease obligations           (102,027)       (15,188)
      Contributions from shareholders                                 --        207,200
      Proceeds from sale of common stock subscribed                   --         50,000
      Deferred offering costs                                   (289,721)            --
      Collection of common stock subscription receivable          50,000             --
      Net proceeds from sale of common stock                   1,309,932             --
                                                             -----------    -----------
            Net cash provided by financing activities          1,557,396        423,044
                                                             -----------    -----------
Increase (decrease) in cash and cash equivalents                      --        (90,642)

Cash and cash equivalents:
      Beginning of year                                               --         90,642
                                                             -----------    -----------
      End of year                                            $        --    $        --
                                                             ===========    ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid during the period for interest                     $    29,336    $    30,347
                                                             ===========    ===========
Cash paid during the period for income taxes                 $        --    $       800
                                                             ===========    ===========
Non-cash financing and investing activities:

      Equipment acquired under capital lease                 $        --    $    37,838
                                                             ===========    ===========

      Contribution of accrued compensation to additional
      paid-in capital                                        $   190,616    $        --
      Conversion of notes payable to common stock                125,000             --
      Warrants issued to convertible                               9,089             --
       debt holders upon conversion
      Dividends payable on Series A Preferred Stock              (45,200)            --
      Beneficial Conversion feature on convertible debt           25,000          6,250
      Reclassification of convertible debt                       (17,200)            --
                                                             -----------    -----------
      Non-cash increase in equity                            $   287,305    $     6,250
                                                             ===========    ===========

                         ALL-AMERICAN PET COMPANY, INC.
                         NOTES TO FINANCIAL STATEMENTS


1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


ORGANIZATION AND NATURE OF OPERATIONS


         All-American Pet Company, Inc. was incorporated in New York in 2003 as a Subchapter S Corporation under the Internal Revenue Code of 1986. The Company produces, markets and sells premium dog food primarily through supermarkets and grocery stores under the brand name Bowwow Breakfast Cereal (Bowwow Breakfast) in the United States. The Company developed the first line of commercial dog food specifically targeted for the morning meal.

         In November 2005, the Company signed a letter of intent to enter into a transaction with Nortia Capital Partners, Inc. (Nortia). The transaction resulted in (i) the Company recapitalizing to reflect total common shares outstanding being 7,500,000 common shares (ii) Nortia and or Nortia assignees acquiring 750,000 shares of newly issued common stock of the newly recapitalized company.

         On January 27, 2006, All-American Pet Company Inc., a New York corporation, merged with and into All American Pet Company, Inc., a Maryland corporation. Prior to the merger, the Company amended the shareholder agreements to accommodate new investors. In addition, two of the four shareholders at December 31, 2005 converted their common shares into Series A preferred stock (see note 12).

         Unless the context otherwise requires, references in these financial statements to the "Company" refer to All American Pet Company, Inc., a Maryland corporation, and its predecessor, All American Pet Company Inc., a New York corporation. All financial statements give effect to this reincorporation as if it occurred at the beginning of the period.

ESTIMATES

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates. Management believes that the estimates used are reasonable. Significant estimates made by management include estimates for bad debts, excess and obsolete inventory, coupon liabilities and other trade spending liabilities.

CASH EQUIVALENTS

         Cash equivalents consist of highly liquid investments with maturities at the date of purchase of 90 days or less.

FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying amounts of the financial instruments, including cash and cash equivalents, accounts receivable, bank overdraft, accounts payable, accrued payroll and employee benefits, accrued slotting fees and other current liabilities, approximate fair value due to the short maturities of these financial instruments. The notes payable and capital lease obligations are also considered financial instruments whose carrying amounts approximate fair values.

                         ALL-AMERICAN PET COMPANY, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


ACCOUNTS RECEIVABLE AND ALLOWANCES FOR UNCOLLECTIBLE ACCOUNTS

         Credit limits are established through a process of reviewing the financial history and stability of each customer. The Company regularly evaluates the collectibility of our trade receivable balances by monitoring past due balances. If it is determined that a customer will be unable to meet its financial obligation, the Company records a specific reserve for bad debts to reduce the related receivable to the amount that is expected to be recovered. As of December 31, 2006 and December 31, 2005, the Company determined that no allowance for uncollectible accounts is necessary. If circumstances related to specific customers deteriorate, our estimates of the recoverability of receivables associated with those customers could materially change.

INVENTORIES

         Inventory consists of finished goods, raw materials and packaging supplies. Inventory is valued at the lower of cost or market value and is maintained on the first-in, first-out method. The Company monitors inventory spoilage, and product received by its customers that is damaged is expensed in sales and marketing. Spoilage for raw materials being stored pending orders is included in cost of goods sold.

MACHINERY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

         Machinery and equipment are stated at cost. Significant improvements are capitalized and maintenance and repairs are expensed. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets. Machinery and equipment are reviewed for impairment whenever events or circumstances indicate that the carrying amount of assets may not be recoverable in accordance with Statement of Financial Accounting Standards ("SFAS") No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." The Company evaluates recoverability of property, plant and equipment to be held and used by comparing the carrying amount of an asset to estimated future net undiscounted cash flows to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Estimated useful lives are as follows:

Computer equipment and software                            3 - 5 years


Machinery and equipment                                    3 - 7 years


Office furniture and equipment                             3 - 5 years


SIGNIFICANT CUSTOMERS AND VENDORS

         During the year ended December 31, 2006 and 2005, two customers accounted for approximately 76% and 72% of gross sales, respectively. During the twelve-month periods ended December 31, 2006 and 2005, two suppliers accounted for approximately 86% and 86% of gross purchases, respectively.

                         ALL-AMERICAN PET COMPANY, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


REVENUE RECOGNITION, SALES INCENTIVES AND SLOTTING FEES

         In accordance with Staff Accounting Bulletin No. 104, Revenue Recognition ("SAB 104"), revenues are recognized upon passage of title to the customer, typically upon product pick-up, shipment or delivery to customers. The Company's revenue arrangements with its customers often include sales incentives and other promotional costs such as coupons, volume-based discounts, slotting fees and off-invoice discounts. These costs are typically referred to collectively as "trade spending." Pursuant to EITF No. 00-14, EITF No. 00-25 and EITF No. 01-09, these costs are recorded when revenue is recognized and are generally classified as a reduction of revenue. Slotting fees refer to oral arrangements pursuant to which the retail grocer allows our products to be placed on the store's shelves in exchange for a slotting fee. Given that there are no written contractual commitments requiring the retail grocers to allocate shelf space for twelve months we expense the slotting fees at the time orders are first shipped to customers. During the twelve-month period ended December 31, 2006, the Company settled with a major customer for previously accrued slotting fees. As part of the agreement, the customer forgave $219,535 of slotting fees. The customer had been acquired in December 2005 and post merger it was unable to deliver the shelf space and outlets originally contemplated by the original agreement. The previously agreed obligation was adjusted due to this change in circumstance. This adjustment was recorded as a reduction to slotting fees during 2006.

SHIPPING AND FREIGHT CHARGES

         The Company incurs costs related to shipping and handling of manufactured products, which amounted to $40,589 and $52,169 for the years ended December 31, 2006 and 2005, respectively. These costs are expensed as incurred as a component of sales and marketing expense. The Company also incurs shipping and handling charges related to the receipt of raw materials, which are recorded as a component of cost of goods sold. Payments received from customers for shipping and handling costs are included as a component of net sales upon recognition of the related sale.

ADVERTISING COSTS

         Advertising costs, including media advertising, design and printing of coupons, and other advertising, which are included in sales and marketing expense, are expensed when the advertising first takes place. Advertising expense was approximately $73,608 and $106,500 during the years ended December 31, 2006 and 2005, respectively.

SPOILS COSTS

         Expenses for spoils, which are incurred after our products are received by our customers, are included in sales and marketing expense. Expenses for spoils, which are incurred while raw materials are stored pending orders is included in costs of good sold. The Company incurred $31,870 and $0 for spoils after the products were sent to the customer during the years ended December 31, 2006 and 2005, respectively. The Company regularly evaluates the cost of spoils in relationship to sales to determine if its allowance is adequate. These costs represented 8.82% and 0% sales, net of discounts for the years ended December 31, 2006 and December 31, 2005, respectively. There has been no reserve recorded.

RESEARCH AND DEVELOPMENT COSTS

         Research and development costs are expensed as incurred.

                         ALL-AMERICAN PET COMPANY, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


DISTRIBUTION OF FREE PRODUCTS

         In order to generate interest in the Company's dog food products, the Company sends sample products to investors, prospective buyers and consumers. The costs related to these samples are expensed as sales and marketing expenses. During the years ended December 31, 2006 and 2005, the Company expensed $30,835 and $8,807, respectively related to samples.

NET INCOME (LOSS) PER SHARE

         Net income (loss) per share is calculated using the weighted average number of common shares outstanding for the period and diluted income (loss) per share is computed using the weighted average number of common shares and dilutive common equivalent shares outstanding. Net income (loss) per share and diluted net income (loss) per share are the same for all periods presented since common equivalent shares (warrants) of 937,031 and 563,335 for the years ended December 31, 2006 and 2005, respectively, were not used in the computation of net loss per share because the results would be anti-dilutive. These 937,031 and 563,336 common equivalent shares relate to warrants issued by the Company.

COMPREHENSIVE INCOME REPORTING

         SFAS No. 130, "Reporting Comprehensive Income" establishes standards for reporting and displaying comprehensive income and its components in a full set of general purpose financial statements. The objective of SFAS No. 130 is to report a measure of all changes in the equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners. Comprehensive loss did not differ from currently reported net loss in the periods presented.

2.  BASIS OF PRESENTATION

         The financial statements have been presented on a going concern basis, which contemplates, but does not include adjustments for the realization of assets and satisfaction of liabilities in the normal course of business. The Company has a limited operating history and limited funds. As shown in the financial statements, the Company incurred a net loss of $2,513,266 and a negative cashflow from operations of $1,521,895 for the year ended December 31, 2006 and had a working capital deficit of $2,456,364 and a stockholders' deficit of $1,969,888 as of December 31, 2006. These factors raised substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

         The Company is dependent upon outside financing to continue operations. It is management's plans to raise necessary funds via a private placement of its common stock to satisfy the capital requirements of the Company's business plan. There is no assurance that the Company will be able to raise necessary funds, or that if it is successful in raising the necessary funds, that the Company will successfully operate its business plan. The Company's continuation as a going concern is dependent on the Company's ability to raise additional funds through a private placement of its common stock sufficient to meet its obligations on a timely basis and ultimately to attain profitable operations.

                         ALL-AMERICAN PET COMPANY, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


3.  NEW ACCOUNTING PRONOUNCEMENTS

         References to the "FASB", "SFAS" and "SAB" herein refer to the "Financial Accounting Standards Board", "Statement of Financial Accounting Standards", and the "SEC Staff Accounting Bulletin", respectively.

         In December 2004 the FASB issued SFAS No. 123(R) which revised SFAS No. 123 to require a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award--the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Employee share purchase plans will not result in recognition of compensation cost if certain conditions are met; those conditions are much the same as the related conditions in Statement 123. A public entity will initially measure the cost of employee services received in exchange for an award of liability instruments based on its current fair value; the fair value of that award will be re-measured subsequently at each reporting date through the settlement date. Changes in fair value during the requisite service period will be recognized as compensation cost over that period. A nonpublic entity may elect to measure its liability awards at their intrinsic value through the date of settlement. The statement was effective for small business issuers on January 1, 2006. This Statement became effective for the Company in the first quarter of 2006 and has had no material effect through December 31, 2006. The Company has no options issued for employees' services outstanding through December 31, 2006.

         In November, 2004, the FASB issued Statement of Financial Accounting Standards No. 151, "Inventory Costs". This statement amends the guidance in ARB No. 43 Chapter 4 Inventory Pricing, to require items such as idle facility costs, excessive spoilage, double freight and re-handling costs to be expenses in the current period, regardless if they are abnormal amounts or not. This Statement became effective for the Company in the first quarter of 2006 and its adoption did not have a material effect on results of operations, financial position, or cash flows.

         In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement No. 153 ("SFAS 153"), "Exchanges of Non-monetary Assets," an amendment of APB Opinion No. 29. SFAS 153 is effective for non-monetary transactions occurring in fiscal periods beginning after June 15, 2005. SFAS 153 generally will no longer allow non-monetary exchanges to be recorded at book value with no gain being recognized. Non-monetary exchanges will be accounted for at fair value, recognizing any gain or loss, if the transactions meet a commercial substance criterion and fair value is determinable. To prevent gain recognition on exchanges of real estate when the risks and rewards of ownership are not fully transferred, SFAS 153 precludes a gain from being recognized if the entity has significant continuing involvement with the real estate given up in the exchange. The adoption did not have a material effect on results of operations, financial position, or cash flows.

         In May 2005, the FASB issued SFAS No. 154 which establishes new standards on accounting for changes in accounting principles. Pursuant to the new rules, all such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so. SFAS No. 154 completely replaces Accounting Principles Bulletin (APB) Opinion 20 and SFAS 3, though it carries forward the guidance in those pronouncements with respect to accounting for changes in estimates, changes in the reporting entity, and the correction of errors. This statement was effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company adopted SFAS 154. The adoption did not have a material effect on results of operations, financial position, or cash flows.

                         ALL-AMERICAN PET COMPANY, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


         In June 2006, the Financial Accounting Standards Board ("FASB") issued FIN 48, "Accounting for Uncertainty in Income Taxes--an interpretation of FASB Statement No. 109," which seeks to reduce the diversity in practice associated with the accounting and reporting for uncertainty in income tax positions. This Interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in an income tax return. FIN 48 presents a two-step process for evaluating a tax position. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, based on the technical merits of the position. The second step is to measure the benefit to be recorded from tax positions that meet the more-likely-than-not recognition threshold, by determining the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement, and recognizing that amount in the financial statements. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted FIN 48 January 1, 2007. The adoption did not have a material effect on results of operations, financial position, or cash flows.

         In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," which provides enhanced guidance for using fair value to measure assets and liabilities. SFAS No. 157 provides a common definition of fair value and establishes a framework to make the measurement of fair value in generally accepted accounting principles more consistent and comparable. SFAS No. 157 also requires expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. SFAS No. 157 is effective for financial statements issued in fiscal years beginning after November 15, 2007 and to interim periods within those fiscal years. The Company is currently in the process of evaluating the effect, if any, the adoption of SFAS No. 157 will have on its results of operations, financial position, or cash flows.

         In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements". SAB No. 108 was issued in order to eliminate the diversity in practice surrounding how public companies quantify financial statement misstatements. SAB No. 108 requires that registrants quantify errors using both a balance sheet (iron curtain) approach and an income statement (rollover) approach then evaluate whether either approach results in a misstated amount that, when all relevant quantitative and qualitative factors are considered, is material. SAB No. 108 is effective for fiscal years ending after November 15, 2006. The Company has adopted the bulletin during 2006. The adoption did not have a material effect on results of operations, financial position, or cash flows.


4.  INVENTORIES


         Detail of inventories at December 31, 2006 and 2005 are as follows:


                                                        2006           2005
                                                     ----------     ----------

      Raw materials                                  $   57,807     $   62,078
      Packaging and supplies                             89,515         53,767
      Finished goods                                     42,496         49,948
                                                     ----------     ----------
                                                     $  189,818     $  165,793
                                                     ==========     ==========

                         ALL-AMERICAN PET COMPANY, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


5.  MACHINERY AND EQUIPMENT

         Detail of machinery and equipment at December 31, 2006 and 2005 is as follows:

                                                        2006           2005
                                                     ----------     ----------

      Computer equipment and software                $   66,023     $    8,184
      Furniture and fixtures                              4,146          4,146
      Packaging equipment                               288,484        310,822
                                                     ----------     ----------
                                                        358,653        323,152
      Accumulated depreciation                         (113,796)       (57,401)
                                                     ----------     ----------
                                                     $  244,857     $  265,751
                                                     ==========     ==========

         Included in machinery and equipment at December 31, 2006 and 2005 were $269,984 and $307,822, respectively, of assets acquired under capital leases. Accumulated depreciation for these assets was $80,352 and $50,799 at December 31, 2006 and 2005, respectively. Depreciation expense for the years ended December 31, 2006 and 2005 was $56,395 and $51,372, respectively.

6.  DEFERRED OFFERING COSTS

         Deferred offering costs mainly consist of legal and accounting fees related to the filing of the Registration Statement on Form SB-2. The Company's Registration Statement on Form SB-2 became effective in January 2007, and accordingly, the "Deferred Asset" was expensed at that time.


7.  OTHER ASSETS

         Other assets include the following at December 31, 2006 and 2005:

                                                        2006           2005
                                                     ----------     ----------

      Deposits                                       $   12,985     $    8,360
      Prepaids                                           11,181         10,061
      Other                                                  --          3,058
                                                     ----------     ----------
                                                     $   24,166     $   21,479
                                                     ==========     ==========


8.  OTHER CURRENT LIABILITIES


         Other current liabilities include the following at December 31, 2006 and December 31, 2005:

                                                        2006           2005
                                                     ----------     ----------

     Interest payable                                $   55,264     $   33,702
     Deferred rent                                       26,070            --
     State Taxes                                            800            800
     Accrued Financing Reimbursement                      3,375             --
     Legal and accounting fees                               --         21,349
     Other                                               29,622         30,013
                                                     ----------     ----------
                                                     $  115,131     $   85,864
                                                     ==========     ==========

                         ALL-AMERICAN PET COMPANY, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


9.  COMMITMENTS

OPERATING LEASES

         The Company leases its corporate offices under a non-cancelable operating lease expiring May 2010. The Company was unable to make regular lease payments for part of 2006 and much of 2005 and was in default of the lease. Approximately $63,000 of lease payments payable is included in accounts payable as of December 31, 2006.


         FOR THE YEAR ENDING
             DECEMBER 31            2006
             -----------         -----------
                2007             $   87,870
                2008                 94,332
                2009                 97,161
                2010                 41,557
                2011                     --
                                 ----------
               Total             $  320,920
                                 ==========

CAPITAL LEASE OBLIGATIONS

         The Company leases certain equipment under agreements classified as capital leases. The leases were recorded to reflect the present value of the net minimum lease payment, at acquisition date, using an interest rate of 16.62%. In March 2006, one of the leases was restated with slightly modified terms resulting in a reduction of the liability by approximately $9,000. This adjustment was reflected as of December 31, 2006. Aggregate maturities of capital lease obligations are as follows:


         FOR THE YEAR ENDING
             DECEMBER 31                         2006
             -----------                     -----------
                2007                         $   66,600
                2008                             66,600
                2009                             13,650
                                             ----------
                Subtotal                        146,850
                Less portion representing
                interest                        (24,601)
                                             ----------
                                                122,249
                Less current portion            (49,981)
                                             ----------
                Long-term portion            $   72,268
                                             ==========

                         ALL-AMERICAN PET COMPANY, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


10. NOTE PAYABLE, RELATED PARTY LOAN AND CONVERTIBLE NOTES PAYABLE


         At December 31, 2006 and December 31, 2005, outstanding debt consisted of the following:

                                                                    2006          2005
                                                                  ---------    ---------
     (a) Note payable, in default, interest accrued at
                10% and due upon demand                           $ 219,500    $ 232,000

     (b) Note payable to related party, interest at 20%
                and due on December 26, 2007                         50,000       50,000

     (c) Convertible note payable, interest at 6%, due on
                March 14 and March 28, 2007                          20,000           --

     (d) Convertible note payable, interest at 8% and due
                one-year from closing of private placement               --       25,000
         Less:  Note discount                                            --       (5,729)

     (e) Notes payable to related parties, interest at 15%
                per annum. Interest and principal due on demand     415,000           --

     (f) Notes payable, interest at 15% per annum
                Interest and principal due on demand                 85,500           --
                                                                  ---------    ---------
                                                                    790,000      301,271
         Less current portion                                      (790,000)    (301,271)
                                                                  ---------    ---------
         Long-term portion                                        $      --    $      --
                                                                  =========    =========

NOTE PAYABLE

         On April 27, 2004, the Company entered into a note payable agreement with an individual to borrow $150,000 at 10% interest per annum. The note was payable on April 27, 2005. As a condition of entering into the note, the Company was also required to pay additional fees totaling $50,000 upon maturity of the note. The Company considered this amount to be additional interest and, accordingly, recorded it as an expense using the effective interest method over the term. The Company paid $1,000 of interest during the note term and on April 27, 2005 the note was amended to require a five-month repayment of all accrued principal and interest and an additional $30,000 of fees. The additional fees were also accrued as interest expense using the effective interest method. The Company made payments aggregating $18,000 during the new term and on September 30, 2005 became in default of this obligation. All accrued interest as of September 30, 2005 was recorded to reflect the total unpaid principal obligation of $232,000 at December 31, 2005. Accrued interest in the amount of $28,258 and $5,824 is included in interest payable at December 31, 2006 and 2005, respectively. The Company made principal payments of $12,500 during the year ended December 31, 2006.

                         ALL-AMERICAN PET COMPANY, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


RELATED PARTY NOTES

         On October 25, 2005, the Company entered into a related party loan with a relative of a shareholder in the amount of $50,000. The loan accrues interest at 20% per annum and is due in a lump sum of principal and accrued interest on maturity. Accrued interest in the amount of $11,863 and $1,863 is included in interest payable at December 31, 2006 and 2005, respectively. The original due date of this note was April 26, 2006, which was subsequently extended for 60 days until June 26, 2006. On June 26, 2006, this note was extended again for an additional 18 months until December 26, 2007.

CONVERTIBLE NOTES PAYABLE

         On September 15, 2005, the Company commenced a private placement offering of convertible notes payable to raise up to $500,000. The Company raised $20,000 in 2005 from notes that accrued interest at 6% and are due on March 14 and March 28, 2007. Prior to the repayment in full of all principal and interest due under the notes, the note holder has the option to convert all of the principal amount of the note, including the amount of accrued interest, into the same securities and/or other consideration being acquired by investors in a subsequent financing, as defined, at a conversion rate at $0.65 per share. The note holders received warrants to purchase an additional 15,384 shares of common stock at an exercise price of $1.00 per share. Accrued interest in the amount of $1,552 is included in interest payable at December 31, 2006

         The note was incorrectly accounted for in 2005, and as a result, was improperly booked as equity in the financial statements for the year ended December 31, 2005. A Black Scholes calculation determined the value of the warrants was $57 at December 31, 2005. This amount was deemed immaterial, thus negating the need to restate the financial statements for the year ended December 31, 2005.

CONVERTIBLE NOTES PAYABLE

         On November 29, 2005, the Company commenced a private placement offering of convertible notes payable to raise up to $500,000. The Company raised $25,000 in 2005 and an additional $100,000 in 2006. The notes accrued interest at 8% and were due one-year from the closing. Prior to the repayment in full of all principal and interest due under the notes, the note holder had the option to convert any or all of the principal amount of the note, including the amount of accrued interest, into the same securities and/or other consideration being acquired by investors in a subsequent financing, as defined, at a conversion rate equal to 80% of the price paid by the investors in the subsequent financing. The conversion rate of below market resulted in a beneficial conversion feature of $31,250 for the notes issued in December 2005 and January 2006 which was reflected as a debt discount. In March 2006, the note holders elected to convert the debt and all accrued interest to common stock.

         As part of the conversion election, the note holders received warrants to purchase an additional 79,167 shares of common stock at an exercise price of $0.50 per share. As a result, the Company recorded additional expense of $9,089 related to these warrants calculated using the options pricing model.

RELATED PARTY NOTES

         On August 29, 2006, the Company entered into a related party loan with an officer in the amount of $25,000. The loan accrues interest at 15% per annum and is due on demand. Accrued interest in the amount of $1,259 is included in interest payable at December 31, 2006. The Company made payments of $10,000 during the twelve-month period ended December 31, 2006.

         During the fourth quarter of 2006, the Company entered into loans with a shareholder in the aggregate amount of $400,000. The loans accrue interest at 15% per annum and are due on demand. Accrued interest in the amount of $8,630 is included in interest payable at December 31, 2006.

                         ALL-AMERICAN PET COMPANY, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


NOTES PAYABLE

         During 2006, the Company borrowed additional funds of $87,500 from four unrelated individuals to fund current operations. The notes are due on October 13, 2007 and December 26, 2007 and accrue interest at 15% per annum. Accrued interest in the amount of $3,702 is included in interest payable at December 31, 2006. The Company made payments of $2,000 during the twelve-month period ended December 31, 2006.

11. INCOME TAXES

         The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes." Deferred income tax assets relate to net operating loss carryforwards incurred while the Company filed tax returns as a Subchapter S Corporation under the Internal Revenue Code of 1986 and are not considered material. A Subchapter S Corporation's operating results pass through to shareholders, therefore no deferred tax accounting was appropriate when the Company had this structure. Effective January 11, 2006, the Company no longer qualified as a Subchapter S Corporation when a second class of stock was created. All operating loss carryforwards prior to January 11, 2006 are not available to offset future taxable earnings of the Company. There is no provision for federal income taxes because the

         Company has incurred operating losses. The Company has recorded a state income tax provision of $800, which represents the minimum Franchise Tax Fee in the State of California. The minimum Franchise Tax Fee cannot be offset with loss carryforwards. Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the Company has recorded an aggregate $1,076,612 valuation allowance against its deferred federal and state tax assets, since it is believed that such assets do not meet the more likely than not criteria to be recoverable through projected future profitable operations in the foreseeable future. The loss carryforwards will begin to expire in 2026 and 2012 for federal and state, respectively.

         The significant components of the Company's deferred tax assets are as follows:

            Deferred Tax Assets as of December 31, 2006

                                                      Federal          State
                                                    -----------     -----------
            Net operating loss                      $ 2,513,266     $ 2,512,466

            Tax Rate                                      34.00%           8.84%
                                                    -----------     -----------

                                                        854,510         222,102
            Valuation Allowance                        (854,510)       (222,102)
                                                    -----------     -----------

                                                    $        --     $        --
                                                    ===========     ===========

12. SHAREHOLDERS' DEFICIT

CAPITAL STOCK

         All American Pet Company, Inc. was formed under Maryland law on January 4, 2006 with 50,000,000 authorized shares of common stock and 10,000,000 authorized shares of preferred stock. On January 27, 2006, All-American Pet Company Inc., A New York Corporation, merged with and into All American Pet Company, Inc., a Maryland corporation.

                         ALL-AMERICAN PET COMPANY, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


         Prior to the January 27, 2006 merger into the Maryland Corporation, the Company entered into the first of three amendments of shareholder agreements to accommodate new investors, the first of which occurred on November 5, 2004. This agreement was amended on February 8, 2005 and again on March 1, 2005 to reduce the number of new investors and increase the commitment of certain investors.

         On November 30, 2005, the Company signed a letter of intent to enter into a transaction with Nortia. The transaction resulted in (i) the Company recapitalizing to reflect total common shares outstanding being 7,500,000 common shares (ii) Nortia and or Nortia assignees acquiring 750,000 shares of newly issued common stock of the newly recapitalized company for an aggregate sales price of $100,000 of which $50,000 was paid during the year ended December 31, 2005 and $50,000 was reflected as a subscription receivable at December 31, 2005, and received in January 2006 (iii) Nortia received 500,000 warrants to purchase an additional 500,000 shares of common stock at an exercise price of $0.50 per share.

PRIVATE PLACEMENT OF COMMON STOCK

         On December 28, 2005, the Company entered into a Private Placement Agreement with an Investment Banker to assist in raising up to $1,000,000. In this Private Placement Agreement, the Company incurred a non-refundable retainer fee of $7,000. This agreement provides for a ten percent (10%) fee on all funds raised, four percent (4%) unaccountable fee of the funds raised and four-year warrants for the purchase of an equity interest of the company equal to ten percent of the securities subject to the transaction. In addition, a Broker Warrant of two percent is to be paid to the Investment Bankers Broker; the warrants shall be exercised at the share price of the securities subject to the transactions. The shares underlying the warrants will have standard demand registration and piggy back rights and a cashless exercise provision as the Placement Agent Warrant.

         During the year ended December 31, 2006, the Company raised $1,327,132 (net of costs) and issued 3,844,000 shares of common stock from private placements. As a result, the Company issued a total of 342,480 warrants at an exercise price of $0.50 per share. An additional 79,167 warrants at an exercise price of $0.50 per share were issued with the conversion of $125,000 of notes payable into 316,667 shares of common stock. The Black Scholes calculation to determine the fair value of the warrants assumes the following assumptions:
421,647 as the number of shares, a stock price of $0.50, an exercise price of $0.50, a five year term, a volatility rate of 13.3%, a discount rate of 3.94%, a one day vesting period and a contractual term of five years.

CONVERSION OF SHARES OF COMMON STOCK INTO PREFERRED SHARES

         As an additional condition of the December 28, 2005 private placement and recapitalization in Maryland, two of the four existing shareholders entered into an agreement to convert their common shares into 56,500 shares of preferred stock designated Series A. The tendered shares of common stock were reallocated to the other two founding shareholders such that the total number of issued and outstanding shares of common stock will not change. This recapitalization was recorded retroactively to inception. As a result of the recapitalization, the number of shares authorized was increased and as such, the common stock previously subscribed but not issued in 2005 was recorded as issued as of December 31, 2005.

                         ALL-AMERICAN PET COMPANY, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


         The Series A Preferred Stock is entitled to cumulative dividends of 8% per annum and is payable on March 1st of each year beginning in 2006. Once issued, the Company will have the right, by agreement, to redeem the outstanding shares of Series A Preferred Stock at their liquidation value at anytime. For each share of Series A Preferred Stock that is redeemed, the holder also shall receive one share of the Company's common stock in addition to the liquidation value. The liquidation preference, which includes the unpaid dividends, is valued at $610,200 and $565,000 for the years ended December 31, 2006 and 2005, respectively.

WARRANT ISSUED WITH CONVERTIBLE DEBT

         The Company raised $20,000 in 2005 from convertible notes. As a result, the Company issued warrants for 15, 384 shares at an exercise price of $1.00 per share. A Black Scholes calculation determined the value of the warrants was $57 at December 31, 2005. The Black Scholes calculation takes into consideration the following assumptions: 15,384 as number of shares, a stock price of $0.50, an exercise price of $1.00, a five year term, volatility rate of 13.3%, discount rate of 3.94%, a one day vesting period and a contractual term of five years.

         The Company commenced a private placement offering of convertible notes payable and raised $25,000 in 2005 and an additional $100,000 in 2006. The notes were converted in the first quarter of 2006. As part of the conversion election, the note holders received warrants to purchase an additional 79,167 shares of common stock at an exercise price of $0.50 per share. As a result, the Company recorded additional interest expense of $9,089 related to these warrants using a Black Scholes calculation. The Black Scholes calculation takes into consideration the following assumptions: 79,167 as number of shares, a stock price of $0.50, an exercise price of $.50, a four year term, volatility rate of 13.3%, discount rate of 3.94%, a one day vesting period and a contractual term of four years.

WARRANTS OUTSTANDING

         A summary of the Company's outstanding warrants and activity for the period ended December 31, 2006 is as follows:

                                                                    WEIGHTED-
                                                                    AVERAGE
                                                     NUMBER OF    EXERCISE PRICE
                                                       UNITS        PER SHARE
                                                    -----------     ----------
      Outstanding, Beginning of Period                  500,000     $     0.50


      Granted                                           421,647           0.50

                                                         15,384           1.00
      Forfeitures                                            --             --

                                                    -----------     ----------


      Outstanding, End of Period                        937,031     $     0.51
                                                    ===========     ==========


      Exercisable, End of Period                        937,031     $     0.51
                                                    ===========     ==========


The weighted-average remaining contractual life of the warrants outstanding at December 31, 2006 was 2.5 years.

                         ALL-AMERICAN PET COMPANY, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


13. SUBSEQUENT EVENT

         On February 21, 2007, the Company borrowed additional funds of $22,500 from an unrelated individual to fund current operations. The note was due March 1, 2007. The Company issued 5,000 warrants for this short term loan, which was paid in full February 27, 2007.

         Subsequent to December 31, 2006, the Company raised an additional $550,935 (net of costs) and issued an additional 2,182,000 shares of common stock as part of a private placement.

         The company has announced a "$1 Million Dollar Pooches & Parents Look-a-Like" promotional contest, which it intends to begin in the first quarter of 2008. This event is planned to be a nationwide contest in which contestants will upload pictures of themselves and their dogs on the Company's website, and visitors to the website will vote for the contestant they think looks most like their dog. Prizes will be distributed weekly for regional winners, and the top regional winners will qualify for a trip to the final event. Regional winners will then compete with other regional winners for the title of the National Bow Wow $1 million winner.

                         ALL-AMERICAN PET COMPANY, INC.

                            CONDENSED BALANCE SHEETS

                                                                          MARCH 31        DECEMBER 31
                                                                            2007              2006
                                                                         -----------      -----------
                                                                                 (UNAUDITED)
 ASSETS
 Current Assets:

      Accounts receivable                                                $    16,686      $   115,620
      Inventories                                                            178,024          189,818
                                                                         -----------      -----------
         Total current assets                                                194,710          305,438

 Machinery and equipment, net                                                229,885          244,857

 Deferred offering costs                                                          --          289,721
 Other assets                                                                 12,753           24,166
                                                                         -----------      -----------

      Total assets                                                       $   437,348      $   864,182
                                                                         ===========      ===========
 LIABILITIES AND SHAREHOLDERS' DEFICIT
 Current Liabilities:

      Bank overdraft                                                     $     7,689      $     5,244
      Accounts payable                                                     1,065,960        1,021,717
      Accrued officer salaries                                               138,462          118,270
      Accrued payroll and employee benefits - other                          475,045          339,245
      Short-term notes payable                                               295,000          325,000
      Short-term notes payable - related party                               485,000          450,000
      Short-term notes payable - officer                                      15,000           15,000
      Current portion of capital lease obligations                            52,086           49,981
      Accrued slotting fees                                                  236,403          277,014
      Other current liabilities                                              135,012          115,131
      Dividend Payable                                                        90,400           45,200
                                                                         -----------      -----------

         Total current liabilities                                         2,996,057        2,761,802

 Capital lease obligations, net of current portion                            58,431           72,268
                                                                         -----------      -----------

      Total liabilities                                                    3,054,488        2,834,070

 Commitments and contingencies

 Shareholders' Deficit:
      Preferred stock, $0.001 par value, 10,000,000 shares
         authorized                                                               --               --
      Series A Preferred stock, 56,500 shares issued and outstanding
         8% cumulative dividend redeemable by the Company at
         $10 per share plus one share of common stock and any
         unpaid dividends                                                    565,000          565,000

      Common stock, $0.001 par value, 50,000,000 shares authorized;
         12,278,667 issued and outstanding March 31, 2007
         11,660,667 issued and outstanding December 31, 2006                  12,279           11,661

      Additional paid-in capital                                           2,506,862        2,198,480
      Accumulated deficit                                                 (5,701,281)      (4,745,029)
                                                                         -----------      -----------

      Total shareholders' deficit                                         (2,617,140)      (1,969,888)
                                                                         -----------      -----------

      Total liabilities and shareholders' deficit                        $   437,348      $   864,182
                                                                         ===========      ===========

          See accompanying notes to the condensed financial statements

                         ALL-AMERICAN PET COMPANY, INC.

                       CONDENSED STATEMENTS OF OPERATIONS


                                                FOR THE THREE MONTHS ENDED
                                              ------------------------------
                                                MARCH 31          MARCH 31
                                                  2007              2006
                                              ------------      ------------
                                                       (UNAUDITED)
 Sales, net of discounts                      $     25,118      $     40,135

 Slotting and sales incentive fees                 (15,000)          144,535
                                              ------------      ------------

      Net sales                                     10,118           184,670

 Cost of goods sold                                 32,102            30,429
                                              ------------      ------------

 Gross (Loss) Profit                               (21,984)          154,241
                                              ------------      ------------

 Operating expenses:
      Sales and marketing                          130,707            28,396
      General and administrative                   724,533           285,196
      Other                                            852               272
                                              ------------      ------------

      Total Operating expenses                     856,092           313,864
                                              ------------      ------------

 Loss from operations                             (878,076)         (159,623)

 Other Expenses
      Interest expense                              32,176            60,013
                                              ------------      ------------
 Income (loss) before income taxes                (910,252)         (219,636)

      Provision for income taxes                       800                --
                                              ------------      ------------

 Net loss                                         (911,052)         (219,636)

 Preferred Stock Dividend                           45,200            45,200
                                              ------------      ------------
 Net loss attributable to Common
      Stockholders                            $   (956,252)     $   (264,836)
                                              ============      ============

 Net loss per share-common
      basic and diluted                              (0.08)            (0.03)
                                              ============      ============

 Weighted average number of common shares
      outstanding (basic and diluted)           11,871,194         9,060,674
                                              ============      ============


          See accompanying notes to the condensed financial statements

                         ALL AMERICAN PET COMPANY, INC.

                  CONDENSED STATEMENT OF SHAREHOLDERS' DEFICIT
                    FOR THE THREE MONTHS ENDED MARCH 31, 2007
                                   (UNAUDITED)
                      AND THE YEAR ENDED DECEMBER 31, 2006

                                                                      SERIES A                                       TOTAL
                          COMMON STOCK           COMMON            PREFERRED STOCK    ADDITIONAL                  SHAREHOLDERS'
                     -----------------------      STOCK          -------------------    PAID-IN      ACCUMULATED     EQUITY
                       SHARES       AMOUNT     SUBSCRIBED        SHARES     AMOUNT      CAPITAL        DEFICIT     (DEFICIT)
                     ----------  -----------  -----------        ------  -----------  -----------    ----------   -------------
 BALANCE AT
 DECEMBER 31, 2005    7,500,000        7,500      100,000        56,500      565,000      443,004    (2,186,563)   (1,071,059)

 Stock issued
 through private
 placement            3,094,000        3,094           --            --           --    1,324,038            --     1,327,132

 Common stock
 issued previously
 subscribed             750,000          750     (100,000)           --           --       99,250            --            --

 Beneficial
 conversion
 feature on
 convertible
 notes payable               --           --           --            --           --       25,000            --        25,000

 Warrants issued
 with convertible
 notes payable               --           --           --            --           --        9,089            --         9,089

 Conversion of
 notes payable to
 common stock           316,667          317           --            --           --      124,683            --       125,000

 Additional
 contribution from
 shareholders
 from forgiveness
 of accrued
 salaries                    --           --           --            --           --      190,616            --       190,616

 Series A
 Preferred Stock
 Dividends                   --           --           --            --           --           --       (45,200)      (45,200)

 Reclassification
 of prior year
 convertible note            --           --           --            --           --      (17,200)           --       (17,200)

 Net loss                    --           --           --            --           --           --    (2,513,266)   (2,513,266)
                     ----------  -----------  -----------        ------  -----------   -----------    ----------   -----------

 BALANCE AT
 DECEMBER 31, 2006   11,660,667  $    11,661  $        --        56,500  $   565,000  $ 2,198,480   $(4,745,029)  $(1,969,888)
                     ==========  ===========  ===========        ======  ===========  ===========   ===========   ===========

 Stock issued
 through private
 placement              618,000          618           --            --           --      308,382            --       309,000

 Series A
 Preferred Stock
 Dividends                   --           --           --            --           --           --       (45,200)      (45,200)

 Net loss                    --           --           --            --           --           --      (911,052)     (911,052)
                     ----------  -----------  -----------        ------  -----------  -----------    ----------   -----------

 BALANCE AT
 MARCH 31, 2007      12,278,667  $    12,279  $        --        56,500  $   565,000  $ 2,506,862    (5,701,281)  $(2,617,140)
                     ==========  ===========  ===========        ======  ===========  ===========   ===========   ===========


          See accompanying notes to the condensed financial statements

                         ALL-AMERICAN PET COMPANY, INC.

                       CONDENSED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                           FOR THE THREE MONTHS ENDED
                                                           --------------------------
                                                             MARCH 31       MARCH 31
                                                               2007           2006
                                                           -----------    -----------
 Cash flows from operating activities:
      Net loss                                             $  (911,052)   $  (219,636)
      Adjustments to reconcile loss to net cash flows
      used in operating activities:
      Depreciation and amortization                             14,972         13,520
      Deferred offering costs                                  289,721             --
      Non-cash interest recorded due to warrants issued             --         39,818
      (Increase) decrease in:
         Accounts receivable                                    98,934         12,983

         Other receivable                                           --       (140,000)
         Inventories                                            11,794        (35,018)
         Advances to vendors                                        --        (80,161)
         Prepaid expenses                                       (3,493)       (10,500)
         Other assets                                           14,906         10,454

      Increase (decrease) in:                                       --             --
         Accounts payable                                       44,243       (119,656)

         Accrued officer salaries                               20,192             --
         Accrued payroll and employee benefits                 135,800         27,729
         Accrued slotting fees                                 (40,611)      (196,668)
         Other current liabilities                              19,881        (14,072)
                                                           -----------    -----------

           Net cash used in operating activities              (304,713)      (711,207)
                                                           -----------    -----------

 Cash flows from financing activities:
      Bank overdraft                                             2,445        (24,032)
      Net proceeds (payments) from (on) short-term debt          5,000         (5,000)
      Principal payments on capital lease obligations          (11,732)       (70,089)
      Collection of Common stock subscription receivable            --         50,000
      Proceeds from sale of common stock                       309,000      1,029,722
                                                           -----------    -----------
           Net cash provided by financing activities           304,713        980,601
                                                           -----------    -----------

 Increase (decrease) in cash and cash equivalents                   --        269,394

 Cash and cash equivalents:

      Beginning of period                                           --             --
                                                           -----------    -----------
      End of period                                        $        --    $   269,394
                                                           ===========    ===========


          See accompanying notes to the condensed financial statements

                         ALL-AMERICAN PET COMPANY, INC.

                       CONDENSED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                           FOR THE THREE MONTHS ENDED
                                                                           --------------------------
                                                                            MARCH 31        MARCH 31
                                                                              2007            2006
                                                                            ---------      ---------
 SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

 Cash paid during the period for interest                                   $   4,977      $  10,400
                                                                            =========      =========

 Cash paid during the period for income taxes                               $      --      $     800
                                                                            =========      =========

 Non-cash financing and investing activities:

      Contribution of accrued compensation to

         additional paid-in capital                                         $      --      $ 205,616

      Conversion of notes payable to common stock                                  --        125,000

      Warrants issued to convertible debt holders upon conversion                  --          9,089
      Dividends payable on Series A Preferred Stock                           (45,200)       (45,200)
      Beneficial Conversion feature on convertible debt                            --         25,000





          See accompanying notes to the condensed financial statements

                         ALL AMERICAN PET COMPANY, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                   (UNAUDITED)


1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND NATURE OF BUSINESS

         All-American Pet Company, Inc. was incorporated in New York in 2003 as a Subchapter S Corporation under the Internal Revenue Code of 1986. The Company produces, markets and sells premium dog food primarily through supermarkets and grocery stores under the brand name Bowwow Breakfast Cereal (Bowwow Breakfast) in the United States. The Company developed the first line of commercial dog food specifically targeted for the morning meal.

         On January 27, 2006, All-American Pet Company Inc., a New York corporation, merged with and into All American Pet Company, Inc., a Maryland corporation. Prior to the merger, the Company amended the shareholder agreements to accommodate new investors. In addition, two of the four shareholders at December 31, 2005 converted their common shares into Series A preferred stock (see note 12).

         Unless the context otherwise requires, references in these financial statements to the "Company" refer to All American Pet Company, Inc., a Maryland corporation, and its predecessor, All American Pet Company Inc., a New York corporation. All financial statements give effect to this reincorporation as if it occurred at the beginning of the period.

ESTIMATES

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates. Management believes that the estimates used are reasonable. Significant estimates made by management include estimates for bad debts, excess and obsolete inventory, coupon liabilities and other trade spending liabilities.

CASH EQUIVALENTS

         Cash equivalents consist of highly liquid investments with maturities at the date of purchase of 90 days or less.

FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying amounts of the financial instruments, including cash and cash equivalents, accounts receivable, bank overdraft, accounts payable, accrued payroll and employee benefits, accrued slotting fees and other current liabilities, approximate fair value due to the short maturities of these financial instruments. The notes payable and capital lease obligations are also considered financial instruments whose carrying amounts approximate fair values.

ACCOUNTS RECEIVABLE AND ALLOWANCES FOR UNCOLLECTIBLE ACCOUNTS

         Credit limits are established through a process of reviewing the financial history and stability of each customer. The Company regularly evaluates the collectibility of our trade receivable balances by monitoring past due balances. If it is determined that a customer will be unable to meet its financial obligation, the Company records a specific reserve for bad debts to reduce the related receivable to the amount that is expected to be recovered. As of March 31, 2007 (unaudited) and December 31, 2006, the Company determined that no allowance for uncollectible accounts is necessary. If circumstances related to specific customers deteriorate, our estimates of the recoverability of receivables associated with those customers could materially change.

                         ALL AMERICAN PET COMPANY, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                   (UNAUDITED)


INVENTORIES

         Inventories consist of raw materials, packaging and supplies and finished goods, and are valued at the lower of cost (first-in, first-out (FIFO) method) or market.

MACHINERY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

         Machinery and equipment are stated at cost. Significant improvements are capitalized and maintenance and repairs are expensed. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets. Machinery and equipment are reviewed for impairment whenever events or circumstances indicate that the carrying amount of assets may not be recoverable in accordance with Statement of Financial Accounting Standards ("SFAS") No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." The Company evaluates recoverability of property, plant and equipment to be held and used by comparing the carrying amount of an asset to estimated future net undiscounted cash flows to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Estimated useful lives are as follows:

           Computer equipment and software                          3 - 5 years

           Machinery and equipment                                  3 - 7 years

           Office furniture and equipment                           3 - 5 years


SIGNIFICANT CUSTOMERS AND VENDORS

         During the three-month period ended March 31, 2007, two customers accounted for approximately 73% of gross sales, and during the period ended March 31, 2006, one customer accounted for 100% of gross sales. During the three-month period ended March 31, 2007, two vendors accounted for approximately 100% of gross purchases, and during the three-month period ended March 31, 2006, one vendor accounted for 100% of gross purchases.

REVENUE RECOGNITION, SALES INCENTIVES AND SLOTTING FEES

         In accordance with Staff Accounting Bulletin No. 104, Revenue Recognition, revenues are recognized upon passage of title to the customer, typically upon product pick-up, shipment or delivery to customers. The Company's revenue arrangements with its customers often include sales incentives and other promotional costs such as coupons, volume-based discounts, slotting fees and off-invoice discounts. These costs are typically referred to collectively as "trade spending." Under EITF No. 00-14, EITF No. 00-25 and EITF No. 01-09, these costs are recorded when revenue is recognized and are generally classified as a reduction of revenue. Slotting fees refer to oral arrangements under which the retail grocer allows our products to be placed on the store's shelves in exchange for a slotting fee. Given that there are no written contractual commitments requiring retail grocers to allocate shelf space for twelve months, we expense the slotting fees at the time orders are first shipped to customers. During the twelve-month period ended December 31, 2006, the Company settled with a major customer for previously accrued slotting fees. The customer had been acquired in December 2005 and after the merger it was unable to deliver the shelf space and outlets originally contemplated by the original agreement. The previously agreed obligation of $219,535 was adjusted due to this change in circumstance. This adjustment was recorded as a reduction to slotting fees, resulting in slotting income of $144,535 for the period ended March 31, 2006 rather than an expense of $15,000 for the period ended March 31, 2007 (unaudited).

                         ALL AMERICAN PET COMPANY, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                   (UNAUDITED)


SHIPPING AND FREIGHT CHARGES

         The Company incurs costs related to shipping and handling of manufactured products, which amounted to $5,087 and $1,010 for the periods ended March 31, 2007 and 2006, respectively. These costs are expensed as incurred as a component of sales and marketing expense. The Company also incurs shipping and handling charges related to the receipt of raw materials, which are recorded as a component of cost of goods sold. Payments received from customers for shipping and handling costs are included as a component of net sales upon recognition of the related sale.

ADVERTISING COSTS

         Advertising costs, including media advertising, design and printing of coupons, and other advertising, which are included in sales and marketing expense, are expensed when the advertising first takes place. Advertising expense was approximately $96,167 and $950 during the three-month periods ended March 31, 2007 and 2006, respectively.

SPOILS COSTS

         Expenses for spoils that are incurred after our products are received by our customers are recorded as a reduction in gross sales. Expenses for spoils that are incurred while raw materials are stored pending orders are included in costs of good sold. The Company incurred $9,142 and $0 for spoils incurred after our products were received by our customers during the three months ended March 31, 2007 and 2006, respectively. In addition, the Company incurred $327 and $0 for spoils that occurred while our raw materials were stored pending orders during the three-month periods ended March 31, 2007 and 2006, respectively. The Company regularly evaluates the cost of spoils in relationship to sales to determine if its allowance is adequate. As of the three months ended March 31, 2007 and 2006, the Company had not booked an allowance for these costs.

RESEARCH AND DEVELOPMENT COSTS

         Research and development costs are expensed as incurred.

DISTRIBUTION OF FREE PRODUCTS

         In order to generate interest in the Company's dog food products, the Company sends sample products to investors, prospective buyers and consumers. The costs related to these samples are expensed as sales and marketing expenses. During the three-month periods ended March 31, 2007 and 2006, the Company expensed $2,632 and $0, respectively, related to samples.

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS

         Net income (loss) per share is calculated using the weighted average number of common shares outstanding for the period, and diluted income (loss) per share is computed using the weighted average number of common shares and dilutive common equivalent shares outstanding. There were 11,660,667 common stock shares outstanding for 60 days and 12,278,667 common stock shares outstanding for 31 days for the period ended March 31, 2007. This resulted in a weighted average number of common stock shares outstanding of 11,871,194. Net income (loss) per share and diluted net income (loss) per share are the same for all periods presented because common equivalent shares of 942,031 and 937,031 for the periods ended March 31, 2007 and 2006, respectively, were not used in the computation of net loss per share because the results would be anti-dilutive. The common equivalent shares are a result of warrants issued for convertible debt.

                         ALL AMERICAN PET COMPANY, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                   (UNAUDITED)


COMPREHENSIVE INCOME REPORTING

         SFAS No. 130, "Reporting Comprehensive Income" establishes standards for reporting and displaying comprehensive income and its components in a full set of general purpose financial statements. The objective of SFAS No. 130 is to report a measure of all changes in the equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners. Comprehensive loss did not differ from currently reported net loss in the periods presented.

2.  BASIS OF PRESENTATION

         The condensed financial statements for the three months ended March 31, 2007 and 2006 are unaudited. In the opinion of management, such condensed financial statements include all adjustments (consisting of normal recurring accruals) necessary for the fair presentation of the financial position and the results of operations. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. The interim condensed financial statements should be read in conjunction with the audited financial statements of the year ended December 31, 2006 appearing in the Form 10-KSB filed on July 17, 2007.

         The condensed financial statements have been presented on a going concern basis, Which contemplates, but does not include adjustments for the realization of assets And satisfaction of liabilities in the normal course of business. The Company has a limited operating history and limited funds. As shown I the financial statements, the Company incurred a net loss of $911,052 and a negative cash flow from operations of $304,713 for the period ended March 31, 2007. The factors raised substantial doubt about the Company's ability to continue as a going concern. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company believes that it is appropriate for the condensed financial statements to be prepared on a going concern basis. The condensed financial statements have been presented on a going concern basis, Which contemplates, but does not include adjustments for the realization of assets And satisfaction of liabilities in the normal course of business. The Company has a limited operating history and limited funds. As shown I the financial statements, the Company incurred a net loss of $911,052 and a negative cash flow from operations of $304,713 for the period ended March 31, 2007. The factors raised substantial doubt about the Company's ability to continue as a going concern. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company believes that it is appropriate for the condensed financial statements to be prepared on a going concern basis.

         The Company is dependent upon outside financing to continue operations. It is management's plan to raise necessary funds via a private placement of its common stock to satisfy the capital requirements of the Company's business plan. There is no assurance that the Company will be able to raise necessary funds, or that if it is successful in raising the necessary funds, that the Company will successfully operate its business plan. The Company's continuation as a going concern is dependent on the Company's ability to raise additional funds through a private placement of its common stock sufficient to meet its obligations on a timely basis and ultimately to attain profitable operations.

         Certain reclassifications have been made to the previously reported amounts to conform to the Company's current period presentation. Effective March 31, 2006, the Company elected to reclassify certain expenses from cost of goods sold to sales and marketing expense to conform to this period's income statement. The effect of this reclassification increases gross profit from $149,241 to $154,241 for the period ended March 31, 2006.

                         ALL AMERICAN PET COMPANY, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                   (UNAUDITED)


3. NEW ACCOUNTING PRONOUNCEMENTS

         References to the "FASB," "SFAS" and "SAB" herein refer to the "Financial Accounting Standards Board," "Statement of Financial Accounting Standards," and the "SEC Staff Accounting Bulletin," respectively.

         Effective January 1, 2007, the Company adopted Financial Accounting Standard Board Interpretation No. 48, "Accounting for Uncertainty in Income Taxes ("FIN 48"), an interpretation of FASB Statement No. 109, Accounting for Income Taxes." The Interpretation addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on derecognition, classification, interest and penalties on income taxes, account in interim periods and requires increased disclosures. At the date of adoption, and as of March 31, 2007, the Company does not have a liability for unrecognized tax benefits.

         The Company files income tax returns in the U.S. federal jurisdiction and various states. The Company is subject to U.S. federal or state income tax examinations by tax authorities for years after 2006. During the periods open to examination, the Company has net operating loss and tax credit carry forwards for U.S. federal and state tax purposes that have attributes from closed periods. Since these NOLs and tax credit carry forwards may be utilized in future periods, they remain subject to examination.

         The Company's policy is to record interest and penalties on uncertain tax provisions as income tax expense. As of March 31, 2007, the Company has no accrued interest or penalties related to the uncertain tax positions.

         In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," which provides enhanced guidance for using fair value to measure assets and liabilities. SFAS No. 157 provides a common definition of fair value and establishes a framework to make the measurement of fair value in generally accepted accounting principles more consistent and comparable. SFAS No. 157 also requires expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings.

         SFAS No. 157 is effective for financial statements issued in fiscal years beginning after November 15, 2007 and to interim periods within those fiscal years. The Company is currently in the process of evaluating the effect, if any, the adoption of SFAS No. 157 will have on its results of operations, financial condition, cash flows or disclosures through March 31, 2007.

         In February 2007, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 159, "The Fair Value Options for Financial Assets and Financial Liabilities, Including an amendment of FASB Statement No. 115." FAS 159, which becomes effective for the Company on January 1, 2008, permits companies to choose to measure many financial instruments and certain other items at fair value and report unrealized gains and losses in earnings. Such accounting is optional and is generally to be applied instrument by instrument. The Company does not anticipate that elections, if any, of this fair-value option will have a material effect on its financial condition, results of operations, cash flows or disclosures.

                         ALL AMERICAN PET COMPANY, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                   (UNAUDITED)


         In December 2006, the FASB issued a Staff Position ("FSP") on EITF 00-19-2, "Accounting for Registration Payment Arrangements." This FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS No. 5, "Accounting for Contingencies." If the transfer of consideration under a registration payment arrangement is probable and can be reasonably estimated at inception, the contingent liability under the registration payment arrangement is included in the allocation of proceeds from the related financing transaction (or recorded subsequent to the inception of a prior financing transaction) using the measurement guidance in SFAS No. 5. This FSP is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the issuance of the FSP. For prior arrangements, the FSP is effective for financial statements issued for fiscal years beginning after December 15, 2006 and interim periods within those years. The Company has adopted the FSP and determined that it has no material impact on its financial condition, results of operations, cash flows or disclosures through March 31, 2007.

4.  INVENTORIES

         Detail of inventories at March 31, 2007 (unaudited) and December 31, 2006 is as follows:


                                                      2007         2006
                                                    --------     --------

                         Raw materials              $    667     $ 42,496
                         Packaging and supplies       84,135       89,515
                         Finished goods               93,222       57,807
                                                    --------     --------
                                                    $178,024     $189,818
                                                    ========     ========



5.  MACHINERY AND EQUIPMENT

         Detail of inventories at March 31, 2007 (unaudited) and December 31, 2006 is as follows:

                                                        2007           2006
                                                     ---------      ---------

                 Computer equipment and software     $  66,023      $  66,023
                 Furniture and fixtures                  4,146          4,146
                 Packaging equipment                   288,484        288,484
                                                     ---------      ---------
                                 358,653 358,653
                 Accumulated depreciation             (128,768)      (113,796)
                                                     ---------      ---------
                                                     $ 229,885      $ 244,857
                                                     =========      =========

         Included in machinery and equipment was $269,984 as of March 31, 2007 (unaudited) and December 31, 2006, of assets acquired under capital leases. Accumulated depreciation for these assets was $89,994 and $80,352 at March 31, 2007 and December 31, 2006, respectively.

         Depreciation expense for the three months ended March 31, 2007 and 2006 was $14,972 and $13,520, respectively.

                         ALL AMERICAN PET COMPANY, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                   (UNAUDITED)


6.  DEFERRED OFFERING COSTS

         Deferred offering costs mainly consist of legal and accounting fees related to the filing of the Company's Registration Statement on Form SB-2 (the "SB-2"). The Company's SB-2 became effective in January 2007, and accordingly, the "Deferred Asset" of $289,721 was expensed for the period ended March 31, 2007.

7.  OTHER ASSETS

         Other assets include the following at March 31, 2007 (unaudited) and December 31, 2006:

                                          2007        2006
                                        -------     -------

                     Prepaid Assets     $ 3,493     $11,181
                     Deposits             9,260      12,985
                                        -------     -------
                                        $12,753     $24,166
                                        =======     =======


8. OTHER CURRENT LIABILITIES

         Other current liabilities include the following at March 31, 2007 (unaudited) and December 31, 2006:


                                                             2007         2006
                                                           --------     --------

                       Interest payable                    $ 82,463     $ 55,264
                       Deferred rent                         28,629       26,070
                       State Taxes                            1,600          800
                       Accrued Financing Reimbursement           --        3,375
                       Other                                 22,320       29,622
                                                           --------     --------
                                                           $135,012     $115,131
                                                           ========     ========

9.  COMMITMENTS


OPERATING LEASES

         The Company leases its corporate offices under a non-cancelable operating lease expiring May 2010. The Company was unable to make regular lease payments for part of 2006 and much of 2005 and was in default of the lease. There were no penalties assessed as a result of the default, however the Company is charged a monthly late fee, which is immaterial, on the lease payments in arrears. Approximately $51,982 of lease payments payable is included in accounts payable as of March 31, 2007.

CAPITAL LEASE OBLIGATIONS

         The Company leases certain equipment under agreements classified as capital leases. The leases were recorded to reflect the present value of the net minimum lease payment, at acquisition date, using an interest rate of 16.62%. In March 2006, one of the leases was restated with slightly modified terms resulting in a reduction of the liability by approximately $9,000. As of March 31, 2007, the Company has total lease obligations of $110,517.

                         ALL AMERICAN PET COMPANY, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                   (UNAUDITED)


10. NOTE PAYABLE, RELATED PARTY LOAN AND CONVERTIBLE NOTES PAYABLE

         At March 31, 2007 (unaudited) and December 31, 2006, outstanding debt consisted of the following:

                                                         MARCH 31,  DECEMBER 31,
                                                            2007        2006
                                                         ----------  ----------
 (a) Note payable, in default, interest accrued at
          10% and due upon demand                        $  214,500   $ 219,500

 (b) Note payable to related party, interest at 20%
          and due on December 26, 2007                       50,000      50,000

 (c) Convertible note payable, interest at 6%, due
          on March 14 and March 28, 2007                     20,000      20,000

 (d) Notes payable to related parties, interest at 15%
          per annum. Interest and principal due on demand   450,000     415,000

 (e) Notes payable, interest at 15% per annum.
          Interest and principal due on demand               60,500      85,500
                                                         ----------  ----------
                                                            795,000     790,000
        Less current portion                               (795,500)   (790,000)
                                                         ----------  ----------
        Long-term portion                                $       --   $      --
                                                         ==========  ==========

(A) NOTE PAYABLE

         On April 27, 2004, the Company entered into a note payable agreement with an individual to borrow $150,000 at 10% interest per annum. The note was payable on April 27, 2005. As a condition of entering into the note, the Company was also required to pay additional fees totaling $50,000 upon maturity of the note. The Company considered this amount to be additional interest and, accordingly, recorded it as an expense using the effective interest method over the term. The Company paid $1,000 of interest during the note term and on April 27, 2005 the note was amended to require a five-month repayment of all accrued principal and interest and an additional $30,000 of fees. The additional fees were also accrued as interest expense using the effective interest method. The Company made payments aggregating $18,000 during the new term and on September 30, 2005 became in default of this obligation. All accrued interest as of September 30, 2005 was recorded to reflect the total unpaid principal obligation of $232,000 at December 31, 2005. Accrued interest in the amount of $33,672 and $28,258 is included in interest payable at March 31, 2007 and December 31, 2006, respectively. The Company made principal payments of $5,000 and $12,500 for the period ended March 31, 2007 and the year ended December 31, 2006.

(B) RELATED PARTY NOTES

         On October 25, 2005, the Company entered into a related party loan with a relative of a shareholder in the amount of $50,000. The loan accrues interest at 20% per annum and is due in a lump sum of principal and accrued interest on maturity. The original due date of this note was April 26, 2006, which was subsequently extended for 60 days until June 26, 2006. On June 26, 2006, this note was extended again for an additional 18 months until December 26, 2007. Accrued interest in the amount of $14,356 and $11,863 is included in interest payable at March 31, 2007 and December 31, 2006, respectively.

                         ALL AMERICAN PET COMPANY, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                   (UNAUDITED)


(C) CONVERTIBLE NOTES PAYABLE

         On September 15, 2005, the Company commenced a private placement offering of convertible notes to raise up to $500,000. Pursuant to this offering, on each of September 15 and September 29, 2005, the Company issued a convertible debenture for $10,000. The September 15 debenture was due on March 15, 2007, and accrued interest at an annual rate of six percent, with the interest to be due and payable annually in arrears on December 31, 2005, December 31, 2006 and March 15, 2007. The September 29 debenture was due on March 28, 2007, and accrued interest at an annual rate of six percent, with the interest to be due and payable annually in arrears on December 31, 2005, December 31, 2006 and March 28, 2007. Each note holder has the option at any time to convert the principal amount of each note into shares of common stock at a conversion price at $0.65 per share. In addition, the conversion price is subject to adjustment in the event the Company issues additional shares of common stock for less than $0.65 per share. In connection with the issuance of each note, each note holder received a warrant to purchase 7,692 shares of common stock at an exercise price of $1.00 per share. The Company is now in default on these obligations. There were no penalties assessed as a result of the default. Accrued interest in the amount of $1,851 is included in interest payable at March 31, 2007.

(D) RELATED PARTY NOTES

         On August 29, 2006, the Company entered into a loan with an officer in the amount of $25,000. The loan accrues interest at 15% per annum and is due on demand. The Company made payments of $10,000 during the twelve-month period ended December 31, 2006. Accrued interest in the amount of $1,820 and $1,259 is included in interest payable at March 31, 2007 and December 31, 2006, respectively.

         During the fourth quarter of 2006, the Company entered into loans with a shareholder in the aggregate amount of $400,000. The loans accrue interest at 15% per annum and are due on demand. Accrued interest in the amount of $23,589 and $8,630 is included in interest payable at March 31, 2007 and December 31, 2006, respectively.

         On December 26, 2006 the Company borrowed additional funds of $25,000 from two individuals who became investors in 2007. The loans accrue interest at 15% per annum and are due December 26, 2007. Accrued interest in the amount of $986 and $52 is included in interest payable at March 31, 2007 and December 31, 2006, respectively.

         On January 24, 2007, the Company entered into a loan with a shareholder in the amount of $10,000. The loan accrues interest at 15% per annum and is due on January 23, 2008. Accrued interest in the amount of $275 is included in the interest payable at March 31, 2007.

(E) NOTES PAYABLE

         During 2006, the Company borrowed additional funds of $62,500 from two unrelated individuals to fund current operations. The notes are due on October 13, 2007 and accrue interest at 15% per annum. The Company made payments of $2,000 during the twelve-month period ended December 31, 2006. Accrued interest in the amount of $5,913 and $3,650 is included in interest payable at March 31, 2007 and December 31, 2006, respectively.

         On February 21, 2007, the Company borrowed additional funds of $22,500 from an unrelated individual to fund current operations. The note, which was due March 1, 2007, was paid in full February 27, 2007. The Company issued 5,000 warrants for this short term loan.

         During the three-month period ended March 31, 2007, two note holders also became investors. As a result, $25,000 in short-term notes payable at December 31, 2006 was reclassified to short-term notes payable related party.

                         ALL AMERICAN PET COMPANY, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                   (UNAUDITED)


11. INCOME TAXES

         The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes." Deferred income tax assets relate to net operating loss carryforwards incurred while the Company filed tax returns as a Subchapter S Corporation under the Internal Revenue Code of 1986 and are not considered material. A Subchapter S Corporation's operating results pass through to shareholders, therefore no deferred tax accounting was appropriate when the Company had this structure. Effective January 11, 2006, the Company no longer qualified as a Subchapter S Corporation when a second class of stock was created. All operating loss carryforwards prior to January 11, 2006 are not available to offset future taxable earnings of the Company. There is no provision for federal income taxes because the Company has incurred operating losses. The Company has recorded a state income tax provision of $800, which represents the minimum Franchise Tax Fee in the State of California. The minimum Franchise Tax Fee cannot be offset with loss carryforwards. Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the Company has recorded an aggregate $1,466,836 valuation allowance against its deferred federal and state tax assets, because it is believed that such assets do not meet the more likely than not criteria to be recoverable through projected future profitable operations in the foreseeable future. The loss carryforwards will begin to expire in 2026 and 2012 for federal and state, respectively.

The significant components of the Company's deferred tax assets are as follows:

                    DEFERRED TAX ASSETS AS OF MARCH 31, 2007
                                   (unaudited)

                                            Federal                 State
                                         ------------            ----------
            Net operating loss
                            2006         $  2,513,266            $2,512,466
                            2007              911,052               910,252
                                         ------------            ----------
                                            3,424,318             3,422,718

            Tax Rate                            34.00%                 8.84%
                                         ------------            ----------

                                            1,164,268               302,568
            Valuation Allowance            (1,164,268)            $(302,568)
                                         ------------            ----------

                                         $         --            $       --
                                         ============            ==========


12. SHAREHOLDERS' DEFICIT

CAPITAL STOCK

         All American Pet Company, Inc. was formed under Maryland law on January 4, 2006 with 50,000,000 authorized shares of common stock and 10,000,000 authorized shares of preferred stock. On January 27, 2006, All-American Pet Company Inc., A New York corporation, merged with and into All American Pet Company, Inc., a Maryland corporation.

         Prior to the January 27, 2006 merger into the Maryland corporation, the Company entered into the first of three amendments of shareholder agreements to accommodate new investors, the first of which occurred on November 5, 2004. This agreement was amended on February 8, 2005 and again on March 1, 2005 to reduce the number of new investors and increase the commitment of certain investors.

                         ALL AMERICAN PET COMPANY, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                   (UNAUDITED)


         On November 30, 2005, the Company signed a letter of intent to enter into a transaction with Nortia Capital Partners, L.P. ("Nortia"). The transaction resulted in (i) the Company recapitalizing to reflect total common shares outstanding being 7,500,000 common shares; (ii) Nortia and/or Nortia assignees acquiring 750,000 shares of newly issued common stock of the newly recapitalized company for an aggregate sales price of $100,000, of which $50,000 was paid during the year ended December 31, 2005, and $50,000 was reflected as a subscription receivable at December 31, 2005, received in January 2006; and
(iii) Nortia received 500,000 warrants to purchase an additional 500,000 shares of common stock at an exercise price of $0.50 per share.

PRIVATE PLACEMENT OF COMMON STOCK

         During the year ended December 31, 2006, the Company raised $1,327,132 (net of costs) and issued 3,844,000 shares of common stock from private placement. As a result, the Company issued a total of 342,480 warrants at an exercise price of $0.50 per share. An additional 79,167 warrants at an exercise price of $0.50 per share were issued with the conversion of $125,000 of notes payable into 316,667 shares of common stock. The Black Scholes calculation to determine the fair value of the warrants assumes the following assumptions:
421,647 as the number of shares, a stock price of $0.50, an exercise price of $0.50, a five year term, a volatility rate of 13.3%, a discount rate of 3.94%, a one day vesting period and a contractual term of five years.

         During the three months ended March 31, 2007, the Company raised $309,000 and issued 618,000 shares of common stock from private placement.

CONVERSION OF SHARES OF COMMON STOCK INTO PREFERRED SHARES

         As an additional condition of the December 28, 2005 private placement and recapitalization in Maryland, two of the four existing shareholders entered into an agreement to convert their shares of common stock into 56,500 shares of preferred stock designated Series A. The tendered shares of common stock were reallocated to the other two founding shareholders such that the total number of issued and outstanding shares of common stock will not change. This recapitalization was recorded retroactively to inception. As a result of the recapitalization, the number of shares authorized was increased and as such, the common stock previously subscribed but not issued in 2005 was recorded as issued as of December 31, 2005.

         The Series A Preferred Stock is entitled to cumulative dividends of 8% per annum and is payable on March 1st of each year beginning in 2006. Once issued, the Company will have the right, by agreement, to redeem the outstanding shares of Series A Preferred Stock at their liquidation value at anytime. For each share of Series A Preferred Stock that is redeemed, the holder also shall receive one share of the Company's common stock in addition to the liquidation value. At March 31, 2007 and December 31, 2006, $90,400 and $45,200,
respectively, is included in dividend payable in the accompanying condensed balance sheet. The liquidation preference, which includes the unpaid dividends, is valued at $655,400 and $610,200 at March 31, 2007, and at ended December 31, 2006, respectively.

WARRANTS ISSUED WITH DEBT

         The Company raised $20,000 in 2005 from convertible notes. As a result, the Company issued warrants for 15,384 shares at an exercise price of $1.00 per share. A Black Scholes calculation determined the value of the warrants was $57 at December 31, 2005. The Black Scholes calculation takes into consideration the following assumptions: 15,384 as number of shares, a stock price of $0.50, an exercise price of $1.00, a five year term, a volatility rate of 13.3%, a discount rate of 3.94%, a one day vesting period and a contractual term of five years.

                         ALL AMERICAN PET COMPANY, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                   (UNAUDITED)


         The Company commenced a private placement offering of convertible notes payable and raised $25,000 in 2005 and an additional $100,000 in 2006. The notes were converted in the first quarter of 2006. As part of the conversion election, the note holders received warrants to purchase an additional 79,167 shares of common stock at an exercise price of $0.50 per share. As a result, the Company recorded additional interest expense of $9,089 related to these warrants using a Black Scholes calculation. The Black Scholes calculation takes into consideration the following assumptions: 79,167 as number of shares, a stock price of $0.50, an exercise price of $.50, a four year term, and a volatility rate of 13.3%.

         On November 30, 2005 the Company signed a letter of intent to enter into a private placement transaction in which Nortia Capital Partners, L.P. ("Nortia") received 500,000 warrants to purchase an additional 500,000 shares of common stock at an exercise price of $0.50 per share. The Company recorded the fair value of these warrants of $51,000 using a Black Scholes calculation. The Black Scholes calculation takes into consideration the following assumptions:
500,000 as number of shares, a stock price of $0.50, an exercise price of $.50, a two year term, a volatility rate of 13.3%, a discount rate of 3.94%, a one day vesting period and a contractual term of two years.

         During the three-month period ended September 30, 2006, the Company concluded a private placement transaction resulting in the Company issuing a total of 342,480 warrants at an exercise price of $0.50 per share. A Black Scholes calculation determined the value of the warrants was $39,521 at December 31, 2006. The Black Scholes calculation takes into consideration the following assumptions: 342,480 as number of shares, a stock price of $0.50, an exercise price of $0.50, a four year term, a volatility rate of 18.4%, a discount rate of 4.51%, a one day vesting period and a contractual term of four years.

         On February 21, 2007, the Company received a loan from an unrelated individual to fund current operations. For the short term loan, the Company issued 5,000 warrants to purchase an additional 5,000 shares of common stock at an exercise price of $0.50 per share. A Black Scholes calculation determined the value of the warrants was $134 at March 31, 2007. The Black Scholes calculation takes into consideration the following assumptions: 5,000 as number of shares, a stock price of $0.50, an exercise price of $0.50, a ten month term, a volatility rate of 8.1%, a discount rate of 5.05%, a one day vesting period and a contractual term of ten months.

WARRANTS OUTSTANDING

         A summary of the Company's outstanding warrants and activity for the three months ended March 31, 2007 is as follows:

                                                                   Weighted-
                                                                    Average
                                                   Number of     Exercise Price
                                                     Units         Per Share
                                                   ---------     --------------
            Outstanding, Beginning of Period        937,031          $0.51

            Granted                                   5,000           0.50

            Forfeitures                                  --             --
                                                    -------          -----

            Outstanding, End of Period              942,031          $0.51
                                                    =======          =====

            Exercisable, End of Period              942,031          $0.51
                                                    =======          =====


         The weighted-average remaining contractual life of the warrants outstanding at December 31, 2006 was 2.5 years.

                         ALL AMERICAN PET COMPANY, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                   (UNAUDITED)


13. SUBSEQUENT EVENT

         Subsequent to March 31, 2007, the Company raised an additional $347,890 (net of costs) and issued an additional 3,052,000 shares of common stock as part of a private placement.

         The Company has announced a "$1 Million Dollar Pooches & Parents Look-a-Like" promotional contest, which it intends to begin in the fall of 2007. This event is planned to be a nationwide contest in which contestants will upload pictures of themselves and their dogs on the Company's website, and visitors to the website will vote for the contestant they think looks most like their dog. Prizes will be distributed weekly for regional winners, and the top regional winners will qualify for a trip to the final event. Regional winners will then compete with other regional winners for the title of the National Bow Wow $1 million winner.

                         ALL AMERICAN PET COMPANY, INC.
                        4,988,714 Shares of Common Stock
                                   PROSPECTUS
                                  July 30, 2007

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The General Corporation Law of the State of Maryland allows corporations to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, unless it is established that:

          o the act or omission was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;

          o the person actually received an improper personal benefit in money, property or services; or

          o in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful.


         Under Maryland law, indemnification may be provided against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding. The indemnification may be provided, however, only if authorized for a specific proceeding after a determination has been made that indemnification is permissible under the circumstances because the person met the applicable standard of conduct. This determination is required to be made:

          o by the Board of Directors by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding or, if a quorum cannot be obtained, then by a majority vote of a committee of the Board of Directors consisting solely of two or more directors not, at the time, parties to the proceeding and who a majority of the Board of Directors designated to act in the matter;

          o by special legal counsel selected by the Board of Directors or Board of Directors committee by the vote set forth above, or, if such vote cannot be obtained, by a majority of the entire Board of Directors; or

          o    by the stockholders.

         If the proceeding is one by or in the right of the corporation, indemnification may not be provided as to any proceeding in which the person is found liable to the corporation.

         A Maryland corporation may pay, before final disposition, the expenses, including attorneys' fees, incurred by a director, officer, employee or agent in defending a proceeding. Under Maryland law, expenses may be advanced to a director or officer when the director or officer gives a written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking to the corporation to repay the amounts advanced if it is ultimately determined that he or she is not entitled to indemnification. Maryland law does not require that the undertaking be secured, and the undertaking may be accepted without reference to the financial ability of the director or officer to repay the advance. A Maryland corporation is required to indemnify any director who has been successful, on the merits or otherwise, in defense of a proceeding for reasonable expenses. The determination as to reasonableness of expenses is required to be made in the same manner as required for indemnification.

         Under Maryland law, the indemnification and advancement of expenses provided by statute are not exclusive of any other rights to which a person who is not a director seeking indemnification or advancement of expenses may be entitled under any charter, bylaw, agreement, vote of stockholders, vote of directors or otherwise.

         Our Articles of Incorporation provide that we shall indemnify each director or officer:

          o to the fullest extent permitted by the General Corporation Law of the State of Maryland, or any similar provision or provisions of applicable law at the time in effect, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was at any time a director or officer, or is or was at any time serving at our request as a director, officer, employee, agent or trustee of another corporation, partnership, limited liability company, joint venture, trust, other enterprise or employee benefit plan; and

          o to the fullest extent permitted by the common law and by any statutory provision other than the General Corporation Law of the State of Maryland in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was at any time a director or officer, or is or was at any time serving at our request as a director, officer, employee, agent or trustee of another corporation, partnership, limited liability company, joint venture, trust, other enterprise or employee benefit plan.

         Additionally, our Articles of Incorporation provide that we may indemnify any of our employees or agents to the fullest extent permitted by the General Corporation Law of the State of Maryland, or any similar provision or provisions of applicable law at the time in effect, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was at any time our employee or agent, or is or was at any time serving at our request as a director, officer, employee, agent or trustee of another corporation, partnership, limited liability company, joint venture, trust, other enterprise or employee benefit plan.

         Reasonable expenses incurred in defending any action, suit or proceeding described above shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer or employee to repay such amount to the corporation if it shall ultimately be determined that he is not entitled to be indemnified by us.

         In addition to the general indemnification described above, Maryland law permits corporations to include any provision expanding or limiting the liability of its directors and officers to the corporation or its stockholders for money damages, but may not include any provision that restricts or limits the liability of its directors or officers to the corporation or its stockholders:

          o to the extent that it is proved that the person actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property or services actually received; or

          o to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

     We have adopted, in our charter, a provision that eliminates and limits the personal liability of each of our directors and officers to the full extent permitted by the laws of the State of Maryland.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling All American Pet under these provisions, we have been advised that, in the opinion of the SEC, indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses to be paid in connection with the sale of the shares of common stock being registered by this Prospectus. The selling stockholders will pay only those expenses directly related to the transfer of their securities. All amounts are estimates except for the SEC registration fee.

SEC registration fee                                          $     267
Accounting fees and expenses                                  $ 201,576
Legal fees and expenses                                       $ 103,565
Printing fees and expenses                                    $  31,000
Blue-sky fees and expenses                                    $      --
Transfer agent and registrar fees and expenses                $      --
                                                              ---------

Fees to be paid by Selling Stockholders                       $      --
Total to be paid by All American Pet                          $ 336,408

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         Between November 2004 and March 2005, we issued forty shares of our common stock to two persons for $565,000. In January 2006, we redeemed these forty shares from the two investors in exchange for 56,500 shares Series A Preferred Stock of the Company. These sales were completed in reliance on exemptions from registrations under Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act. This offering qualified for exemption from registration because (i) the securities were purchased by accredited investors only; (ii) the Company did not engage in any general solicitation or advertising to market the securities; (iii) each purchaser was provided the opportunity to ask questions and receive answers from the Company regarding the offering; and (iv) the purchasers received "restricted securities."

         Under an agreement reached with Nortia Capital Partners, Inc. ("Nortia"), we received $50,000 in November 2005 and an additional $50,000 in January 2006 through the issuance to Nortia of 750,000 shares of our common stock, and warrants to purchase 500,000 shares of our common stock at an exercise price of $.50 per share. The warrants issued in this transaction expire on November 30, 2007. The Company also granted Nortia certain preemptive rights to purchase securities in future offerings. These sales were completed in reliance on exemptions from registrations under Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act. This offering qualified for exemption from registration because (i) the securities were purchased by accredited investors only; (ii) the Company did not engage in any general solicitation or advertising to market the securities; (iii) each purchaser was provided the opportunity to ask questions and receive answers from the Company regarding the offering; and (iv) the purchasers received "restricted securities."

         Between December 2005 and January 2006, we sold, in a private placement, $125,000 of convertible promissory notes to four subscribers. These subscribers subsequently converted these notes into 316,667 shares of our common stock, and 79,167 shares of our common stock underlying warrants. These sales were completed in reliance on exemptions from registrations under Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act. This offering qualified for exemption from registration because
(i) the securities were purchased by accredited investors only; (ii) the Company did not engage in any general solicitation or advertising to market the securities; (iii) each purchaser was provided the opportunity to ask questions and receive answers from the Company regarding the offering; and (iv) the purchasers received "restricted securities."

         In May 2006, we completed a private placement of 3,094,000 shares of our common stock at $.50 per share. We raised approximately $1,378,132 in net proceeds from this placement. These sales were completed in reliance on exemptions from registrations under Section 3(b) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act. These sales were completed in reliance on exemptions from registrations under Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act. This offering qualified for exemption from registration because (i) the securities were purchased by accredited investors only; (ii) the Company did not engage in any general solicitation or advertising to market the securities;
(iii) each purchaser was provided the opportunity to ask questions and receive answers from the Company regarding the offering; and (iv) the purchasers received "restricted securities."

         In February 2007, the Company engaged in a private placement of shares of its common stock at $.50 per share. The Company raised approximately $308,000 (net of costs) from this placement. The Company issued 618,000 shares of common stock in this placement. These sales were completed in reliance on exemptions from registrations under Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act. This offering qualified for exemption from registration because (i) the securities were purchased by accredited investors only; (ii) the Company did not engage in any general solicitation or advertising to market the securities; (iii) each purchaser was provided the opportunity to ask questions and receive answers from the Company regarding the offering; and (iv) the purchasers received "restricted securities."

         In June 2007, the Company engaged in a private placement of shares of its common stock and warrants at $0.10 per share. The Company raised approximately $300,000 (net of costs) from this placement, and the Company issued 3,000,000 shares of its common stock together with warrants to purchase 3,000,000 shares of common stock (the "$300,000 Offering"). These sales were completed in reliance on exemptions from registrations under Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act. This offering qualified for exemption from registration because (i) the securities were purchased by accredited investors only; (ii) the Company did not engage in any general solicitation or advertising to market the securities;
(iii) each purchaser was provided the opportunity to ask questions and receive answers from the Company regarding the offering; and (iv) the purchasers received "restricted securities."

ITEM 27.  EXHIBITS.

         The following is a complete list of Exhibits filed as part of this registration statement, which Exhibits are incorporated into this Prospectus.


Number      Description
------      --------------------------------------------------------------------

 2.1+ Agreement and Plan of Merger of All American Pet Company Inc., a New York corporation and All American Pet Company, Inc., a Maryland corporation, effective as of January 23, 2006.

 3.1+ Certificate of Incorporation filed with the New York Secretary of State on February 14, 2003.

 3.2+ Certificate of Amendment To The Certificate of Incorporation filed with the New York Secretary of State on January 26, 2006.

 3.3+ Articles of Incorporation filed with the State of Maryland Department of Assessments and Taxation on January 4, 2006.

 3.4+ Articles Supplementary filed with the State of Maryland Department of Assessments and Taxation on January 11, 2006.

 3.5+ Certificate of Merger filed with the New York Secretary of State on January 27, 2006.

 3.6+ Articles of Merger filed with the State of Maryland Department of Assessments and Taxation on January 27, 2006.

 3.7+       Bylaws.

 4.1**      Specimen Common Stock Certificate.

 4.2 Specimen Series A Preferred Stock Certificate (to be filed at a later date).

 4.3+ Agreement, effective November 30, 2005, by and between Nortia Capital Partners, Inc., a Nevada corporation and All American Pet Company Inc., a New York corporation.

 5.1 Opinion of Patton Boggs LLP concerning legality of the securities being registered.

10.1+ Equipment Lease Agreement by and between Bev-Lin Enterprises, Inc. and All American Pet dated March 8, 2006.

10.2+       Form of Subscription Agreement.

10.3+       Letter Agreement with L. Phillips Brown.

10.4+ Lease Agreement for rental of office premises dated January 18, 2005.

10.5*       Lease Agreement for rental of warehouse space dated March 6, 2006.

10.6+ Loan Agreement, dated as of April 27, 2004, by and between the Company and George LaCapra.

10.7+* Broker Agreement between Crossmark, Inc. and All American Pet Company, Inc. dated August 1, 2006.

10.8** Loan Agreement, dated as of August 29, 2006 between the Company and Barry Schwartz

10.9** Loan Agreement dated October 10, 2006 by and between the Company and Eckhard Kirsch

10.10** Loan Agreement dated October 27, 2006 by and between the Company and Eckhard Kirsch

10.11** Loan Agreement dated November 7, 2006 by and between the Company and Eckhard Kirsch

10.12** Loan Agreement dated November 21, 2006 by and between the Company and Eckhard Kirsch

10.13** Loan Agreement dated December 27, 2006 by and between the Company and Eckhard Kirsch

23.1        Consent of independent registered public accounting firm.

23.2        Consent of Patton Boggs LLP (included in Opinion in Exhibit 5.1).

------------
+ Incorporated by reference from the Company's Form SB-2, file number 333-135283, filed on June 23, 2006
* Incorporated by reference from the Company's Amendment No. 3 to Form SB-2, File Number 333-135283, Filed on December 28, 2006
** Incorporated by reference from the Company's Annual Report on Form 10-KSB, filed on July 17, 2007.

                                  UNDERTAKINGS


The undersigned registrant undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

     (a) Include any prospectus required by section 10(a)(3) of the Securities Act;

     (b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission under Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (c) include any additional or changed material information on the plan of distribution.

2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of offering.

4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

5. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, in the City of Encino, State of California, on July 30, 2007.


                                        ALL AMERICAN PET COMPANY, INC.
                                        Maryland corporation

                                        By: /s/ Barry Schwartz
                                            ------------------------------
                                        Barry Schwartz
                                        Its: President, Chief Executive
                                             Officer, Director, Principal
                                             Accounting
                                             Officer and Chief Financial Officer


                                        By: /s/ Lisa Bershan
                                            ------------------------------------
                                        Lisa Bershan
                                        ts: Executive Vice President,
                                            Secretary, Director




         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:



      Signature: /s/ Barry Schwartz
                 -------------------------------------------------------------
      Title:     Barry Schwartz, President, Chief Executive Officer, Director,
                 Principal Accounting Officer and Chief Financial Officer
      Date:      July 30, 2007



      Signature: /s/ Lisa Bershan
                 -------------------------------------------------------------
      Title:     Lisa Bershan, Executive Vice President, Secretary, Director
      Date:      July 30, 2007

                                 EXHIBIT INDES

Number      Description
------      --------------------------------------------------------------------

 2.1+ Agreement and Plan of Merger of All American Pet Company Inc., a New York corporation and All American Pet Company, Inc., a Maryland corporation, effective as of January 23, 2006.

 3.1+ Certificate of Incorporation filed with the New York Secretary of State on February 14, 2003.

 3.2+ Certificate of Amendment To The Certificate of Incorporation filed with the New York Secretary of State on January 26, 2006.

 3.3+ Articles of Incorporation filed with the State of Maryland Department of Assessments and Taxation on January 4, 2006.

 3.4+ Articles Supplementary filed with the State of Maryland Department of Assessments and Taxation on January 11, 2006.

 3.5+ Certificate of Merger filed with the New York Secretary of State on January 27, 2006.

 3.6+ Articles of Merger filed with the State of Maryland Department of Assessments and Taxation on January 27, 2006.

 3.7+       Bylaws.

 4.1**      Specimen Common Stock Certificate.

 4.2 Specimen Series A Preferred Stock Certificate (to be filed at a later date).

 4.3+ Agreement, effective November 30, 2005, by and between Nortia Capital Partners, Inc., a Nevada corporation and All American Pet Company Inc., a New York corporation.

 5.1 Opinion of Patton Boggs LLP concerning legality of the securities being registered.

10.1+ Equipment Lease Agreement by and between Bev-Lin Enterprises, Inc. and All American Pet dated March 8, 2006.

10.2+       Form of Subscription Agreement.

10.3+       Letter Agreement with L. Phillips Brown.

10.4+ Lease Agreement for rental of office premises dated January 18, 2005.

10.5*       Lease Agreement for rental of warehouse space dated March 6, 2006.

10.6+ Loan Agreement, dated as of April 27, 2004, by and between the Company and George LaCapra.

10.7+* Broker Agreement between Crossmark, Inc. and All American Pet Company, Inc. dated August 1, 2006.

10.8** Loan Agreement, dated as of August 29, 2006 between the Company and Barry Schwartz

10.9** Loan Agreement dated October 10, 2006 by and between the Company and Eckhard Kirsch

10.10** Loan Agreement dated October 27, 2006 by and between the Company and Eckhard Kirsch

10.11** Loan Agreement dated November 7, 2006 by and between the Company and Eckhard Kirsch

10.12** Loan Agreement dated November 21, 2006 by and between the Company and Eckhard Kirsch

10.13** Loan Agreement dated December 27, 2006 by and between the Company and Eckhard Kirsch

23.1        Consent of independent registered public accounting firm.

23.2        Consent of Patton Boggs LLP (included in Opinion in Exhibit 5.1).

------------
+ Incorporated by reference from the Company's Form SB-2, file number 333-135283, filed on June 23, 2006

* Incorporated by reference from the Company's Amendment No. 3 to Form SB-2, File Number 333-135283, Filed on December 28, 2006

** Incorporated by reference from the Company's Annual Report on Form 10-KSB, filed on July 17, 2007.